Exhibit 99.1

Index to Exhibit 99.1	Page Number

Selected Financial Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Financial Statements and Supplementary Data	40

Item 6. Selected Financial Data.

The selected historical consolidated financial information set forth below as of and for each of the five years ended December 31, 2013 has been derived from our audited historical consolidated financial statements.

The information below should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in Part II, Item 8, “Financial Statements and Supplementary Data.”

Selected Consolidated Financial Information
(in thousands, except per share data)

	Year Ended December 31,
	2013 (1)	2012	2011	2010	2009
Operating Data
Interest income	$213,715	$282,951	$291,036	$300,272	$361,866
Interest expense	89,382	109,924	138,035	172,219	218,410
Net interest income	124,333	173,027	153,001	128,053	143,456

Impairment (reversal)	(19,769)	(5,664)	1,110	(240,858)	548,540
Net interest income (loss) after impairment/reversal	144,102	178,691	151,891	368,911	(405,084)

Other revenues	87,323	20,075	1,899	1,708	1,547
Other income	35,301	262,294	180,495	282,287	227,399
Expenses	152,990	66,118	30,327	30,901	33,099
Income (loss) from continuing operations before income tax	113,736	394,942	303,958	622,005	(209,237)
Income tax expense	1,038	—	—	—	—
Income (loss) from continuing operations	112,698	394,942	303,958	622,005	(209,237)
Income (loss) from discontinued operations	39,643	39,168	561	(343)	(667)
Net income (loss)	152,341	434,110	304,519	621,662	(209,904)
Preferred dividends	(5,580)	(5,580)	(5,580)	(7,453)	(13,501)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	—	43,043	—
Net income attributable to noncontrolling interests	(928)	—	—	—	—
Income (loss) applicable to common stockholders	$145,833	$428,530	$298,939	$657,252	$(223,405)
Income (loss) per share of common stock, diluted	$0.51	$2.94	$3.65	$10.96	$(4.23)

Income (loss) from continuing operations per share of common stock, after preferred dividends, excess of carrying amount of exchanged preferred stock over fair value of consideration paid and net income attributable to noncontrolling interest diluted	$0.37	$2.67	$3.64	$10.97	$(4.21)
Income (loss) from discontinued operations per share of common stock diluted	$0.14	$0.27	$0.01	$(0.01)	$(0.02)
Weighted average number of shares of common stock outstanding, diluted	283,310	145,766	81,990	59,949	52,864
Dividends declared per share of common stock	$0.59	$0.84	$0.40	$—	$—

(1)	The 2013 operating data includes the impact of the acquisitions of the Holiday Portfolio, other senior housing properties and the Media investments. The impact of the Media investments is included in discontinued operations. See additional information in Note 3 to our consolidated financial statements which appear in Part II, Item 8, “Financial Statements and Supplementary Data.”

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	As Of December 31,
	2013 (1)	2012	2011	2010	2009
Balance Sheet Data
Real estate securities, available-for-sale	$984,263	$1,691,575	$1,731,744	$1,860,584	$1,830,795
Real estate related loans, held-for-sale, net	437,530	843,132	813,580	782,605	573,862
Residential mortgage loans, held-for-investment, net	255,450	292,461	331,236	124,974	—
Residential mortgage loans, held-for-sale, net	2,185	2,471	2,687	253,213	383,647
Investments in senior housing real estate, net	1,362,900	162,801	—	—	—
Investments in other real estate, net	266,170	6,672	—	—	—
Intangibles, net	199,725	19,086	—	—	—
Other investments	25,468	24,907	24,907	24,907	—
Cash and cash equivalents	74,133	231,898	157,356	33,524	68,300
Restricted cash	5,889	2,064	105,040	157,005	200,251
Assets of discontinued operations	690,746	245,069	43,971	—	—
Total assets	4,852,563	3,945,312	3,651,799	3,687,111	3,514,628
Total debt	3,017,931	2,781,761	3,299,693	3,745,811	4,940,204
Total liabilities	3,626,439	2,872,252	3,459,710	3,934,696	5,155,280
Common stockholders’ equity (deficit)	1,103,262	1,011,477	130,506	(309,168)	(1,793,152)
Preferred stock	61,583	61,583	61,583	61,583	152,500
Noncontrolling interests	61,279	—	—	—	—

Supplemental Balance Sheet Data
Common shares outstanding	351,453	172,526	105,181	62,027	52,913
Book value (deficit) per share of common stock	$3.14	$5.86	$1.24	$(4.98)	$(33.89)

Other Data
Core Earnings (2)	$140,903	$163,217	$120,169	$91,376	$98,331

(1)	The 2013 balance sheet data includes the impact of the acquisitions of the Holiday Portfolio, other senior housing properties and the Media and Golf businesses. The impact of the Media business is included in discontinued operations. See additional information in Note 3 to our consolidated financial statements, which appear in Part II, Item 8, “Financial Statements and Supplementary Data.”

(2)	Newcastle has the following primary variables that impact its operating performance: (i) the current yield earned on its investments that are not included in non-recourse financing structures (i.e., unlevered investments, including investments in equity method investees and investments subject to recourse debt), (ii) the net yield it earns from its non-recourse financing structures, (iii) the interest expense and dividends incurred under its recourse debt and preferred stock, (iv) the net operating income on its real estate, media and golf investments, (v) its operating expenses and (vi) its realized and unrealized gains or losses, including any impairment, on its investments, derivatives and debt obligations. “Core earnings” is a non-GAAP measure of the operating performance of Newcastle excluding the sixth variable listed above and adjusting the consumer loans portfolio accounting to a level yield methodology. It also excludes depreciation and amortization charges and acquisition and spin-off related expenses. “Core earnings” is used by management to gauge the current performance of Newcastle without taking into account gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. It is the judgment of management that depreciation and amortization charges are not indicative of operating performance and that acquisition and spin-off related expenses are not part of our core operations. Management believes that the exclusion from “Core earnings” of the items specified above allows investors and analysts to readily identify the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business, which is among the factors considered when determining the amount of distributions to our shareholders. Newcastle changed its definition of “Core Earnings” to exclude acquisition and spin-off related expenses in the third quarter of 2013. The calculation of “Core Earnings” has been retroactively adjusted for all periods presented.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. For a further description of the differences between cash flow provided by operations and net income, see “– Liquidity and Capital Resource” below. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

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Calculation of Core Earnings:

	Year Ended December 31,
	2013	2012	2011
Income applicable to common stockholders	$145,833	$428,530	$298,939
Add (deduct):
Impairment (reversal)	(19,769)	(5,664)	1,110
Other income	(35,378)	(262,294)	(180,495)
Impairment (reversal), other (income) loss and other adjustments from discontinued operations	(1,885)	(17,421)	(428)
Depreciation and amortization (A)	29,841	6,975	12
Acquisition and spin-off related expenses	22,261	13,091	1,031
Core earnings	$140,903	$163,217	$120,169

(A)	Includes $2.7 million of depreciation and amortization expense in equity method investments for the year ended December 31, 2013.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following should be read in conjunction with our consolidated financial statements and notes thereto included in Part II, Item 8, “Financial Statements and Supplementary Data,” and Part I, Item 1A, “Risk Factors.”

General

Newcastle is a real estate investment trust that focuses on opportunistically investing in, and actively managing, a variety of real estate related and other investments. Newcastle is externally managed and advised by an affiliate of Fortress Investment Group LLC, or Fortress. Newcastle’s common stock is traded on the New York Stock Exchange under the symbol “NCT.”

We currently invest in (1) senior housing properties, (2) real estate debt and (3) other investments. Our investment guidelines are purposefully broad to enable us to make investments in a wide array of assets, and we actively explore new business opportunities and asset categories as part of our business strategy. Our objective is to leverage our longstanding investment expertise to drive attractive risk-adjusted returns. We target stable long-term cash flows and seek to employ conservative capital structures to generate returns throughout different interest rate environments. We take an active approach centered around identifying and executing on opportunities, responding to the changing market environment, and dynamically managing our investment portfolio to enhance returns.

For further information relating to Newcastle’s business, see “Item 1.–Business”.

During the fourth quarter of 2013, we changed our financial reporting segments. In particular, we established media and golf segments in connection with the restructurings of certain debt investments, as further described in Item 1, “Business - Developments in 2013 - Restructuring and Spin-off of Media Investments” and Item 1, “Business - Developments in 2013 - Restructuring of Golf Investment.”

We conduct our business through the following segments: (i) investments in senior housing properties (“senior housing”), (ii) debt investments financed with collateralized debt obligations (“CDOs”), (iii) other debt investments (“Other Debt”), (iv) investments in media (“Media”), (v) investment in golf courses and facilities (“Golf”) and (vi) corporate. Revenues attributable to each segment, excluding revenues from discontinued operations, as restated for previously reported periods, are disclosed below (in thousands).

		Debt Investments					Inter-segment Elimination
For the Year Ended	Senior Housing (1)	CDOs	Other Debt	Media (2)	Golf (3)	Corporate		Total
December 31, 2013	$85,270	$119,292	$101,024	$—	$—	$198	$(4,746)	$301,038
December 31, 2012	$18,026	$197,007	$93,867	$—	$—	$170	$(6,044)	$303,026
December 31, 2011	$—	$218,475	$80,133	$—	$—	$167	$(5,840)	$292,935

(1)	We completed the acquisition of a portfolio of 51 IL-only properties on December 23, 2013 which are included in this segment.
(2)	We spun-off our Media business in February 2014. Media revenues of $61,637 for the year ended December 31, 2013 are included in discontinued operations.
(3)	The Golf business was acquired on December 30, 2013.

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Market Considerations

Our ability to generate income is dependent on, among other factors, our ability to raise capital and finance investments on favorable terms, deploy capital on a timely basis at attractive returns, and exit investments at favorable yields.  Market conditions outside of our control, such as interest rates, credit spreads and stock market volatility affect these objectives in a variety of ways.

Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. During 2013, we successfully accessed the capital markets, issuing 178,700,952 shares for total net proceeds of $1.3 billion.  However, rising interest rates or stock market volatility could impair our ability to raise equity capital on attractive terms.

Debt Investments

Interest rates have risen significantly in recent months and may continue to increase, although the timing of any further increases is uncertain.  We have investments in both floating and fixed rate real estate related securities and loans, which are affected by interest rates in different ways.  We expect that the value of our floating rate assets would not be significantly affected by a change in interest rates (whether an increase or decrease), since the coupon tracks the movement in rates, while the value of fixed rate assets can be negatively affected by rising interest rates.  However, in general, rising interest rates are usually indicative of a strengthening economic environment, which could reduce the credit risk of some of our investments.  With respect to our fixed rate assets, we believe that the negative impact of rising interest rates could potentially be offset by the positive impact of reduced credit risk.

Credit spreads also affect the value of our investments in debt securities and loans.  Credit spreads decreased, or “tightened,” during 2013 relative to 2012, which has had a favorable impact on the value of our portfolio.  Credit spreads measure the yield relative to a specified benchmark that the market demands on securities and loans based on the credit risk of such assets. The value of our portfolio tends to increase when spreads tighten, because under these circumstances the yield on our investments will generally be higher than the yield available on comparable new investments.  However, tightening spreads tend to reduce the yields available on potential new investments.  Conversely, when spreads increase or “widen,” the potential yields on new investments increase, but the value of our existing investments in debt securities and loans tends to decline.  As a result, widening spreads negatively affect our ability to exit investments at attractive returns.  Credit spreads also affect the cost of financing, with widening spreads tending to increase the cost, and tightening spreads tending to reduce it.

Senior Housing

We believe that the senior housing sector currently presents an attractive investment opportunity. Specifically:

•	we expect projected changes in demographics will drive increased demand for senior housing, creating favorable supply-demand fundamentals;
•	targeting smaller portfolios enables us to reduce competition with other active REIT buyers of large portfolios; and
•	capitalizing on the experience of our Manager in the senior housing industry, we expect to generate growth in property-level net operating income when operational and structural efficiencies are achieved.

We made eight acquisitions of senior housing properties comprised of 72 properties in 2013. We continue to explore opportunities to invest in additional senior housing properties across the United States. While we generally target small portfolios, we have invested in large portfolios that we believe offer attractive risk-adjusted returns.

Our senior housing acquisitions have been financed with a combination of fixed and floating rate debt. Rising interest rates would increase the cost of our floating rate financing and negatively impact the returns on our senior housing investments.

Media Business

We spun off New Media on February 13, 2014. The spin-off was effected as a taxable pro rata distribution by Newcastle of all of the outstanding shares of common stock we held of New Media to our common stockholders of record at the close of business on February 6, 2014. The distribution ratio was 0.0722 shares of New Media common stock for each share of Newcastle common stock. For more information about the acquisition and spin off of the media business, see Notes 3 and 20 to our consolidated financial statements included in Part II, Item 8 “Financial Statements and Supplementary Data.”

Golf Business

With respect to our Golf business, trends in consumer discretionary spending as well as climate and weather patterns have a significant impact on the markets in which we operate. We believe improving economic conditions and improvements in local housing markets will help drive membership growth and golf rounds played.

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Application of Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates. Management believes that the estimates and assumptions utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results historically have been in line with management’s estimates and judgments used in applying each of the accounting policies described below, as modified periodically to reflect current market conditions. A summary of our significant accounting policies is presented in Note 2 to our consolidated financial statements, which appear in Part II, Item 8, “Financial Statements and Supplementary Data.” The following is a summary of our accounting policies that are most effected by judgments, estimates and assumptions.

General

Variable Interest Entities

Variable interest entities (“VIEs”) are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The VIEs in which we have a significant interest include (i) our CDOs, and (ii) our manufactured housing loan financing structures. We do not have the power to direct the relevant activities of CDO V, as a result of an event of default which allows us to be removed as collateral manager of this CDO and prevents us from purchasing or selling certain collateral within this CDO, and therefore we deconsolidated this CDO as of June 17, 2011. Similar events of default in the future, if they occur, could cause us to deconsolidate additional financing structures. We completed two securitization transactions to refinance our Manufactured Housing Loans Portfolios I and II. We analyzed the securitizations under the applicable accounting guidance and concluded that the securitization transactions should be accounted for as secured borrowings. As a result, we continue to recognize the portfolios of manufactured housing loans as pledged assets, which have been classified as loans held-for-investment at securitization, and recorded the notes issued to third parties as secured borrowings.

Our subprime securitizations and the CDO VIII Repack are also considered VIEs, but we do not control the decisions that most significantly impact their economic performance and, for the subprime securitizations, no longer receive a significant portion of their returns, and therefore do not consolidate them.

In addition, our investments in RMBS, CMBS, CDO securities and real estate related and other loans may be deemed to be variable interests in VIEs, depending on their structure. We monitor these investments and analyze the potential need to consolidate the related securitization entities pursuant to the VIE consolidation requirements. These analyses require considerable judgment in determining whether an entity is a VIE and determining the primary beneficiary of a VIE since they involve subjective determinations of significance, with respect to both power and economics. The result could be the consolidation of an entity that otherwise would not have been consolidated or the de-consolidation of an entity that otherwise would have been consolidated.

Debt Investments

Valuation of Securities

We have classified all our real estate securities as available for sale. As such, they are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income, to the extent impairment losses are considered temporary as described below. Fair value may be based upon broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications or a good faith estimate thereof and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity. A significant portion of our securities are currently not traded in active markets and therefore have little or no price transparency. For a further discussion of this trend, see “– Market Considerations” above. As a result, we have estimated the fair value of these illiquid securities based on internal pricing models rather than the sources described above. The determination of estimated cash flows used in pricing models is inherently subjective and imprecise. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant and immediate increase or decrease in our book equity. For

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securities valued with pricing models, these inputs include the discount rate, assumptions relating to prepayments, default rates and loss severities, as well as other variables.

See Note 13 to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data” for information regarding the fair value of our investments, and its estimation methodology, as of December 31, 2013.

Our securities must be categorized by the “level” of inputs used in estimating their fair values. Level 1 would be assets valued based on quoted prices for identical instruments in active markets. We have no level 1 assets. Level 2 would be assets valued based on quoted prices in active markets for similar instruments, on quoted prices in less active or inactive markets, or on other “observable” market inputs. Level 3 would be assets valued based significantly on “unobservable” market inputs. Fair value under GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets in a short period to meet liquidity needs, the prices we receive could be substantially less than the recorded fair values.

We generally classify the broker and pricing service quotations we receive as level 3 inputs, except for certain liquid securities. They are quoted prices in generally inactive and illiquid markets for identical or similar securities. These quotations are generally received via email and contain disclaimers which state that they are “indicative” and not “actionable” – meaning that the party giving the quotation is not bound to actually purchase the security at the quoted price. These quotations are generally based on models prepared by the brokers, and we have little visibility into the inputs they use. Based on quarterly procedures we have performed with respect to quotations received from these brokers, including comparison to the outputs generated from our internal pricing models and transactions we have completed with respect to these securities, as well as on our knowledge and experience of these markets, we have generally determined that these quotes represent a reasonable estimate of fair value. For the $1.0 billion carrying value of securities valued using quotations as of December 31, 2013, a 100 basis point change in credit spreads would impact estimated fair value by approximately $16.7 million.

Our estimation of the fair value of level 3 assets valued using internal models (as described below) involves significant judgment. We validated the inputs and outputs of our models by comparing them to available independent third party market parameters and models for reasonableness. We believe the assumptions we used are within the range that a market participant would use and factor in the liquidity conditions currently in the markets. In 2013, the inputs to our models, including discount rates, prepayment speeds, default rates and severity assumptions, have generally improved compared to assumptions used at December 31, 2012 and 2011.  In 2013, Newcastle increased the prepayment assumptions based on actual prepayment speeds rising throughout the year as rates remained historically low and lenders were able to lend to a broader lender base due to less strict credit standards.  Default assumptions decreased due to lower levels of delinquent underlying loans. Loss severity assumptions were decreased based on observed decreases in recent loss severities.  Decreasing the projected delinquency, default, and severity rates were a result of rising property values throughout the year and an increased incentive for borrowers to remain current as they gained more equity in their investments. In 2012, the inputs to our models, including discount rates, prepayment speeds, default rates and severity assumptions, have generally remained consistent with the assumptions used at December 31, 2011, other than certain modifications we have made to the assumptions to reflect conditions relevant to specific assets. In 2011, in comparison to the prior year end, we generally used lower discount rates as inputs to our models for ABS and CMBS-large loan/single borrower securities in order to reflect current market conditions.

For CMBS valued with internal models, which have an aggregate fair value of $1.8 million as of December 31, 2013, a 10% unfavorable change in our assumptions would result in the following decreases in such aggregate fair value (in thousands):

CMBS
Outstanding face amount	$2,482
Fair value	$1,770
Effect on fair value with 10% unfavorable change in:
Discount rate	$(23)
Prepayment rate	N/A
Default rate	$—
Loss severity	$61

The sensitivity analysis is hypothetical and should be used with caution. In particular, the results are calculated by stressing a particular economic assumption independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might counteract or amplify the sensitivities. Also, changes in the fair value based on a 10% variation in an assumption generally may not be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear.

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Impairment of Securities

We must also assess whether unrealized losses on securities, if any, reflect a decline in value which is other-than-temporary and, if so, write the impaired security down to its fair value through earnings.  A decline in value is deemed to be other-than-temporary if (i) it is probable that we will be unable to collect all amounts due according to the contractual terms of a security which was not impaired at acquisition (there is an expected credit loss), or (ii) if we have the intent to sell a security in an unrealized loss position or it is more likely than not we will be required to sell a security in an unrealized loss position prior to its anticipated recovery (if any). For the purposes of performing this analysis, we assume the anticipated recovery period is until the respective security’s expected maturity. Also, for certain securities which represent beneficial interests in securitized financial assets, whenever there is a probable adverse change in the timing or amounts of estimated cash flows of a security from the cash flows previously projected, an other-than-temporary impairment will be deemed to have occurred. Our non-Agency RMBS acquired with evidence of deteriorated credit quality for which it was deemed probable, at acquisition, that we would be unable to collect all contractually required payments as they come due, fall within the scope of loans and debt securities acquired with deteriorated credit quality, as opposed to beneficial interests in securitized financial assets. We note that primarily all of our securities, except our FNMA/FHLMC securities and our non-Agency RMBS acquired with evidence of deteriorated credit quality, fall within the definition of beneficial interests in securitized financial assets.

Temporary declines in value generally result from changes in market factors, such as market interest rates and credit spreads, or from certain macroeconomic events, including market disruptions and supply changes, which do not directly impact our ability to collect amounts contractually due.  We continually evaluate the credit status of each of our securities and the collateral supporting our securities. This evaluation includes a review of the credit of the issuer of the security (if applicable), the credit rating of the security, the key terms of the security (including credit support), debt service coverage and loan to value ratios, the performance of the pool of underlying loans and the estimated value of the collateral supporting such loans, including the effect of local, industry and broader economic trends and factors. These factors include loan default expectations and loss severities, which are analyzed in connection with a particular security’s credit support, as well as prepayment rates. These factors are also analyzed in relation to the amount of the unrealized loss and the period elapsed since it was incurred. The result of this evaluation is considered when determining management’s estimate of cash flows, particularly with respect to developing the necessary inputs and assumptions. Each security is impacted by different factors and in different ways; generally the more negative factors which are identified with respect to a given security, the more likely we are to determine that we do not expect to receive all contractual payments when due with respect to that security. Significant judgment is required in this analysis.

As of December 31, 2013, we had 13 securities with a carrying amount of $24.7 million that had been downgraded during 2013. We did not record a net other-than-temporary impairment charge on these securities for the year ended December 31, 2013. However, we do not depend on credit ratings in underwriting our securities, either at acquisition or on an ongoing basis. As mentioned above, a credit rating downgrade is one factor that we monitor and consider in our analysis regarding other-than-temporary impairment, but it is not determinative. Our securities generally benefit from the support of one or more subordinate classes of securities or equity or other forms of credit support. Therefore, credit rating downgrades, even to the extent they relate to an expectation that a securitization we have invested in, on an overall basis, has credit issues, may not ultimately impact cash flow estimates for the class of securities in which we are invested.

Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment.

Revenue Recognition on Securities

Income on these securities is recognized using a level yield methodology based upon a number of cash flow assumptions that are subject to uncertainties and contingencies. Such assumptions include the rate and timing of principal and interest receipts (which may be subject to prepayments and defaults). These assumptions are updated on at least a quarterly basis to reflect changes related to a particular security, actual historical data, and market changes. These uncertainties and contingencies are difficult to predict and are subject to future events, and economic and market conditions, which may alter the assumptions. For securities acquired at a discount for credit losses, we recognize the excess of all cash flows expected over our investment in the securities as Interest Income on a “loss-adjusted” yield basis. The loss-adjusted yield is determined based on an evaluation of the credit status of securities, as described in connection with the analysis of impairment above.

Valuation of Derivatives

Similarly, our derivative instruments are carried at fair value. Fair value is based on counterparty quotations. Newcastle reports the fair value of derivative instruments gross of cash paid or received pursuant to credit support agreements and fair value is reflected on a net counterparty basis when Newcastle believes a legal right of offset exists under an enforceable

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netting agreement. To the extent they qualify as cash flow hedges, net unrealized gains or losses are reported as a component of accumulated other comprehensive income; otherwise, the net unrealized gains and losses are reported currently in income. To the extent they qualify as fair value hedges, net unrealized gains or losses on both the derivative and the related portion of the hedged item are reported currently in income. Fair values of such derivatives are subject to significant variability based on many of the same factors as the securities discussed above, including counterparty credit risk. The results of such variability, the effectiveness of our hedging strategies and the extent to which a forecasted hedged transaction remains probable of occurring, could result in a significant increase or decrease in our GAAP equity and/or earnings.

Loans

We invest in loans, including, but not limited to, real estate related and other loans, including corporate bank loans, commercial mortgage loans, residential mortgage loans, manufactured housing loans and subprime mortgage loans. Loans for which we have the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified as held-for-investment. Loans for which we do not have the intent or the ability to hold for the foreseeable future, or until maturity or payoff, are classified as held-for-sale. Loans are presented in the consolidated balance sheet net of any unamortized discount (or gross of any unamortized premium) and an allowance for loan losses. We determine at acquisition whether loans will be aggregated into pools based on common risk characteristics (credit quality, loan type, and date of origination or acquisition); loans aggregated into pools are accounted for as if each pool were a single loan.

Impairment of Loans

To the extent that they are classified as held for investment, we must periodically evaluate each of these loans or loan pools for possible impairment. Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the loan, or, for loans acquired at a discount for credit losses, when it is deemed probable that we will be unable to collect as anticipated. Upon determination of impairment, we would establish a specific valuation allowance with a corresponding charge to earnings. We continually evaluate our loans receivable for impairment.

Our residential mortgage loans, including manufactured housing loans, are aggregated into pools for evaluation based on like characteristics, such as loan type and acquisition date. Individual loans are evaluated based on an analysis of the borrower’s performance, the credit rating of the borrower, debt service coverage and loan to value ratios, the estimated value of the underlying collateral, the key terms of the loan, and the effect of local, industry and broader economic trends and factors. Pools of loans are also evaluated based on similar criteria, including historical and anticipated trends in defaults and loss severities for the type and seasoning of loans being evaluated. This information is used to estimate specific impairment charges on individual loans as well as provisions for estimated unidentified incurred losses on pools of loans.

Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. Furthermore, we must assess our intent and ability to hold our loan investments on a periodic basis. If we do not have the intent to hold a loan for the foreseeable future or until its expected payoff, the loan must be classified as “held for sale” and recorded at the lower of cost or estimated value.

Revenue Recognition on Loans Held for Investment

Income on these loans is recognized similarly to that on our securities and is subject to similar uncertainties and contingencies, which are also analyzed on at least a quarterly basis. For loans acquired at a discount for credit losses, the net income recognized is based on a “loss adjusted yield” whereby a gross interest yield is recorded to Interest Income, offset by a provision for probable, incurred credit losses which is accrued on a periodic basis to Valuation Allowance. The provision is determined based on an evaluation of the loans as described under “– Impairment of Loans” above. A rollforward of the allowance is included in Note 7 to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data.”

Revenue Recognition on Loans Held for Sale

Real estate related, commercial mortgage and residential mortgage loans that are considered held for sale are carried at the lower of amortized cost or market value determined on either an individual method basis, or in the aggregate for pools of similar loans.  Interest income is recognized based on the loan’s coupon rate to the extent management believes it is collectable. Purchase discounts are not amortized as interest income during the period the loan is held for sale. A change in the market value of the loan, to the extent that the value is not above the average cost basis, is recorded in Valuation Allowance. A rollforward of the allowance is included in Note 7 to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data.”

9

Investments in Equity Method Investees

We account for our interests in entities over which we exercise significant influence, but with respect to which the requirements for consolidation are not met, as investments in equity method investees. We record equity method investments initially at cost, and adjust the carrying amount to reflect our share of the earnings or losses of the investee, including all adjustments similar to those made in preparing consolidated financial statements. Our equity method investments are primarily comprised of Xanadu and, for the period from September 3, 2013 until November 26, 2013, Local Media Group. Other equity method investments are included within other investments on our balance sheet.

Senior Housing

Purchase Accounting

The senior housing properties acquired and the liabilities assumed were recorded at fair value. In determining the allocation of the purchase price between net tangible and identified intangible assets acquired and liabilities assumed, management made estimates of the fair value of the tangible and intangible assets and liabilities using information obtained as a result of preacquisition due diligence, marketing, leasing activities, and independent appraisals. Management allocated the purchase price to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date. The determination of fair value involved the use of significant judgment and estimation.

Impairment of Investments in Real Estate and Residential Lease Intangibles

We own senior housing properties held for investment. Intangibles and long-lived assets are tested for potential impairment annually or when changes in circumstances indicate the carrying value may not be recoverable. Indicators of impairment include material adverse changes in the projected revenues and expenses, significant underperformance relative to historical or projected future operating results, and significant negative industry or economic trends. An impairment is determined to have occurred if the future net undiscounted cash flows expected to be generated is less than the carrying value of an asset. The impairment is measured as the difference between the carrying value and the fair value. Significant judgment is required both in determining impairment and in estimating the fair value. We may use assumptions and estimates derived from a review of our operating results, business projections, expected growth rates, discount rates, and tax rates. We also make certain assumptions about future economic conditions, interest rates, and other market data. Many of the factors used in these assumptions and estimates are outside the control of management, and can change in future periods.

Senior Housing Revenue Recognition

Our triple net leases provide for periodic and determinable increases in base rent. We recognize base rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in Receivables and Other Assets on our Consolidated Balance Sheets.

We recognize rental, care, and ancillary income, other than nonrefundable community fee income, monthly as services are provided. We recognize nonrefundable community fee income on a straight-line basis over the average resident length of stay. Our lease agreements with residents generally have a term of 24 to 33 months and are cancelable by the resident upon 30 days’ notice.

Other Businesses

Purchase Accounting

The media and golf assets acquired and the liabilities assumed were recorded at fair value. In determining the allocation of the purchase price between net tangible and identified intangible assets acquired and liabilities assumed, management made estimates of the fair value of the tangible and intangible assets and liabilities using information obtained as a result of preacquisition due diligence, marketing, leasing activities, and independent appraisals. Management allocated the purchase price to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date. The determination of fair value involved the use of significant judgment and estimation.

Impairment of Investments in Real Estate

Intangibles and long-lived assets are tested for potential impairment annually or when changes in circumstances indicate the carrying value may not be recoverable. Indicators of impairment include material adverse changes in the projected revenues and expenses, significant underperformance relative to historical or projected future operating results, and significant

10

negative industry or economic trends. An impairment is determined to have occurred if the future net undiscounted cash flows expected to be generated is less than the carrying value of an asset. The impairment is measured as the difference between the carrying value and the fair value. Significant judgment is required both in determining impairment and in estimating the fair value. We may use assumptions and estimates derived from a review of our operating results, business projections, expected growth rates, discount rates, and tax rates. We also make certain assumptions about future economic conditions, interest rates, and other market data. Many of the factors used in these assumptions and estimates are outside the control of management, and can change in future periods.

Goodwill and Intangible Assets

We assess the potential impairment of goodwill and intangible assets with indefinite lives on an annual basis. We perform our impairment at the reporting unit level. The fair value of the applicable reporting unit is compared to its carrying value. Estimating the fair value of a reporting unit requires us to make significant judgments, estimates and assumptions. We estimate fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, we rely on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value of goodwill over its implied fair value. The sum of the fair values of the reporting units are reconciled to our current market capitalization (based upon the stock market price) plus an estimated control premium.

We assess the recoverability of our definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or other appropriate grouping of assets, may not be fully recoverable. The assessment of recoverability is based on comparing management’s estimates of the sum of the estimated undiscounted cash flows generated by the underlying asset, or other appropriate grouping of assets, to its carrying value to determine whether an impairment existed at its lowest level of identifiable cash flows.  Factors leading to impairment include significant under-performance relative to historical or projected results, significant changes in the manner of use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends.

Pension and Postretirement Liabilities

An asset or liability is recognized in the consolidated balance sheet reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life insurance, with current-year changes in the funded status recognized in the statement of equity.

The determination of pension plan obligations and expense is based on a number of actuarial assumptions. Two critical assumptions are the expected long-term rate of return on plan assets and the discount rate applied to pension plan obligations. For other postretirement benefit plans, which provide for certain health care and life insurance benefits for qualifying retired employees and which are not funded, critical assumptions in determining related obligations and expense are the discount rate and the assumed health care cost-trend rates.

Our only pension plan has assets valued at $20.3 million and the plan’s benefit obligation is $24.3 million resulting in the plan being 83% funded as of December 31, 2013.

To determine the expected long-term rate of return on the pension plan’s assets, we considered the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets, input from actuaries and investment consultants, and long-term inflation assumptions. We used an assumption of 8.0% for the expected return on pension plan assets for 2013. If we were to reduce the rate of return by 50 basis points, then the expense for 2013 would have increased approximately $0.1 million.

We developed our discount rate for our other postretirement benefit plans using the same methodology as that described for the pension. The assumed health care cost-trend rate also affects other postretirement benefit liabilities and expense. A 100 basis point increase in the health care cost trend rate would result in an increase of approximately $0.4 million in the December 31, 2013 postretirement benefit obligation and a 100 basis point decrease in the health care cost trend rate would result in a decrease of approximately $0.3 million in the December 31, 2013 postretirement benefit obligation. The pension and postretirement liabilities are included within discontinued operations on our Consolidated Balance Sheet.

Recent Accounting Pronouncements

The FASB has recently issued or discussed a number of proposed standards on such topics as consolidation, financial statement presentation, revenue recognition, leases, financial instruments, hedging, and contingencies. Some of the proposed changes are significant and could have a material impact on Newcastle’s reporting. Newcastle has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

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Results of Operations

Consolidated Results

The following tables summarize the changes in our consolidated results of operations from year-to-year (dollars in thousands):

Comparison of Results of Operations for the years ended December 31, 2013 and 2012

	Year Ended December 31,		Increase (Decrease)
	2013	2012	Amount	%
Interest income	$213,715	$282,951	$(69,236)	(24.5%)
Interest expense	89,382	109,924	(20,542)	(18.7%)
Net interest income	124,333	173,027	(48,694)	(28.1%)

Impairment (Reversal)
Valuation allowance (reversal) on loans	(25,035)	(24,587)	(448)	(1.8%)
Other-than-temporary impairment on securities, net	5,266	18,923	(13,657)	(72.2%)
	(19,769)	(5,664)	(14,105)	(249.0%)
Net interest income after impairment/reversal	144,102	178,691	(34,589)	(19.4%)

Other Revenues
Rental income	74,936	17,081	57,855	338.7%
Care and ancillary income - senior housing	12,387	2,994	9,393	313.7%
	87,323	20,075	67,248	(335.0%)
Other Income
Gain on settlement of investments, net	17,369	232,897	(215,528)	(92.5%)
Gain on extinguishment of debt	4,565	24,085	(19,520)	(81.0%)
Other income, net	13,367	5,312	8,055	151.6%
	35,301	262,294	(226,993)	(86.5%)
Expenses
Loan and security servicing expense	3,857	4,260	(403)	(9.5%)
Property operating expenses	53,718	12,943	40,775	315.0%
General and administrative expense	35,196	17,247	17,949	104.1%
Management fee to affiliate	33,091	24,693	8,398	34.0%
Depreciation and amortization	27,128	6,975	20,153	288.9%
	152,990	66,118	86,872	131.4%

Income from continuing operations before income tax	$113,736	$394,942	$(281,206)	(71.2%)

Interest Income

Interest income decreased by $69.2 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to a (i) a $64.4 million net decrease in interest income as a result of the deconsolidation of CDO X in September 2012 and (ii) a $6.4 million decrease in interest income as a result of the sale of the assets in CDO IV in May 2013, partially offset by a $1.6 million net increase in interest income as a result of new investments made including investments that were spun-off on May 15, 2013 and the investment in outstanding debt of GateHouse through November 25, 2013.

Interest Expense

Interest expense decreased by $20.5 million primarily due to (i) a $27.1 million decrease in interest expense as a result of the deconsolidation of CDO X in September 2012 and (ii) a $3.5 million decrease in interest expense as a result of the sale of the assets in CDO IV in May 2013. The decreases described above were partially offset by (i) a $9.1 million increase in mortgage interest expense as a result of the incurrence of mortgage notes used to fund the acquisition of senior housing properties since 2012 and (ii) a $1.0 million net increase in interest expense primarily due to a higher outstanding balance of repurchase agreement financing on our FNMA/FHLMC securities, non-agency RMBS and other investments.

12

Valuation (Reversal) Allowance on Loans

The valuation allowance (reversal) on loans changed by $0.4 million primarily due to a $9.1 million increase in the reversal of the valuation allowance on our manufactured housing loans and residential mortgage loans in the 2013 period compared to the 2012 period as a result of market conditions for these assets improving more in the 2013 period than in the 2012 period. This change was partially offset by an $8.7 million decrease in valuation allowance (reversal) related to our real estate and other loans during the year ended December 31, 2013 as compared to the year ended December 31, 2012.

Other-than-temporary Impairment on Securities, Net

The other-than-temporary impairment on securities decreased by $13.7 million primarily due to market conditions improving in 2013. We recorded an impairment charge of $1.5 million on 22 securities which were not part of the spin-off during the year ended December 31, 2013, compared to an impairment charge of $18.9 million on 13 securities during the year ended December 31, 2012. In addition, we recorded $3.8 million of impairment charges during the year ended December 31, 2013 on FNMA/FHLMC securities and non-Agency RMBS in connection with the spin-off of New Residential.

Other Revenues

The other revenues increased by $67.2 million primarily due to an increase in rental and care and ancillary income during 2013 from our senior housing business due to the acquisitions of the senior housing properties since July 2012.

Gain on Settlement of Investments, Net

The net gain on settlement of investments decreased by $215.5 million. During the year ended December 31, 2013, as part of the sale of the assets in CDO IV in May 2013, Newcastle recorded a gain of $4.2 million on the sale of the assets and a $0.9 million gain on the CDO IV hedge termination. In addition, Newcastle recorded a gain of $12.3 million as part of the sale or restructuring of 10 securities and loans during 2013. During the year ended December 31, 2012, we recorded a net gain of $224.3 million on the sale of CDO X and a gain of $8.6 million on 27 securities and loans that were sold.

Gain on Extinguishment of Debt

The gain on extinguishment of debt decreased by $19.5 million primarily due to a higher average price of debt repurchased in the year ended December 31, 2013 compared to the year ended December 31, 2012. We repurchased $35.9 million face amount of our own CDO debt and other bonds payable at an average price of 87.1% of par during the year ended December 31, 2013 compared to $39.3 million face amount of CDO debt and other bonds payable at an average price of 38.4% of par during the year ended December 31, 2012.

Other Income, Net

Other income increased by $8.1 million primarily due to (i) $7.0 million of unrealized losses recognized on certain interest rate swap agreements that were de-designated as accounting hedges during the year ended December 31, 2012, and (ii) a $1.5 million increase in the fair value of certain non-hedge interest rate swap agreements as a result of changes in interest rates in the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was partially offset by a $0.5 million decrease related to collateral management fee income.

Loan and Security Servicing Expense

Loan and security servicing expense remained relatively stable during the year ended December 31, 2013 compared to the year ended December 31, 2012.

Property Operating Expense

The property operating expenses increased by $40.8 million due to the acquisitions of the senior housing properties since July 2012.

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General and Administrative Expense

General and administrative expense increased by $17.9 million primarily due to an increase in professional fees related to the acquisition costs for investments in senior housing properties, the restructuring of the Golf investment and the New Residential spin-off.

Management Fee to Affiliate

Management fees increased by $8.4 million primarily due to (i) an increase in gross equity as a result of our public offerings of common stock in 2012 and 2013, and (ii) an increase in property management fees in connection with the acquisitions of senior housing properties since July 2012, partially offset by the decrease in gross equity of $1.2 billion due to the New Residential spin-off.

Depreciation and Amortization

The depreciation and amortization expense increased by $20.2 million due to the acquisitions of the senior housing properties since July 2012.

Comparison of Results of Operations for the years ended December 31, 2012 and 2011

	Year Ended December 31,		Increase (Decrease)
	2012	2011	Amount	%
Interest income	$282,951	$291,036	$(8,085)	(2.8%)
Interest expense	109,924	138,035	(28,111)	(20.4%)
Net interest income	173,027	153,001	20,026	13.1%

Impairment (Reversal)
Valuation allowance (reversal) on loans	(24,587)	(15,163)	(9,424)	(62.2%)
Impairment of long-lived assets	—	433	(433)	(100.0%)
Other-than-temporary impairment on securities, net	18,923	15,840	3,083	19.5%
	(5,664)	1,110	(6,774)	(610.3%)
Net interest income after impairment (reversal)	178,691	151,891	26,800	17.6%

Other Revenues	20,075	1,899	18,176	N.M.

Other Income
Gain on settlement of investments, net	232,897	78,181	154,716	197.9%
Gain on extinguishment of debt	24,085	66,110	(42,025)	(63.6%)
Other income, net	5,312	36,204	(30,892)	(85.3%)
	262,294	180,495	81,799	45.3%
Expenses
Loan and security servicing expense	4,260	4,649	(389)	(8.4%)
Property operating expenses	12,943	1,110	11,833	N.M.
General and administrative expense	17,247	6,267	10,980	175.2%
Management fee to affiliate	24,693	18,289	6,404	35.0%
Depreciation and amortization	6,975	12	6,963	N.M.
	66,118	30,327	35,791	118.0%

Income from continuing operations before income tax	$394,942	$303,958	$90,984	29.9%

N.M. – Not meaningful

14

Interest Income

Interest income decreased by $8.1 million during the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to a $31.3 million decrease in interest income as a result of the deconsolidation of CDO V in June 2011 and CDO X in September 2012 partially offset by a $23.3 million net increase in interest income as a result of new investments in securities and loans, offset by paydowns and changes in interest rates.

Interest Expense

Interest expense decreased by $28.1 million primarily due to (i) a $5.2 million decrease in interest expense on debt as a result of the paydowns and repurchases of our CDO debt obligations and the deconsolidation of CDO V and CDO X and (ii) a $26.8 million decrease in interest expense on derivatives as a result of the termination of interest rate swaps, decreases in swap notional amounts, changes in interest rates and the deconsolidation of CDO V and CDO X. The decreases described in (i) to (ii) above were partially offset by a $1.7 million increase in mortgage interest expense as a result of the acquisitions of senior housing properties in July and November of 2012 and a $2.2 million increase in interest expense on other bonds payable and repurchase agreements primarily due to a higher outstanding balance of repurchase agreement financing on our FNMA/FHLMC securities and non-agency RMBS.

Valuation Allowance (Reversal) on Loans

The valuation allowance (reversal) on loans changed by $9.4 million primarily due to (i) a $6.6 million larger net increase in fair values of our real estate related loans during the year ended December 31, 2012 compared to the year ended December 31, 2011, as a result of market conditions improving more in the 2012 period than in the 2011 period and (ii) a $2.8 million lower net valuation allowance on our manufactured housing loans and residential mortgage loans in the 2012 period than in the 2011 period as a result of market conditions improving more in the 2012 period than in the 2011 period.

The reversal of previously established valuation allowances will likely decline over time as the reversal is subject to (i) a continued improvement in loan valuations and (ii) the remaining amount of previously established allowances that have not yet been reversed.

Impairment of Long-lived Assets

The impairment of long-lived assets decreased $0.4 million in the year ended 2012 compared to the year ended 2011 primarily due to a decline in fair value of the Ohio portfolio during the year ended December 31, 2011.

Other-than-temporary Impairment on Securities, Net

The other-than-temporary impairment on securities increased by $3.1 million primarily due to an additional decline in the value of certain commercial mortgage backed securities. We recorded an impairment charge of $18.9 million on 13 securities during the year ended December 31, 2012, compared to an impairment charge of $15.8 million on 30 securities during the year ended December 31, 2011.

Other Revenues

The other revenues increased $18.2 million due to rental revenues resulting from the acquisitions of the senior housing properties in July and November of 2012.

Gain (Loss) on Settlement of Investments, Net

The net gain on settlement of investments increased by $154.7 million primarily due to a $224.3 million gain on the sale of CDO X interests recorded in September 2012, partially offset by a $69.6 million decrease in the net gain on sales and repayments of investments in the 2012 period compared to the 2011 period. We recorded a net gain of $8.6 million on 27 securities and loans that were sold or paid off during the year ended December 31, 2012, compared to a net gain of $78.2 million on 95 securities and loans that were sold or paid off during the year ended December 31, 2011.

Gain (Loss) on Extinguishment of Debt

The gain on extinguishment of debt decreased by $42.0 million due to a lower face amount, somewhat offset by a lower average price of debt, repurchased in the year ended December 31, 2012 compared to the year ended December 31, 2011. We repurchased $39.3 million face amount of our own CDO debt and other bonds payable at an average price of 38.4% of par during the year ended December 31, 2012 compared to $171.8 million face amount of CDO bonds and other bonds payable repurchased at an average price of 61.2% of par during the year ended December 31, 2011.

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Other Income (Loss), Net

Other income decreased by $30.9 million primarily due to (i) a $5.8 million greater increase in the fair value of certain non-hedge interest rate swap agreements as a result of changes in interest rates in the year ended December 31, 2012 compared to the year ended December 31, 2011, (ii) a $6.9 million decrease in unrealized losses recognized on certain interest rate swap agreements in the year ended December 31, 2012 compared to the year ended December 31, 2011, primarily caused by the fact that the interest rate swap agreements that were de-designated as accounting hedges (since the hedged items were considered not probable of occurring) had higher notional amounts during the year ended December 31, 2011 and (iii) a $1.5 million increase in other income related to hedge ineffectiveness and collateral management fee income. The increases in (i) to (iii) above were offset by a $45.1 million decrease in gain on deconsolidation of CDO V recorded in the year ended December 31, 2011.

Loan and Security Servicing Expense

Loan and security servicing expense remained relatively stable during the year ended December 31, 2012 compared to the year ended December 31, 2011.

Property Operating Expense

The property operating expenses increased $11.8 million due to the acquisitions of the senior housing properties since July 2012.

General and Administrative Expense

General and administrative expense increased by $11.0 million primarily due to an increase in professional fees related to the acquisitions of senior housing properties and other investments.

Management Fee to Affiliate

Management fees increased by $6.4 million primarily due to (i) an increase in gross equity as a result of our public offerings of common stock in March 2011, September 2011, April 2012, May 2012 and July 2012, and (ii) an increase in property management fees in connection with the acquisitions of senior housing properties in July and November of 2012.

Depreciation and Amortization

The depreciation and amortization expense increased $7.0 million due to the acquisitions of the senior housing properties in July and November 2012, and the additional depreciation expense recorded as a result of the classification of the Ohio portfolio as held for use in December 2012.

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Segment Results

Comparison of Senior Housing Results of Operations for the years ended December 31, 2013 and 2012

	Year Ended December 31,		Increase (Decrease)
	2013	2012	Amount	%
Revenues
Rental income	$72,880	$15,032	$57,848	384.8%
Care and ancillary income	12,387	2,994	9,393	313.7%
Total Revenues	85,267	18,026	67,241	373.0%

Expenses
Property operating expenses	$52,713	$11,539	$41,174	356.8%
General and administrative expense	15,948	5,764	10,184	176.7%
Depreciation and amortization	26,905	5,784	21,121	365.2%
Interest expense, net	10,778	1,688	9,090	538.5%
Management fee to affiliate	5,034	1,082	3,952	365.2%
Total Expenses	111,378	25,857	85,521	330.7%

Other gain (loss), net	$11	$(82)	$93	113.4%

Loss from continuing operations before income tax	$(26,100)	$(7,913)	$(18,187)	(229.8%)

N.M. - Not meaningful

Rental Income

Rental income increased by $57.8 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

Care and ancillary income

Care and ancillary income increased by $9.4 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

Property operating expenses

Property and operating expenses increased by $41.2 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

General and administrative expense

General and administrative expense increased by $10.2 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

Depreciation and amortization

Depreciation and amortization increased by $21.1 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

Interest expense, net

Interest expense, net increased by $9.1 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

Management fee to affiliate

Management fee to affiliate increased by $4.0 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the acquisitions of senior housing properties since July 2012.

Golf Segment

We completed the acquisition of our golf investment on December 30, 2013 and therefore our golf segment had no impact on our results of operations for the year ended December 30, 2013. In subsequent periods, revenues from our golf segment

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will be composed mainly of revenues from daily green fees, golf cart rentals and food, beverage and merchandise sales for our public courses, and initiation fees, membership dues, guest fees, and food, beverage and merchandise sales for our private courses. We expect operating expenses to primarily consist of labor expenses, food and beverage costs, golf course maintenance costs and general and administrative costs.

Liquidity and Capital Resources

Overview

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs.

Our primary sources of funds for liquidity consist of net cash provided by operating activities, sales or repayments of investments, potential refinancing of existing debt, and the issuance of equity securities, when feasible. We have an effective shelf registration statement with the SEC, which allows us to issue common stock, preferred stock, depository shares, debt securities and warrants. Our debt obligations are generally secured directly by our investment assets, except for the junior subordinated notes payable.

Sources of Liquidity and Uses of Capital

As of the date of this filing, we have sufficient liquid assets, which include unrestricted cash, to satisfy all of our short-term recourse liabilities. Our junior subordinated notes payable are long-term obligations. With respect to the next twelve months, we expect that our cash on hand combined with our cash flow provided by operations will be sufficient to satisfy our anticipated liquidity needs with respect to our current investment portfolio, including related financings, capital expenditures, hedging activity, potential margin calls and operating expenses. In addition, we anticipate cash requirements with respect to incremental investments, including (but not limited to) senior housing properties. We may elect to meet the cash requirements of these incremental investments through proceeds from the monetization of our assets or from additional borrowings or equity offerings. While it is inherently more difficult to forecast beyond the next twelve months, we currently expect to meet our long-term liquidity requirements, specifically the repayment of our recourse debt obligations, through our cash on hand and, if needed, additional borrowings, proceeds received from repurchase agreements and similar financings, proceeds from equity offerings and the liquidation or refinancing of our assets.

These short-term and long-term expectations are forward-looking and subject to a number of uncertainties and assumptions, which are described below under “–Factors That Could Impact Our Liquidity, Capital Resources and Capital Obligations” as well as Part I, Item 1A, “Risk Factors.” If our assumptions about our liquidity prove to be incorrect, we could be subject to a shortfall in liquidity in the future, and this shortfall may occur rapidly and with little or no notice, which would limit our ability to address the shortfall on a timely basis.

Cash flow provided by operations constitutes a critical component of our liquidity. Essentially, our cash flow provided by operations is equal to (i) revenues received from our senior housing properties, Media business (which we spun-off in February 2014) and Golf business debt, (ii) the net cash flow from our CDOs that have not failed their over collateralization or interest coverage tests, plus (iii) the net cash flow from our non-CDO debt investments that are not subject to mandatory debt repayment, including principal and sales proceeds, less (iv) operating expenses (primarily management fees, operating expenses, professional fees, insurance and taxes), less (v) interest on the junior subordinated notes payable and debt related to our senior housing, Media and Golf Segments, and less (vi) preferred dividends.

Our cash flow provided by operations differs from our net income (loss) due to these primary factors: (i) accretion of discount or premium on our real estate securities and loans (including the accrual of interest and fees payable at maturity), discount on our debt obligations, deferred financing costs, and deferred hedge gains and losses, (ii) gains and losses from sales of assets financed with CDOs, (iii) the valuation allowance recorded in connection with our loan assets, as well as other-than-temporary impairment on our securities, (iv) unrealized gains or losses on our non-hedge derivatives, (v) the non-cash gains or losses associated with our early extinguishment of debt, (vi) depreciation and amortization, and (vii) net income (loss) generated within CDOs that have failed their over collateralization or interest coverage tests. Proceeds from the sale of assets which serve as collateral for our CDO financings, including gains thereon, are required to be retained in the CDO structure until the related bonds are retired and are, therefore, not available to fund current cash needs outside of these structures.

REIT Compliance Requirements

To maintain our status as a REIT under the Code, we must distribute annually at least 90% of our REIT taxable income. On May 15, 2013, we distributed, in a taxable distribution, 100% of the common stock of New Residential Investment Corp. with a value of $1.7 billion for tax purposes. As a result, we do not believe that there will be any additional REIT distribution requirements for the year ended December 31, 2013. As of December 31, 2012, we had a loss carryforward,

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inclusive of net operating loss and capital loss, of approximately $750.2 million. The net operating loss carryforward and capital loss carryforward can generally be used to offset future ordinary taxable income and capital gain, for up to twenty years and five years, respectively. In January 2013, we experienced an “ownership change” for purposes of Section 382 of the Code, which limits our ability to utilize our net operating loss and net capital loss carryforwards to reduce our future taxable income and potentially increases our related REIT distribution requirement. We do not believe that the limitation as a result of the January 2013 ownership change will prevent us from satisfying our REIT distribution requirement for the current year or future years. No assurance, however, can be given that we will be able to satisfy our distribution requirement following a current or future ownership change or otherwise. We note that a portion of this requirement may be able to be met in future years through stock dividends, rather than cash, subject to limitations based on the value of our stock.

Update on Liquidity, Capital Resources and Capital Obligations

Certain details regarding our liquidity, current financings and capital obligations as of February 21, 2014 are set forth below:

•	Unrestricted Cash Available to Invest After Commitments – We are currently fully invested after commitments;
•	Margin Exposure and Recourse Financings – We have margin exposure on a $60.6 million repurchase agreement related to the financing of our purchase from a third party financial institution of certain repackaged Newcastle CDO VIII debt (treated as linked transactions), a $25.1 million repurchase agreement related to the financing of residential mortgage loans, and a $46.2 million repurchase agreement related to the financing of Newcastle CDO IX Class A-2 notes.

The following table compares our recourse financings excluding the junior subordinated notes (in thousands):

Recourse Financings	February 21, 2014	December 31, 2013	December 31, 2012
CDO Securities	$46,200	$15,094	$1,415
Non-Agency RMBS	—	—	150,922
Residential Mortgage Loans	25,056	25,119	—
Linked transactions	60,561	60,646	—
Non-FNMA/FHLMC recourse financings	131,817	100,859	152,337
FNMA/FHLMC securities(1)	—	516,134	772,855
Total recourse financings	$131,817	$616,993	$925,192
(1)	In January 2014, we sold $503.0 million face of remaining FNMA/FHLMC securities and repaid $516.1 million of associated repurchase agreements.

It is important for readers to understand that our liquidity, available capital resources and capital obligations could change rapidly due to a variety of factors, many of which are beyond our control. Set forth below is a discussion of some of the factors that could impact our liquidity, available capital resources and capital obligations.

Factors That Could Impact Our Liquidity, Capital Resources and Capital Obligations

We refer readers to our discussions in other sections of this report for the following information:

•	For a further discussion of recent trends and events affecting our liquidity, see “– Market Considerations” above;
•	As described above, under “– Update on Liquidity, Capital Resources and Capital Obligations,” we are subject to margin calls in connection with our repurchase agreements;
•	Our match funded investments are financed long term, and their credit status is continuously monitored, which is described under “Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Exposure’’ below. Our remaining investments, generally financed with short term debt or short term repurchase agreements, are also subject to refinancing risk upon the maturity of the related debt. See “– Debt Obligations” below; and
•	For a further discussion of a number of risks that could affect our liquidity, access to capital resources and our capital obligations, see Part I, Item 1A, “Risk Factors” above.

In addition to the information referenced above, the following factors could affect our liquidity, access to capital resources and our capital obligations. As such, if their outcomes do not fall within our expectations, changes in these factors could negatively affect our liquidity.

•	Access to Financing from Counterparties – Decisions by investors, counterparties and lenders to enter into transactions with us will depend upon a number of factors, such as our historical and projected financial

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performance, compliance with the terms of our current credit and derivative arrangements, industry and market trends, the availability of capital and our investors’, counterparties’ and lenders’ policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities. Our business strategy is dependent upon our ability to finance our investments at rates that provide a positive net spread.
•	Impact of Rating Downgrades on CDO Cash Flows – Ratings downgrades of assets in our CDOs can negatively impact compliance with the CDOs’ over collateralization tests. Generally, the over collateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed to be reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the over collateralization test. As a result, ratings downgrades can reduce the assumed principal balance of the assets used in the over collateralization test relative to the corresponding liabilities in the test, thereby reducing the over collateralization percentage. In addition, actual defaults of assets would also negatively impact compliance with the over collateralization tests. Failure to satisfy an over collateralization test could result in the redirection of cashflows, or, in certain cases, in the potential removal of Newcastle as collateral manager of the affected CDO. See “– Debt Obligations” below for a summary of assets on negative watch for possible downgrade in our CDOs.
•	Impact of Expected Repayment or Forecasted Sale on Cash Flows – The timing of and proceeds from the repayment or sale of certain investments may be different than expected or may not occur as expected. Proceeds from sales of assets in the current illiquid market environment are unpredictable and may vary materially from their estimated fair value and their carrying value.

Investment Portfolio

Our investment portfolio as of December 31, 2013 is described in Part I, Item 1, “Business – Investment Portfolio.”

Debt Obligations

Our debt obligations, from continuing operations, as summarized in Note 14 to Part II, Item 8, “Financial Statements and Supplementary Data,” existing at December 31, 2013 (gross of $12.5 million of discounts) had contractual maturities as follows (in thousands):

	Nonrecourse	Recourse	Total
2014	$13,593	$556,347	$569,940
2015	16,537	—	16,537
2016	41,083	—	41,083
2017	73,297	152,498	225,795
2018	142,789	—	142,789
Thereafter	2,034,346	—	2,034,346
Total	$2,321,645	$708,845	$3,030,490

Certain of the debt obligations included above are obligations of our consolidated subsidiaries which own the related collateral. In some cases, including the CDO Bonds Payable and Other Bonds Payable, such collateral is not available to other creditors of ours.

The financing of certain of our senior housing properties, our Media business (which we spun-off in February 2014), and our Golf business as well as our other non-CDO debt obligations, contain various customary loan covenants, in some cases including a minimum fixed charge coverage ratio, maximum leverage ratio, minimum EBITDA amount, debt service coverage ratio, debt yield and/or minimum net worth requirement. We were in compliance with all of the covenants in these financings as of December 31, 2013. In addition, as of December 31, 2013, we had complied with the general investment guidelines adopted by our board of directors that limit total leverage.

Repurchase Agreements

The following table provides additional information regarding short term borrowings (dollars in thousands). The outstanding short-term borrowings were used to finance certain of our investments in FNMA/FHLMC securities and our investments in certain senior notes issued by Newcastle CDO VIII, CDO IX and Residential Mortgage Loans. All of the repurchase agreements have full recourse to Newcastle.

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		Three Months Ended December 31, 2013			Year Ended December 31, 2013
	Outstanding Balance at December 31, 2013	Average Daily Amount Outstanding	Maximum Amount Outstanding	Weighted Average Interest Rate	Average Daily Amount Outstanding	Maximum Amount Outstanding	Weighted Average Interest Rate
FNMA/FHLMC	$516,134	$489,862	$547,366	0.37%	$632,669	$1,351,728	0.41%
CDO Securities	15,094	15,054	15,094	1.82%	4,619	15,094	1.82%
Non-Agency RMBS	—	—	—	N/A	71,311	302,033	2.18%
Linked Transactions	60,646	60,064	60,646	1.67%	31,240	60,646	1.68%
Residential Mortgage Loans	25,119	13,359	25,119	2.17%	3,367	25,119	2.17%

The non-Agency RMBS repurchase agreements were transferred to New Residential as part of the distribution on May 15, 2013. The weighted average differences between the fair value of the assets and the face amount of financing for the FNMA/FHLMC securities, CDO IX Class A-2, linked transactions, and Residential Mortgage Loans repurchase agreements were 5%, 30%, 42% and 20%, respectively, during the year ended December 31, 2013. In January 2014, we sold $503.0 million face amount of the remaining FNMA/FHLMC securities at an average price of 105.82% for total proceeds of $532.2 million and repaid all $516.1 million of repurchase agreements.

Subprime Securitization

In March 2006, we acquired a portfolio of subprime mortgage loans (“Subprime Portfolio I”) for $1.50 billion. In April 2006, Newcastle Mortgage Securities Trust 2006-1 (“Securitization Trust 2006”) closed on a securitization of Subprime Portfolio I. We do not consolidate Securitization Trust 2006. We sold Subprime Portfolio I to Securitization Trust 2006, which issued $1.45 billion of notes with a stated maturity of March 2036. We, as holder of the equity of Securitization Trust 2006, have the option to redeem the notes once the aggregate principal balance of Subprime Portfolio I is equal to or less than 20% of such balance at the date of the transfer. The transaction between us and Securitization Trust 2006 qualified as a sale for accounting purposes. However, 20% of the loans which are subject to a call option by us, were not treated as being sold. Following the securitization, we held the following interests in Subprime Portfolio I: (i) the equity of Securitization Trust 2006, (ii) the retained notes, and (iii) subprime mortgage loans subject to call option and related financing in the amount of 100% of such loans (we note that this interest is non-economic if we do not exercise the option, meaning that it has no impact on us). As of December 31, 2013, the equity was valued at zero and the retained notes had a carrying value of $2.5 million.

In March 2007, we entered into an agreement to acquire a portfolio of subprime mortgage loans (“Subprime Portfolio II”) with up to $1.7 billion of unpaid principal balance. In July 2007, Newcastle Mortgage Securities Trust 2007-1 (“Securitization Trust 2007”) closed on a securitization of Subprime Portfolio II. As a result of the repurchase of delinquent loans by the seller, as well as borrower repayments, the unpaid principal balance of the portfolio upon securitization was $1.1 billion. We do not consolidate Securitization Trust 2007. We sold Subprime Portfolio II to Securitization Trust 2007, which issued $1.0 billion of notes with a stated maturity of April 2037. We, as holder of the equity of Securitization Trust 2007, have the option to redeem the notes once the aggregate principal balance of Subprime Portfolio II is equal to or less than 10% of such balance at the date of the transfer. The transaction between us and Securitization Trust 2007 qualified as a sale for accounting purposes. However, 10% of the loans which are subject to a call option by us were not treated as being sold. Following the securitization, we held the following interests in Subprime Portfolio II: (i) the equity of Securitization Trust 2007, (ii) the retained notes, and (iii) subprime mortgage loans subject to call option and related financing in the amount of 100% of such loans (we note that this interest is non-economic, meaning that if we do not exercise the option it has no impact on us). As of December 31, 2013, the equity and retained notes had a zero carrying value.

We have no obligation to repurchase any loans from either of our subprime securitizations. Therefore, it is expected that our exposure to loss is limited to the carrying amount of our retained interests in the securitization entities, as described above. A subsidiary of Newcastle gave limited representations and warranties with respect to Subprime Portfolio II; however, it has no assets and does not have recourse to the assets of Newcastle.

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Subordinated Notes Payable

The following table presents certain information regarding the junior subordinated notes (dollars in thousands).

Outstanding face amount	$51,004
Weighted average coupon	7.57%	(A)
Maturity	April 2035

Collateral	General credit of Newcastle

(A)       LIBOR + 2.25% after April 2016

Non-recourse Manufactured Housing Loan Financing

On April 15, 2010, Newcastle completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio I. The securitization transaction is accounted for as a secured borrowing. Newcastle continues to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as loans held for investment at securitization, and records the notes issued to third parties as a secured borrowing.

On May 4, 2011, we completed a securitization transaction to refinance Manufactured Housing Loans Portfolio II. We sold approximately $197.0 million outstanding principal balance of manufactured housing loans to Newcastle Investment Trust 2011-MH 1 (the “2011 Issuer”), an indirect wholly-owned subsidiary of Newcastle. The 2011 Issuer issued approximately $159.8 million aggregate principal amount of investment grade notes, of which $142.8 million was sold to third parties and $17.0 million was sold to one of the CDOs managed and consolidated by us. In addition, we retained the below investment grade notes and residual interest. As a result, we invested approximately $20.0 million of unrestricted cash in the new securitization structure. The notes issued to third parties had an average expected maturity of 3.8 years and bore interest at an average rate of 3.23% per annum at issuance. At the closing of the securitization transaction, we used the gross proceeds received from the issuance of the notes to repay the previously existing debt in full, terminate the related interest rate swap contracts and pay the related transaction costs. Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. As a result, no gain or loss is recorded for the transaction. We continue to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as loans held-for-investment at securitization, and record the notes issued to third parties as a secured borrowing.

Non-Recourse Senior Housing Financing

The following table summarizes our senior housing financing as of December 31, 2013 (dollars in thousands):

	Non-recourse Financing	Weighted Average Coupon	Maturity Date
Managed Properties
Fixed Rate	$158,894	3.93%	August 2018 - March 2020
Floating Rate	198,584	4.60%	August 2016 - December 2018
Triple Net Lease Properties
Fixed Rate	719,350	4.15%	January 2021 - January 2024

Media Business Credit Facilities

Prior to the February 13, 2014 spin-off, we had an aggregate amount of $208.0 million in secured term and revolving loans related to the financing of the Media business, of which $25.0 million in revolving loans were undrawn. We had a $33.0 million secured term loan secured by all of the assets of Local Media Group. At Local Media Group, we also had a revolving credit facility with $10.0 million of additional available funding which was undrawn. This facility matures in September 2018 and has a weighted average interest rate of 7.50%. We also had $125.0 million of secured term loans secured by all of the assets of GateHouse and a revolving credit facility with $40.0 million of additional available funding of which $15.0 million was undrawn. The GateHouse facilities mature from November 2018 through November 2019 and have a weighted average interest rate of 8.02%.

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Golf Credit Facilities

As of result of the restructuring of our Golf investment, we have approximately $152.5 million in loans that mature in December 2017 (excluding a 12-month extension) related to our Golf business, that have a weighted average interest rate of 5.19%.

Non-recourse CDO Financing

Each of our CDO financings contains tests that measure the amount of over collateralization and excess interest in the transaction. At issuance, each of our CDOs passed all of these tests. Failure to satisfy these tests would generally cause (or has caused) the cash flow that would otherwise be distributed to the more junior classes of securities (including those held by Newcastle) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, our cash flow and liquidity are negatively impacted upon such a failure, and the impact could be (and has been) material. The table below presents data, including the most recent quarterly cash flows received by Newcastle, for each of our consolidated CDOs, and sets forth which of the CDOs have satisfied these tests in the most recent quarter. The amounts are as of December 31, 2013 unless otherwise noted. For those CDOs that have failed their applicable over collateralization tests, the impact of failing is already reflected in the cash flow in the table. For those CDOs that have satisfied their applicable over collateralization tests, we could potentially lose substantially all of the cash flows from those CDOs if we fail to satisfy the tests in the future. The amounts in the table reflect data at the CDO level and thus are different from the GAAP balance sheet due to intercompany amounts eliminated in Newcastle’s consolidated balance sheet (in thousands).

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	CDO VI			CDO VIII			CDO IX
Balance Sheet:
Assets Face Amount		$166,452			$569,064			$540,819
Assets Fair Value		123,478			444,823			430,375

Issued Debt Face Amount (1)		188,147			336,233			236,735
Derivative Net Liabilities Fair Value		7,423			6,117			—

Cash Receipts:
Quarterly net cash receipts (2)		$78			$3,647			$6,493

Collateral Composition (3):	Face	Fair Value		Face	Fair Value		Face	Fair Value
CMBS	$100,498	$80,089	BB-	$127,751	$120,542	BB	$80,701	$82,857	BB
REIT Debt	29,200	31,186	BB+	—	—	—	—	—	—
ABS	36,754	12,203	CC	65,452	58,503	B+	2,650	2,718	A
Bank Loans	—	—		160,860	117,349	C	141,400	107,609	D
Mezzanine Loans / B-Notes / Whole Loans	—	—	—	153,501	125,112	CCC	225,457	179,890	CC
CDO	—	—	—	61,500	23,317	D	67,529	43,797	CCC+
Residential Loans	—	—	—	—	—		3,774	3,524	NR
Other Investments	—	—	—	—	—		19,308	9,980	—
Cash for Reinvestment	—	—	—	—	—		—	—	—
Total	$166,452	$123,478	B+	$569,064	$444,823	CCC	$540,819	$430,375	CCC-
Collateral on Negative Watch (4)	$—			$—			$—

CDO Cash Flow Triggers (5):
Over Collateralization (6):
As of Dec-2013 remittance Cushion (Deficit) ($)		$(175,312)			$78,385			$148,426
As of Feb-2014 remittance Cushion (Deficit) ($)		(174,256)			82,613			154,672
Interest Coverage (6):
As of Dec-2013 remittance Cushion (Deficit) (%)		(189.2%)			112.5%			301.5%
As of Feb-2014 remittance Cushion (Deficit) (%)		(287.0%)			141.9%			350.3%
CDO Overview:
Effective		Aug-05			Mar-07			Jul-07
Reinvestment Period End (7)		Passed			Passed			Passed
Optional Call (8)		Passed			Passed			Passed
Auction Call (9)		Apr-15			Nov-16			May-17
WA Debt Spread (bps) (10)		50			66			96

See footnotes on next page.

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(1)	Includes CDO bonds issued to third parties and held by Newcastle’s consolidated CDOs.
(2)	Represents net cash received from each CDO based on all of our interests in such CDO (including senior management fees but excluding principal received from senior CDO bonds owned by Newcastle) for the three months ended December 31, 2013. Cash receipts for this period included $0.7 million of senior collateral management fees, and may not be indicative of cash receipts for subsequent periods. Excluded from the quarterly net cash receipts was $4.9 million of unrestricted cash received from principal repayments on senior CDO bonds owned by Newcastle. This cash represents a return of principal and the realization of the difference between par and the discounted purchase price of these bonds. See “Cautionary Note Regarding Forward Looking Statements” for risks and uncertainties that could cause our receipts for subsequent periods to differ materially from these amounts.
(3)	Collateral composition includes CDO bonds of $ 121.5 million and other bonds and notes payable of $20.5 million issued by Newcastle, bank loans of $45.7 million, collateralized by Newcastle real estate properties and a third party CDO security, and $67.7 million of mezzanine loans, which are eliminated in consolidation. The fair value of these CDO bonds, other bonds and notes payable, bank loans and mezzanine loans was $60.3 million, $19.2 million, $44.0 million and $29.4 million at December 31, 2013, respectively. Also reflected are weighted average credit ratings, which were determined by third party rating agencies, represent the most recent credit ratings available as of the reporting date and may not be current.
(4)	Represents the face amount of collateral on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch) as of the determination date in December 2013 for all CDOs. The amount does not include any bonds issued by Newcastle, which are eliminated in consolidation and not reflected in our investment portfolio disclosure.
(5)	Each of our CDO financings contains tests that measure the amount of over collateralization and excess interest in the transaction. Failure to satisfy these tests would cause the principal and/or interest cashflow that would otherwise be distributed to more junior classes of securities (including those held by Newcastle) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, our cash flow and liquidity are negatively impacted upon such a failure, and the impact could be material. Each CDO contains tests at various over collateralization and interest coverage percentage levels. The trigger percentages used above represent the first threshold at which cashflows would be redirected as described in this footnote. The data presented is as of the most recent remittance date on or before December 31, 2013 or February 25, 2014, as applicable, and may change or have changed subsequent to that date. In addition, our CDOs may also contain specific over collateralization tests that, if failed, can result in the occurrence of an event of default or our being removed as collateral manager of the CDO. Failure of the over collateralization tests can also cause a “phantom income” issue if cash that constitutes income is diverted to pay down debt instead of being distributed to us. As of the December 2013 remittance date we were not receiving cash flows from CDO VI (other than senior management fees and cash flows on senior classes of bonds we own). Based upon our current calculations, we expect CDO VI to remain out of compliance for the foreseeable future. Moreover, given current market conditions, it is possible that all of our CDOs could be out of compliance with their over collateralization tests as of one or more measurement dates within the next twelve months. Our ability to rebalance will depend upon the availability of suitable securities, market prices and other factors that are beyond our control. Such rebalancing efforts may be extremely difficult and we cannot assure you that we will be successful in our rebalancing efforts. If the liabilities of our CDOs are downgraded by Moody’s to certain predetermined levels, our discretion to rebalance the applicable CDO portfolios may be negatively impacted. Moreover, if we bring these coverage tests into compliance, we cannot assure you that they will not fall out of compliance in the future or that we will be able to correct any noncompliance. For a more detailed discussion of the impact of CDO financings on our cash flows, see Part I, Item 1A, “Risk Factors – Risks Relating to our Business – The coverage tests applicable to our CDO financings may have a negative impact on our operating results and cash flows”.
(6)	Represents excess or deficiency under the applicable over collateralization or interest coverage tests to the first threshold at which cash flow would be redirected. We generally do not receive material cash flow from the junior classes of a CDO until a deficiency is corrected. Ratings downgrades of assets in our CDOs can negatively impact compliance with the over collateralization tests. Generally, the over collateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the over collateralization test. As a result, ratings downgrades can reduce the principal balance of the assets used in the over collateralization test relative to the corresponding liabilities in the test, thereby reducing the over collateralization percentage. In addition, actual defaults of an asset would also negatively impact compliance with the over collateralization tests. Failure to satisfy an over collateralization test could result in the redirection of cashflows as described in footnote 5 above or, in certain circumstances, in our removal as manager of the applicable portfolio.
(7)	Our CDO financings typically have a 5 year reinvestment period. Generally, after such period ends, principal payments on the collateral are used to paydown the most senior debt outstanding. Prior to the end of the reinvestment period, principal payments received on the collateral are reinvested.
(8)	At the option call date, Newcastle, as the equity holder, has the right to payoff the CDO bonds at their related redemption price.
(9)	At the auction call date, there is a mandatory auction of the assets pursuant to which the collateral manager will solicit bids for the CDO assets. If the aggregate amounts of the bids are sufficient to pay off the outstanding CDO bonds set forth in the CDO governing document, the assets will be sold and the CDO bonds will be redeemed. However, if the aggregate amount of the bids is insufficient to pay off the outstanding CDO bonds set forth in the CDO governing document, the assets will not be sold and the redemption of CDO bonds will not occur.
(10)	Debt spread represents the spread above the benchmark interest rate (LIBOR or U.S. Treasuries) that Newcastle pays on its debt.
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The following table sets forth further information with respect to the bonds of our consolidated CDO financings as of December 31, 2013 (dollars in thousands):

		Current Face Amount (1)
		Held By
Class	Original Face Amount	Third Parties	Newcastle CDOs (2)	Newcastle Outside of its CDOs (3)	Total	Stated Interest Rate
CDO VI
Class I-MM	$323,000	$96,129	$—	$10,974	$107,103	LIBOR +	0.25%
Class I-B	59,000	59,000	—	—	59,000	LIBOR +	0.40%
Class II	33,000	23,803	—	10,349	34,152	LIBOR +	0.50%
Class III-FL	15,000	5,264	—	10,528	15,792	LIBOR +	0.80%
Class III-FX	5,000	—	—	6,573	6,573		5.67%
Class IV-FL	9,600	660	—	9,902	10,562	LIBOR +	1.70%
Class IV-FX	2,400	3,291	—	—	3,291		6.55%
Class V	21,000	—	—	30,595	30,595		7.81%
Preferred	32,000	—	—	32,000	32,000		N/A
	$500,000	$188,147	$—	$110,921	$299,068

CDO VIII
Class I-A	$462,500	$169,457	$—	$11,406	$180,863	LIBOR +	0.28%
Class I-AR	60,000	23,463	—	—	23,463	LIBOR +	0.34%
Class I-B	38,000	—	—	38,000	38,000	LIBOR +	0.36%
Class II	42,750	—	29,000	13,750	42,750	LIBOR +	0.42%
Class III	42,750	—	22,750	20,000	42,750	LIBOR +	0.50%
Class IV	28,500	—	—	—	—	LIBOR +	0.60%
Class V	28,500	28,500	—	—	28,500	LIBOR +	0.75%
Class VI	27,312	—	—	—	—	LIBOR +	0.80%
Class VII	21,375	—	—	—	—	LIBOR +	0.90%
Class VIII	22,563	11,063	8,250	3,250	22,563	LIBOR +	1.45%
Class IX-FL	6,000	6,000	—	—	6,000	LIBOR +	1.80%
Class IX-FX	7,600	7,600	—	—	7,600		6.80%
Class X	19,650	18,650	—	—	18,650	LIBOR +	2.25%
Class XI	26,125	—	—	24,125	24,125	LIBOR +	2.50%
Class XII	28,500	—	11,500	17,000	28,500		7.50%
Preferred	87,875	—	—	87,875	87,875		N/A
	$950,000	$264,733	$71,500	$215,406	$551,639

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		Current Face Amount (1)
		Held By
Class	Original Face Amount	Third Parties	Newcastle CDOs (2)	Newcastle Outside of its CDOs (3)	Total	Stated Interest Rate
CDO IX
Class A-1	$379,500	$111,140	$—	$—	$111,140	LIBOR +	0.26%
Class A-2	115,500	40,500	—	75,000	115,500	LIBOR +	0.47%
Class B	37,125	35,125	—	2,000	37,125	LIBOR +	0.65%
Class C	33,000	—	—	—	—	LIBOR +	0.93%
Class D	20,625	—	—	—	—	LIBOR +	1.00%
Class E	24,750	—	—	24,750	24,750	LIBOR +	1.10%
Class F	18,562	—	—	18,562	18,562	LIBOR +	1.30%
Class G	18,562	—	—	11,262	11,262	LIBOR +	1.50%
Class H	21,656	—	8,751	9,305	18,056	LIBOR +	2.50%
Class J	21,656	—	21,656	—	21,656	LIBOR +	3.00%
Class K	19,593	—	19,593	—	19,593	LIBOR +	3.50%
Class L	23,718	—	—	23,718	23,718		7.50%
Class M	39,187	—	—	39,187	39,187		8.00%
Preferred	51,566	—	—	51,566	51,566		N/A
	$825,000	$186,765	$50,000	$255,350	$492,115

(1)	The amounts presented in these columns exclude the face amount of any cancelled bonds within an applicable class.
(2)	Amounts in this column represent the amount of bonds of the applicable class held by Newcastle’s consolidated CDOs. These bonds are eliminated in Newcastle’s consolidated balance sheet.
(3)	Amounts in this column represent the amount of bonds of the applicable class held as investments by Newcastle outside of its non-recourse financing structures. These bonds are eliminated in Newcastle’s consolidated balance sheet.

In June 2013, Newcastle completed the sale of 100% of the assets in CDO IV. Newcastle sold $153.4 million face amount of collateral at an average price of 95% of par, or $145.2 million. Subsequently, Newcastle paid off $71.9 million of outstanding third party debt and terminated the CDO. This transaction resulted in approximately $73.1 million of proceeds to Newcastle of which approximately $5.3 million was received in Newcastle CDO VIII. Newcastle recovered par on $59.5 million of CDO debt which had been repurchased in the past at an average price of 52% of par and $8.0 million of proceeds on its subordinated interests. In connection with this transaction, we recorded a net gain on sale of assets of $4.2 million and a $0.8 million gain on hedge termination during June 2013.

During 2013, we repurchased $35.9 million face amount of CDO bonds and notes payable for $31.3 million and recorded a gain of $4.6 million. During 2012, we repurchased $39.3 million face amount of CDO bonds and notes payable for $15.1 million and recorded a gain of $24.1 million. During 2011, we repurchased $171.8 million face amount of CDO bonds and notes payable for $105.2 million and recorded a gain of $66.1 million.

Equity

Common Stock

On June 6, 2013, our stockholders approved an amendment to Newcastle’s charter, to increase the total number of authorized shares of common stock, par value $0.01 per share, from 500 million shares to 1.0 billion shares and correspondingly, to increase the total number of authorized shares of Newcastle’s capital stock from 600 million shares to 1.1 billion shares, which includes 100 million shares of preferred stock, par value $0.01 per share.

The following table presents information on shares of our common stock issued since our formation.

Year	Shares Issued	Range of Issue Prices (1)(2)	Net Proceeds (millions)
Formation - 2010	62,027,184
2011	43,153,825	$4.55 - $6.00	$210.9
2012	67,344,636	$6.22 - $6.71	$434.9
2013	178,927,850	$4.97 - $10.48	$1,262.6
December 31, 2013	351,453,495

(1)	Excludes prices of shares issued pursuant to the exercise of options and of shares issued to our independent directors.
(2)	On May 15, 2013, we completed the spin-off of New Residential. The May 15, 2013 closing price of our common stock on the NYSE was $12.33. On May 16, 2013, the opening price of our common stock was $5.79.

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Common Dividends Paid

Declared for the Period Ended	Paid	Amount Per Share (1)
June 30, 2011	July 2011	$0.10
September 30, 2011	October 2011	$0.15
December 31, 2011	January 2012	$0.15
March 31, 2012	April 2012	$0.20
June 30, 2012	July 2012	$0.20
September 30, 2012	October 2012	$0.22
December 31, 2012	January 2013	$0.22
March 31, 2013	April 2013	$0.22
June 30, 2013	July 2013	$0.17
September 30, 2013	October 2013	$0.10
December 31, 2013	January 2014	$0.10

(1)	On May 15, 2013, we completed the spin-off of New Residential through a distribution of shares valued at $6.89 per share.

Prior to the spin-off, Newcastle had issued options to the Manager in connection with capital raising activities. In connection with the spin-off, 21.5 million options that were held by the Manager, or by the directors, officers or employees of the Manager, were converted into an adjusted Newcastle option and a new New Residential option. The strike price of each adjusted Newcastle option and New Residential option was set to collectively maintain the intrinsic value of the Newcastle option immediately prior to the spin-off and to maintain the ratio of the strike price of the adjusted Newcastle option and the New Residential option, respectively, to the fair market value of the underlying shares as of the spin-off date, in each case based on the five day average closing price subsequent to the spin-off date.

Newcastle’s outstanding options at December 31, 2013 consisted of the following:

	Number of Options	Strike Price	Expiration Date
	328,350	$11.74	1/9/2014
	343,275	11.49	5/25/2014
	162,500	14.05	11/22/2014
	330,000	13.24	1/12/2015
	2,000	13.83	8/1/2015
	170,000	13.16	11/1/2016
	242,000	14.01	1/23/2017
	456,000	12.40	4/11/2017
	1,580,166	2.72	3/29/2021
	2,424,833	2.07	9/27/2021
	2,000	2.28	12/20/2021
	1,867,167	2.82	4/3/2022
	2,265,000	3.05	5/21/2022
	2,499,167	3.04	7/31/2022
	5,750,000	4.24	1/11/2023
	2,300,000	4.75	2/15/2023
	4,025,000	4.97	6/17/2023
	5,795,095	5.25	11/22/2023
Total W/A	30,542,553	$4.60

Upon exercise, these options will be settled in an amount of cash equal to the excess of the fair market value of a share of common stock on the date of exercise over the strike price per share, unless advance approval is made to settle the option in shares of common stock.

Through December 31, 2013, Fortress had assigned, for no value, outstanding options relating to approximately 3.0 million shares of our common stock to certain of Fortress’s employees.

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As of December 31, 2013, our outstanding options issued prior to 2011 had a weighted average strike price of $12.66 and our outstanding options issued in 2011 and thereafter had a weighted average strike price of $4.03. Our options outstanding were summarized as follows:

	December 31, 2013			December 31, 2012
	Issue Prior to 2011	Issued in 2011 and thereafter	Total	Issue Prior to 2011	Issued in 2011 and thereafter	Total
Held by the Manager	1,496,555	25,996,428	27,492,983	1,751,172	7,934,166	9,685,338
Issued to the Manager and subsequently transferred to certain Manager’s employees	535,570	2,510,000	3,045,570	701,937	3,010,000	3,711,937
Issued to the independent directors	2,000	2,000	4,000	10,000	2,000	12,000
Total	2,034,125	28,508,428	30,542,553	2,463,109	10,946,166	13,409,275

In April 2012, we issued 18,975,000 shares of our common stock in a public offering at a price to the public of $6.22 per share for net proceeds of approximately $115.2 million. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 1,897,500 shares of our common stock at the public offering price, which were valued at approximately $5.6 million as of the grant date.

In May 2012, we issued 23,000,000 shares of our common stock in a public offering at a price to the public of $6.71 per share for net proceeds of approximately $152.0 million. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 2,300,000 shares of our common stock at the public offering price, which had a fair value of approximately $7.6 million as of the grant date.

In July 2012, we issued 25,300,000 shares of our common stock in a public offering at a price to the underwriters of $6.63 per share for net proceeds of approximately $167.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 450,000 shares at a price of $6.70 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 2,530,000 shares of our common stock at a price of $6.70, which were valued at approximately $8.3 million.

In January 2013, we issued 57,500,000 shares of our common stock in a public offering at a price to the public of $9.35 per share for net proceeds of approximately $526.2 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 213,900 shares at a price of $9.35 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 5,750,000 shares of our common stock at a price of $9.35, which had a fair value of approximately $18.0 million as of the grant date.

In February 2013, we issued 23,000,000 shares of our common stock in a public offering at a price to the underwriters of $10.34 per share for net proceeds of approximately $237.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 191,000 shares at a price of $10.48 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 2,300,000 shares of our common stock at a price of $10.48, which had a fair value of approximately $8.4 million as of the grant date.

In June 2013, we issued 40,250,000 shares of our common stock in a public offering at a price to the underwriters of $4.92 per share for net proceeds of approximately $197.6 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 750,000 shares at a price of $4.97 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 4,025,000 shares of our common stock at a price of $4.97, which had a fair value of approximately $3.8 million as of the grant date.

In November 2013, we issued 57,950,952 shares of our common stock in a public offering at a price to the underwriters of $5.21 per share for net proceeds of approximately $301.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 450,952 shares at a price of $5.25 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the Manager relating to 5,795,095 shares of our common stock at a price of $5.25, which had a fair value of approximately $6.0 million as of the grant date.

As of December 31, 2013, approximately 6.4 million shares of our common stock were held by Fortress, through its affiliates, and its principals.

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Preferred Stock

In 2003, we issued 2.5 million shares ($62.5 million face amount), of 9.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”). In 2005, we issued 1.6 million shares ($40.0 million face amount) of 8.05% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred”). In 2007, we issued 2.0 million shares ($50.0 million face amount) of 8.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred”). The Series B Preferred, Series C Preferred and Series D Preferred have a $25 liquidation preference, no maturity date and no mandatory redemption. We have the option to redeem the Series B Preferred, the Series C Preferred and the Series D Preferred, at their liquidation preference. If the Series C Preferred and Series D Preferred cease to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and we are not subject to the reporting requirements of the Exchange Act, we have the option to redeem the Series C Preferred or Series D Preferred, as applicable, at their liquidation preference and, during such time any shares of Series C Preferred or Series D Preferred are outstanding, the dividend will increase to 9.05% or 9.375% per annum, respectively.

To the extent we have unpaid accrued dividends on our preferred stock, we cannot pay any dividends on our common shares, pay any consideration to repurchase or otherwise acquire stock of our common stock or redeem any stock of any series of our preferred stock without redeeming all of our outstanding preferred stock in accordance with the governing documentation. Moreover, if we do not pay dividends on any series of preferred stock for six or more periods, then holders of each affected series obtain the right to call a special meeting and elect two members to our board of directors. Consequently, if we do not make a dividend payment on our preferred stock for six or more quarterly periods, it could restrict the actions that we may take with respect to our common stock and preferred stock and could affect the composition of our board and, thus, the management of our business. No assurance can be given that we will pay any dividends on any series of our preferred stock in the future.

In March 2010, Newcastle settled its offer to exchange (the “Exchange Offer”) shares of its common stock and cash for shares of its preferred stock. After settlement of the Exchange Offer, 1,347,321 shares of Series B Preferred, 496,000 shares of Series C Preferred and 620,000 shares of Series D Preferred remain outstanding for trading on the New York Stock Exchange.

All accrued dividends on our preferred stock have been paid through January 31, 2014.

Noncontrolling Interest

Noncontrolling interest represents the equity interest in consolidated subsidiaries not owned by Newcastle. Noncontrolling interest is reported as a component of equity. In addition, changes in Newcastle’s ownership interest while Newcastle retains its controlling interest are accounted for as equity transactions, and, upon a gain or loss of control, retained ownership interests are remeasured at fair value, with any gain or loss recognized in earnings.

Newcastle’s noncontrolling interest is primarily comprised of the 15.4% of New Media and its subsidiaries, Local Media Group and GateHouse, that Newcastle does not own.

Accumulated Other Comprehensive Income (Loss)

During the year ended December 31, 2013, our accumulated other comprehensive income (loss) changed due to the following factors (in thousands):

	Gains/ Losses on Cash Flow Hedges	Gains / Losses on Securities	Other	Total Accumulated Other Comprehensive Income (Loss)
Accumulated other comprehensive income (loss), December, 31, 2012	$(12,024)	$82,788	$—	$70,764
Net unrealized gain on securities	—	45,128	—	45,128
Reclassification of net realized (gain) loss on securities into earnings	—	(995)	—	(995)
Spin-off of New Residential	—	(44,513)	—	(44,513)
Net unrecognized gain and prior service cost	—	—	458	458
Net unrealized gain on derivatives designated as cash flow hedges	5,933	—	—	5,933
Reclassification of net realized (gain) loss on derivatives designated as cash flow hedges into earnings	99	—	—	99
Accumulated other comprehensive income (loss), December 31, 2013	$(5,992)	$82,408	$458	$76,874

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Our GAAP equity changes as our real estate securities portfolio and derivatives are marked to market each quarter, among other factors. The primary causes of mark to market changes are changes in interest rates and credit spreads. Net unrealized gains on our real estate securities decreased for the year ended December 31, 2013 in accumulative other comprehensive income primarily as a result of the spin-off of New Residential, which was partially offset by an increase in unrealized gains caused by a net tightening of credit spreads. Net unrealized losses on derivatives designated as cash flow hedges decreased for the year ended December 31, 2013, primarily as a result of swap interest payments.

See “– Market Considerations” above for a further discussion of recent trends and events affecting our unrealized gains and losses as well as our liquidity.

Cash Flow

Operating Activities

Net cash flow provided by operating activities increased from $97.3 million for the year ended December 31, 2012 to $106.2 million for the year ended December 31, 2013. It increased from $57.0 million for the year ended December 31, 2011 to $97.3 million for the year ended December 31, 2012. These changes resulted primarily from the factors described below:

2013 compared to 2012

•	Net operating cash generated from the senior housing properties including triple net lease properties increased approximately $52.2 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to the increase in the number of senior housing properties in 2013. This includes the receipt of tenant security deposits, of $43.3 million.

•	Net operating cash of approximately $10.5 million in the Media business following the restructuring of the Media investments.

•	Net cash receipts from our investments in other real estate securities and loans increased approximately $10.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to higher investments in FNMA/FHLMC securities and higher investments in real estate related loans.

•	Net cash receipts from our CDOs decreased approximately $24.9 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to the deconsolidation of CDO X in September 2012, and lower receipts from CDO VIII and IX as a result of paydowns in 2013. This was offset by increased interest receipts in our retained CDO IV bonds.

•	Net cash receipts from our manufactured housing loan portfolios decreased approximately $2.0 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to paydowns.

•	Cash receipts from excess mortgage servicing income decreased approximately $16.4 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to the spin-off of New Residential on May 15, 2013.

•	Management fees paid increased approximately $6.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 due to an increase in gross equity as a result of our public offerings of common stock in 2012 and 2013.

•	General and administrative expenses paid increased approximately $14.5 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 due to higher fees paid in connection with the acquisitions of Excess MSRs, senior housing properties and other corporate activities.

2012 compared to 2011

•	Net cash receipts from our CDOs increased approximately $18.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to (i) increased interest receipts as a result of increased reinvestments in securities and loans using restricted cash held in CDOs VIII, IX and X, (ii) decreased interest payments on our CDO debt as a result of repurchases of CDO debt, (iii) decreased interest payments on our interest rate swap agreements which had declining notional balances and (iv) decreased redirection of interest receipts for reinvestment or CDO paydown (which in turn increased our net cash receipts from our CDOs) due to the reduction of defaulted assets

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through sales. The net increases in (i) to (iv) above were partially offset by decreases in interest receipts in CDOs IV and VI as a result of the deleveraging of these CDOs.

•	Net cash receipts from our manufactured housing loan portfolios decreased approximately $1.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to paydowns.

•	Receipts of excess mortgage servicing income increased approximately $32.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 due to the acquisition of Excess MSR investments since December 2011.

•	Received net operating cash from our senior housing portfolio of approximately $3.7 million for the year ended December 31, 2012 since we began investing in senior housing properties as of July 2012.

•	Net cash receipts from our investments in real estate securities increased approximately $5.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to (i) higher investments in FNMA/FHLMC securities and non-Agency RMBS and (ii) delinquent interest received on certain securities.

•	Management fees paid increased approximately $5.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 due to (i) an increase in gross equity as a result of our public offerings of common stock in April 2012, May 2012 and July 2012 and (ii) the payment of property management fees for the senior housing portfolios acquired since July 2012.

•	General and administrative expenses paid increased approximately $12.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to higher professional fees paid in connection with the potential separation transaction, the acquisitions of Excess MSRs and senior housing properties, and other corporate activities.

Investing Activities

Investing activities used $2.9 billion, $1.1 billion and $0.2 billion during the years ended December 31, 2013, 2012 and 2011, respectively. Uses of cash flows from investing activities consisted primarily of the investments made in senior housing properties, real estate securities, loans, Excess MSRs, the restructuring of the Media business and the Golf business, and the contributions made to equity method investees. Proceeds from cash flows from investing activities consisted primarily of proceeds from the sale, repayment, and settlement of investments along with distributions from equity method investees.

Financing Activities

Financing activities provided $2.7 billion, $1.1 billion and $0.3 billion during the years December 31, 2013, 2012 and 2011, respectively. The public offerings of common stock, borrowings under repurchase agreements and under mortgage notes payable and return of margin deposits under repurchase agreements served as the primary sources of cash flow from financing activities. Uses of cash flow from financing activities included the repayment of repurchase agreements, the contribution of cash to New Residential upon the spin-off, the payment of deferred financing costs, the payment of common and preferred dividends, and the payment of costs related to the common stock offerings.

See the consolidated statements of cash flows in our consolidated financial statements included in “Financial Statements and Supplementary Data” for a reconciliation of our cash position for the periods described herein.

Interest Rate, Credit and Spread Risk

We are subject to interest rate, credit and spread risk with respect to our investments. These risks are further described in Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

Off-Balance Sheet Arrangements

As of December 31, 2013, we had the following material off-balance sheet arrangements. We believe that these off-balance sheet structures presented the most efficient and least expensive form of financing for these assets at the time they were entered, and represented the most common market-accepted method for financing such assets.

•	In April 2006, we securitized Subprime Portfolio I. The loans were sold to a securitization trust, of which 80% were treated as a sale, which is an off-balance sheet financing.

•	In July 2007, we securitized Subprime Portfolio II. The loans were sold to a securitization trust, of which 90% were treated as a sale, which is an off-balance sheet financing.

•	On June 17, 2011, we deconsolidated CDO V, which is now effectively an off-balance sheet financing.

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We have no obligation to repurchase any loans from either of our subprime securitizations. Therefore, it is expected that our exposure to loss is limited to the carrying amount of our retained interests in the securitization entities, as described above. A subsidiary of ours gave limited representations and warranties with respect to the second securitization; however, it has no assets and does not have recourse to the general credit of Newcastle.

In each case, our exposure to loss is limited to the carrying value of our investment.

Contractual Obligations

As of December 31, 2013, we had the following material contractual obligations (payments in thousands):

Contract	Terms
CDO Bonds Payable	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Other Bonds and Notes Payable	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Repurchase Agreements	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Mortgage Notes Payable	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Credit Facilities, Media and Golf	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Junior Subordinated Notes Payable	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Derivative Liabilities	Described under Note 14 to our consolidated financial statements which appears under Part II, Item 8 “Financial Statements and Supplementary Data.”

Management Agreement	Our Manager is paid an annual management fee of 1.5% of our gross equity, as defined, an expense reimbursement, and incentive compensation equal to 25% of our adjusted net income available for common stockholders above a certain threshold. For more information on this agreement, as well as historical amounts earned, see Note 17 to Part II, Item 8, “Financial Statements and Supplementary Data.” As a result of not meeting the incentive compensation threshold, the incentive compensation to the Manager has been discontinued for an indeterminate period of time.

Property Management Agreements	We entered into property management agreements with Holiday and with Blue Harbor to manage newly acquired senior housing properties. For more information on these management agreements see Note 17 to Part II, Item 8, “Financial Statements and Supplementary Data.”

Loan Servicing Agreements	We are a party to servicing agreements with respect to our residential mortgage loans, including manufactured housing loans and subprime mortgage loans. We pay annual servicing fees generally equal to 0.375% of the outstanding face amount of the residential mortgage loans, and 1.00% of the outstanding face amount of each of the two portfolios of manufactured housing loans. We also pay an incentive fee for one of the portfolios of manufactured housing loans if the performance of the loans meets certain thresholds.

Trustee Agreements	We have entered into trustee agreements in connection with our securitized investments, primarily our CDOs. We pay annual fees of between 0.015% and 0.020% of the outstanding face amount of the CDO bonds under these agreements.
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The contracts below exclude the obligations of New Media which was spun-off in February 2014.

	Fixed and Determinable Payments Due by Period
Contract	2014		2015-2016		2017-2018		Thereafter		Total

CDO bonds payable (1)	$4,198		$8,395		$8,395		$675,650		$696,638
Other bonds and notes payable (1)	7,891		15,782		15,782		373,594		413,049
Repurchase agreements (2)	556,347		—		—		—		556,347
Mortgage notes payable (1)	57,537		147,945		297,229		904,145		1,406,856
Credit facilities, golf (1)	7,915		15,829		160,413		—		184,157
Financing of subprime mortgage loans subject to future repurchase (3)	N/A		N/A		N/A		N/A		N/A
Junior subordinated notes payable (1)	3,863		6,304		3,460		80,991		94,618
Interest rate swaps, treated as hedges (4)	—		6,203		—		—		6,203
Non-hedge derivative obligations (5)	7,592		—		—		—		7,592
Management agreement (6)	33,673		67,346		67,346		841,824		1,010,189
Operating lease obligations (7)	41,648		74,089		58,869		242,077		416,683
Membership deposit liability (8)	7,314		177		1,673		225,839		235,003
Pension benefit payments (9)		*		*		*		*		*
Property management agreements		*		*		*		*		*
Loan servicing agreements		*		*		*		*		*
Trustee agreements		*		*		*		*		*
Total	$727,978		$342,070		$613,167		$3,344,120		$5,027,335

* These contracts do not have fixed and determinable payments.
(1)	Includes interest based on rates existing at December 31, 2013 and assuming no prepayments. Obligations that are repayable prior to maturity at the option of Newcastle are reflected at their contractual maturity dates.
(2)	Repurchase agreements, which have not been term financed, and mature within one year of our financial statement date, are included in this table assuming no interest.
(3)	These obligations represent the related financing on the loans which are subject to future repurchase by Newcastle and are offset by the amount of such loans. See Note 7 to Part II, Item 8, “Financial Statements and Supplementary Data”.
(4)	These agreements are held within our non-recourse financing structures. The amounts reflected assume that these agreements are terminated at their December 31, 2013 fair value and paid at the contractual maturity of the related interest rate swap agreements.
(5)	The amounts reflected assume that these agreements are terminated at their December 31, 2013 fair value on January 1, 2014.
(6)	Amounts reflect base management fees for the next 30 years assuming no change in gross equity, as defined, from December 31, 2013.
(7)	Includes leases of golf courses and related facilities. Excludes escalation charges which per our lease agreements are not fixed and determinable payments.
(8)	This obligation represents refundable membership initiation deposits due generally 30 years after the date of acceptance of a member.
(9)	The periods in which these obligations will be settled in cash are not readily determinable and are subject to numerous future events or assumptions. We estimate cash requirements for these obligations in 2014 totaling approximately $1.9 million.

Inflation

For our assets and liabilities that are financial in nature, interest rates and other factors affect our performance more so than inflation, although inflation rates can often have a meaningful influence over the direction of interest rates. Furthermore, our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors primarily based on our taxable income, and, in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation. See Part II, Item 7A, “Quantitative and Qualitative Disclosure About Market Risk — Interest Rate Exposure” below.

Core Earnings

Newcastle has the following primary variables that impact its operating performance: (i) the current yield earned on its investments that are not included in non-recourse financing structures (i.e., unlevered investments, including investments in equity method investees and investments subject to recourse debt), (ii) the net yield it earns from its non-recourse financing structures, (iii) the interest expense and dividends incurred under its recourse debt and preferred stock, (iv) the net operating income on its real estate, media and golf investments, (v) its operating expenses and (vi) its realized and unrealized gains or losses, including any impairment, on its investments, derivatives and debt obligations. Core earnings is a non-GAAP measure of the operating performance of Newcastle excluding the sixth variable listed above and adjusting the consumer loans portfolio accounting to a level yield methodology. It also excludes depreciation and amortization charges and acquisition and spin-off related expenses. Core earnings is used by management to gauge the current performance of Newcastle without taking into account gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. It is the judgment of management that depreciation and amortization charges are not indicative of operating performance and that acquisition and spin-off related expenses are not part of our core operations. Management believes that the

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exclusion from Core earnings of the items specified above allows investors and analysts to readily identify the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business, which is among the factors considered when determining the amount of distributions to our shareholders. Newcastle changed its definition of Core earnings to exclude acquisition and spin-off related expenses in the third quarter of 2013. The calculation of Core earnings has been retroactively adjusted for all periods presented.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. For a further description of the differences between cash flow provided by operations and net income, see “ – Liquidity and Capital Resources” above. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure (in thousands).

	Year Ended December 31,
	2013	2012	2011
Income applicable to common stockholders	$145,833	$428,530	$298,939
Add (deduct):
Impairment (reversal)	(19,769)	(5,664)	1,110
Other income	(35,378)	(262,294)	(180,495)
Impairment (reversal), other (income) loss and other adjustments from discontinued operations	(1,885)	(17,421)	(428)
Depreciation and amortization (A)	29,841	6,975	12
Acquisition and spin-off related expenses	22,261	13,091	1,031
Core earnings	$140,903	$163,217	$120,169

(A)	Includes $2.7 million of depreciation and amortization expense in equity method investments for the year ended December 31, 2013.

Pro forma core earnings reflect our core earnings as adjusted to give effect to the New Residential and New Media spin-off transactions (see Note 4) as if it had taken place on January 1, 2013.

Year Ended December 31, 2013
Pro forma income (loss) from continuing operations after preferred dividends and controlling interest (Note 22)	$104,301
Add (Deduct):
Impairment (reversal)	(23,525)
Other (income) loss	(35,320)
Depreciation and amortization (A)	29,841
Acquisition and spin-off related expenses	22,261
Pro forma core earnings	$97,558

(A)	Includes $2.7 million of depreciation and amortization expenses in equity method investments for the year ended December 31, 2013.
35

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we are exposed to are interest rate risk and credit spread risk. These risks are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and derivative positions are for non-trading purposes only. For a further understanding of how market risk may effect our financial position or operating results, please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Application of Critical Accounting Policies.”

Interest Rate Exposure

Changes in interest rates, including changes in expected interest rates or “yield curves,” affect our investments in two distinct ways, each of which is discussed below.

First, changes in interest rates affect our net interest income, which is the difference between the interest income earned on assets and the interest expense incurred in connection with our debt obligations and hedges.

One component of our financing strategy includes the use of match funded structures, when appropriate and available. This means that we seek to match the maturities of our debt obligations with the maturities of our assets to reduce the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on our earnings. In addition, we seek to match fund interest rates on our assets with like-kind debt (i.e., fixed rate assets are financed with fixed rate debt and floating rate assets are financed with floating rate debt), directly or through the use of interest rate swaps, caps or other financial instruments (see below), or through a combination of these strategies, which we believe allows us to reduce the impact of changing interest rates on our earnings.

However, increases in interest rates can nonetheless reduce our net interest income to the extent that we are not completely match funded.

Furthermore, a period of rising interest rates can negatively impact our return on certain floating rate investments. Although these investments may be financed with floating rate debt, the interest rate on the debt may reset prior to, and in some cases more frequently than, the interest rate on the assets, causing a decrease in return on equity during a period of rising interest rates. See further disclosure regarding Agency ARM RMBS under Part I, Item 1, “Business - Investment Portfolio – Debt Investments Agency ARM RMBS (FNMA/FHLMC Securities)” for information about the reset terms and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Update on Liquidity, Capital Resources and Capital Obligations” for information on related debt.

As of December 31, 2013, a 100 basis point increase in short term interest rates would decrease our earnings by approximately $1.7 million per annum, based on the current net floating rate exposure from our investments, financings and interest rate derivatives.

Second, changes in the level of interest rates also affect the yields required by the marketplace on debt. Increasing interest rates would decrease the value of the fixed rate assets we hold at the time because higher required yields result in lower prices on existing fixed rate assets in order to adjust their yield upward to meet the market.

Changes in unrealized gains or losses resulting from changes in market interest rates do not directly affect our cash flows, or our ability to pay a dividend, as the related assets are expected to be held, as their fair value is not relevant to their underlying cash flows. Our assets are largely financed to maturity through long term CDO financings that are not redeemable as a result of book value changes. As long as these fixed rate assets continue to perform as expected, our cash flows from these assets would not be affected by increasing interest rates. Changes in unrealized gains or losses would impact our ability to realize gains on existing investments if they were sold. Furthermore, with respect to changes in unrealized gains or losses on investments which are carried at fair value, changes in unrealized gains or losses would impact our net book value and, in the cases of impaired assets and non-hedge derivatives, our net income.

Changes in the value of our assets could affect our ability to borrow and access capital. Also, if the value of our assets subject to short term financing were to decline, it could cause us to fund margin and affect our ability to refinance such assets upon the maturity of the related financings, adversely impacting our rate of return on such securities.

As of December 31, 2013, a 100 basis point change in short term interest rates would impact our net book value by approximately $10.6 million, based on the current net fixed rate exposure from our investments and interest rate derivatives.

36

Interest rate swaps are agreements in which a series of interest rate flows are exchanged with a third party (counterparty) over a prescribed period. The notional amount on which swaps are based is not exchanged. In general, our swaps are “pay fixed” swaps involving the exchange of floating rate interest payments from the counterparty for fixed interest payments from us. This can effectively convert a floating rate debt obligation into a fixed rate debt obligation. Interest rate swaps may be subject to margin calls.

Similarly, an interest rate cap or floor agreement is a contract in which we purchase a cap or floor contract on a notional face amount. We will make an upfront payment to the counterparty for which the counterparty agrees to make future payments to us should the reference rate (typically LIBOR) rise above (cap agreements) or fall below (floor agreements) the “strike” rate specified in the contract. Payments on an annualized basis will equal the contractual notional face amount multiplied by the difference between the actual reference rate and the contracted strike rate.

While a REIT may utilize these types of derivative instruments to hedge interest rate risk on its liabilities or for other purposes, such derivative instruments could generate income that is not qualified income for purposes of maintaining REIT status. As a consequence, we may only engage in such instruments to hedge such risks within the constraints of maintaining our standing as a REIT. We do not enter into derivative contracts for speculative purposes or as a hedge against changes in credit risk.

Our hedging transactions using derivative instruments also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging strategies.

Credit Spread Exposure

Credit spreads measure the yield demanded on loans and securities by the market based on their credit relative to U.S. Treasuries, for fixed rate credit, or LIBOR, for floating rate credit. Our fixed rate loans and securities are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. Our floating rate loans and securities are valued based on a market credit spread over LIBOR. Excessive supply of such loans and securities combined with reduced demand will generally cause the market to require a higher yield on such loans and securities, resulting in the use of a higher (or “wider”) spread over the benchmark rate to value them.

Widening credit spreads would result in higher yields being required by the marketplace on loans and securities. This widening would reduce the value of the loans and securities we hold at the time because higher required yields result in lower prices on existing securities in order to adjust their yield upward to meet the market. The effects of such a decrease in values on our financial position, results of operations and liquidity are discussed above under “- Interest Rate Exposure.”

As of December 31, 2013, a 25 basis point movement in credit spreads would impact our net book value by approximately $6.0 million, assuming a static portfolio of current investments and financings, but would not directly affect our earnings or cash flow.

Our financing strategy is dependent on our ability to place the match funded debt we use to finance our investments at rates that provide a positive net spread. Currently, spreads for such liabilities have widened and demand for such liabilities has become extremely limited, therefore restricting our ability to execute future financings.

In an environment where spreads are tightening, if spreads tighten on the assets we purchase to a greater degree than they tighten on the liabilities we issue, our net spread will be reduced.

Credit Risk

In addition to the above described market risks, Newcastle is subject to credit risk.

Credit risk refers to the ability of each individual borrower under our loans and securities to make required interest and principal payments on the scheduled due dates. The commercial mortgage and asset backed securities we invest in are generally junior in right of payment of interest and principal to one or more senior classes, but benefit from the support of one or more subordinate classes of securities or other form of credit support (which absorbs losses before the securities in which we invest) within a securitization transaction. The senior unsecured REIT debt securities we invest in reflect comparable credit risk. The value of the subordinated securities has generally been reduced or, in some cases, eliminated, which could leave our securities economically in a first loss position. We also invest in loans and securities which represent “first loss” pieces; in other words, they do not benefit from credit support although we believe at acquisition they predominantly benefit from underlying collateral value in excess of their carrying amounts. Corporate bank loans are also subject to the risk of a bankruptcy filing of the related entity.

37

We seek to reduce credit risk by actively monitoring our asset portfolio and the underlying credit quality of our holdings and, where appropriate and achievable, repositioning our investments to upgrade their credit quality. In the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may increase and result in credit losses that would adversely affect our liquidity and operating results. As described in “Management’s Discussion and Analysis of Financial Condition and Result of Operations – Market Considerations” and elsewhere in this annual report, adverse market and credit conditions have resulted in our recording of other-than-temporary impairment in certain securities and loans.

In addition, we may derive a significant portion of our revenues by leasing senior housing properties under triple net leases in which the rental payments are fixed with scheduled periodic increases that are either fixed or based on the Consumer Price Index with caps and floors. We also earn revenue from senior housing properties managed by third parties. For these properties, rental rates may fluctuate due to lease rollovers and renewals and economic or market conditions.

To the extent that the Holiday Portfolio accounts for a significant portion of our total senior housing revenues and net operating income, such concentration would create credit risk. We could be adversely affected if the Master Tenants become unable or unwilling to satisfy their obligations to us. There is no assurance that the Master Tenants or the related guarantor will have sufficient assets, income and access to financing to enable them to satisfy their obligations to us.

Margin

We are subject to margin calls on our repurchase agreements. Furthermore, we may, from time to time, be a party to derivative agreements or financing arrangements that are subject to margin calls based on the value of such instruments. We seek to maintain adequate cash reserves and other sources of available liquidity to meet any margin calls resulting from decreases in value related to a reasonably possible (in the opinion of management) change in interest rates.

Interest Rate and Credit Spread Risk Sensitive Instruments and Fair Value

Our holdings of such financial instruments, and their fair values and the estimation methodology thereof, are detailed in Note 13 to Part II, Item 8, “Financial Statements and Supplementary Data.” For information regarding the impact of prepayment, reinvestment, and expected loss factors on the timing of realization of our investments, please refer to the consolidated financial statements included therein. For information regarding the impact of changes in these factors on the value of securities valued with internal models, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Application of Critical Accounting Policies.”

We note that the values of our investments in real estate securities, loans and derivative instruments are sensitive to changes in market interest rates, credit spreads and other market factors. The value of these investments can vary, and has varied, materially from period to period.

Trends

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Market Considerations” for a further discussion of recent trends and events affecting our liquidity, unrealized gains and losses.

38

Item 8. Financial Statements and Supplementary Data.

Index to Financial Statements:

Report of Independent Registered Public Accounting Firm

Report on Internal Control Over Financial Reporting of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012

Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011

Consolidated Statements of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011

Consolidated Statements of Equity (Deficit) for the years ended December 31, 2013, 2012 and 2011

Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011

Notes to Consolidated Financial Statements

All schedules have been omitted because either the required information is included in our consolidated financial statements and notes thereto or it is not applicable.

39

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Newcastle Investment Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Newcastle Investment Corp. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newcastle Investment Corp. and Subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Newcastle Investment Corp. and Subsidiaries' internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated March 3, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

March 3, 2014, except for Notes 2, 4, 5, 12-14, 18 and 19, as to which the date is May 5, 2014

40

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Newcastle Investment Corp. and Subsidiaries

We have audited Newcastle Investment Corp. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). Newcastle Investment Corp. and Subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of (1) the consolidated results of the twenty-one senior housing properties acquired during 2013, (2) the consolidated results of New Media Investment Group, Inc. from November 26, 2013 through December 31, 2013, and (3) the consolidated results of the golf business acquired on December 30, 2013 through December 31, 2013, which are included in the 2013 consolidated financial statements of Newcastle Investment Corp. and Subsidiaries and constituted approximately $1,434,427,000 and $542,217,000 of total and net assets, respectively, as of December 31, 2013 and approximately $90,853,000 and $7,000 of revenues and net loss, respectively, for the year then ended. Our audit of internal control over financial reporting of Newcastle Investment Corp. and Subsidiaries also did not include an evaluation of the internal control over financial reporting of (1) the consolidated results of the twenty-one senior housing properties acquired during 2013, (2) the consolidated results of New Media Investment Group, Inc. from November 26, 2013 through December 31, 2013, and (3) the consolidated results of the golf business acquired on December 30, 2013 through December 31, 2013.

41

In our opinion, Newcastle Investment Corp. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Newcastle Investment Corp. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2013 of Newcastle Investment Corp. and Subsidiaries and our report dated March 3, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

March 3, 2014

42

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31,
	2013	2012
Assets
Real estate securities, available-for-sale - Note 6	$984,263	$1,691,575
Real estate related and other loans, held-for-sale, net - Note 7	437,530	843,132
Residential mortgage loans, held-for-investment, net - Note 7	255,450	292,461
Residential mortgage loans, held-for-sale, net - Note 7	2,185	2,471
Subprime mortgage loans subject to call option - Note 7	406,217	405,814
Investments in senior housing real estate, net of accumulated depreciation - Note 9	1,362,900	162,801
Investments in other real estate, net of accumulated depreciation - Note 10	266,170	6,672
Intangibles, net of accumulated amortization - Note 12	199,725	19,086
Other investments	25,468	24,907
Cash and cash equivalents	74,133	231,898
Restricted cash	5,889	2,064
Receivables and other assets	141,887	17,362
Assets of discontinued operations	690,746	245,069
Total Assets	$4,852,563	$3,945,312

Liabilities and Equity
Liabilities
CDO bonds payable - Note 14	$544,525	$1,091,354
Other bonds and notes payable - Note 14	230,279	183,390
Repurchase agreements - Note 14	556,347	929,435
Mortgage notes payable - Note 14	1,076,828	120,525
Credit facilities, golf - Note 14	152,498	—
Financing of subprime mortgage loans subject to call option - Note 7	406,217	405,814
Junior subordinated notes payable - Note 14	51,237	51,243
Dividends payable	36,075	38,884
Accounts payable, accrued expenses and other liabilities	277,166	51,127
Liabilities of discontinued operations	295,267	480
Total Liabilities	$3,626,439	$2,872,252

Commitments and contingencies - Notes 16, 17 and 18

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of December 31, 2013 and 2012	$61,583	$61,583
Common stock, $0.01 par value, 1,000,000,000 and 500,000,000 shares authorized, 351,453,495 and 172,525,645 shares issued and outstanding at December 31, 2013 and 2012, respectively	3,515	1,725
Additional paid-in capital	2,970,786	1,710,083
Accumulated deficit	(1,947,913)	(771,095)
Accumulated other comprehensive income - Note 2	76,874	70,764
Total Newcastle Stockholders’ Equity	1,164,845	1,073,060
Noncontrolling interests	61,279	—
Total Equity	$1,226,124	$1,073,060

Total Liabilities and Equity	$4,852,563	$3,945,312

Statement continues on the next page.

43

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the consolidated balance sheets above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs, and are in excess of those obligations. Additionally, the assets in the table below exclude intercompany balances that eliminate in consolidation.

	December 31,
	2013	2012

Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Real estate securities, available-for-sale	$426,695	$567,685
Real estate related and other loans, held-for-sale, net	437,530	813,301
Residential mortgage loans, held-for-investment, net	223,628	292,461
Subprime mortgage loans subject to call option	406,217	405,814
Investments in other real estate, net of accumulated depreciation	6,597	6,672
Other investments	19,308	18,883
Restricted cash	2,377	2,064
Receivables and other assets	3,727	7,535
Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$1,526,079	$2,114,415

The following table presents certain liabilities of consolidated VIEs, which are included in the consolidated balance sheets above. The liabilities in the table below include third-party liabilities of consolidated VIEs due to third parties only, and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Newcastle.

	December 31,
	2013	2012
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Newcastle
CDO bonds payable	$544,525	$1,091,354
Other bonds and notes payable	230,279	183,390
Repurchase agreements	—	4,244
Financing of subprime mortgage loans subject to call option	406,217	405,814
Derivative liabilities	13,795	31,576
Accounts payable, accrued expenses and other liabilities	6,766	8,365
Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Newcastle	$1,201,582	$1,724,743

See notes to consolidated financial statements.

44

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011
(dollars in thousands, except share data)

	Year Ended December 31,

	2013	2012	2011
Interest income	$213,715	$282,951	$291,036
Interest expense	89,382	109,924	138,035
Net interest income	124,333	173,027	153,001

Impairment (Reversal)
Valuation allowance (reversal) on loans - Note 7	(25,035)	(24,587)	(15,163)
Other-than-temporary impairment on securities- Note 6	5,222	19,359	12,955
Impairment of long-lived assets	—	—	433
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of the reversal of other comprehensive (income) loss into net income	44	(436)	2,885
Total impairment (reversal)	(19,769)	(5,664)	1,110
Net interest income (loss) after impairment/reversal	144,102	178,691	151,891

Other Revenues
Rental income	74,936	17,081	1,899
Care and ancillary income - senior housing	12,387	2,994	—
Total other revenues	87,323	20,075	1,899

Other Income
Gain on settlement of investments, net - Note 2	17,369	232,897	78,181
Gain on extinguishment of debt - Note 14	4,565	24,085	66,110
Other income, net - Note 2	13,367	5,312	36,204
Total other income	35,301	262,294	180,495

Expenses
Loan and security servicing expense	3,857	4,260	4,649
Property operating expenses	53,718	12,943	1,110
General and administrative expense	35,196	17,247	6,267
Management fee to affiliate - Note 17	33,091	24,693	18,289
Depreciation and amortization	27,128	6,975	12
Total expenses	152,990	66,118	30,327
Income from continuing operations before income tax	113,736	394,942	303,958
Income tax expense - Note 19	1,038	—	—
Income from continuing operations	112,698	394,942	303,958
Income from discontinued operations, net of tax - Note 4	39,643	39,168	561
Net Income	152,341	434,110	304,519
Preferred dividends	(5,580)	(5,580)	(5,580)
Net income attributable to noncontrolling interest	(928)	—	—
Income Applicable To Common Stockholders	$145,833	$428,530	$298,939

Income Per Share of Common Stock
Basic	$0.53	$2.97	$3.65
Diluted	$0.51	$2.94	$3.65

Income from continuing operations per share of common stock, after preferred dividends and noncontrolling interest
Basic	0.39	2.70	3.64
Diluted	0.37	2.67	3.64

Income from discontinued operations per share of common stock
Basic	$0.14	$0.27	$0.01
Diluted	$0.14	$0.27	$0.01

Weighted Average Number of Shares of Common Stock Outstanding
Basic	276,881,294	144,146,370	81,983,973
Diluted	283,309,645	145,766,413	81,990,297

See notes to consolidated financial statements.

45

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011 (dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$152,341	$434,110	$304,519
Other comprehensive income (loss):
Net unrealized gain (loss) on securities	45,128	136,527	(4,786)
Reclassification of net realized (gain) loss on securities into earnings	(995)	8,727	(60,503)
Net unrealized gain (loss) on derivatives designated as cash flow hedges	5,933	18,807	15,514
Reclassification of net realized loss on derivatives designated as cash flow hedges into earnings	99	5,303	12,540
Net unrecognized gain and prior service cost	458	—	—
Other comprehensive income (loss)	50,623	169,364	(37,235)
Other comprehensive income attributable to noncontrolling interest	(928)	—	—

Total comprehensive income	$202,036	$603,474	$267,284

46

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011 (dollars in thousands, except share data)

	Newcastle Stockholders
							Accumulated Other Comp. Income (Loss)		Total Equity (Deficit)
					Additional Paid in Capital
	Preferred Stock		Common Stock			Accumulated Deficit		Noncontrolling Interests
	Shares	Amount	Shares	Amount
Equity (deficit) - December 31, 2010	2,463,321	$61,583	62,027,184	$620	$1,065,377	$(1,328,987)	$(46,178)	$—	(247,585)
Dividends declared	—	—	—	—	—	(48,784)	—	—	(48,784)
Issuance of common stock	—	—	43,153,825	432	210,415	—	—	—	210,847
Deconsolidation of CDO V
Unrealized gain on securities	—	—	—	—	—	—	(8,026)	—	(8,026)
Unrealized loss on derivatives designated as cash flow hedges	—	—	—	—	—	—	18,353	—	18,353
Net income	—	—	—	—	—	304,519	—	—	304,519
Other comprehensive income (loss)	—	—	—	—	—	—	(37,235)	—	(37,235)
Equity (deficit) - December 31, 2011	2,463,321	$61,583	105,181,009	$1,052	$1,275,792	$(1,073,252)	$(73,086)	$—	$192,089
Dividends declared	—	—	—	—	—	(131,953)	—	—	(131,953)
Issuance of common stock	—	—	67,344,636	673	434,291	—	—	—	434,964
Deconsolidation of CDO X
Unrealized gain on securities	—	—	—	—	—	—	(59,881)	—	(59,881)
Unrealized loss on derivatives designated as cash flow hedges	—	—	—	—	—	—	34,367	—	34,367
Net income	—	—	—	—	—	434,110	—	—	434,110
Other comprehensive income	—	—	—	—	—	—	169,364	—	169,364
Equity (deficit) - December 31, 2012	2,463,321	$61,583	172,525,645	$1,725	$1,710,083	$(771,095)	$70,764	$—	$1,073,060
Dividends declared	—	—	—	—	—	(168,761)	—	—	(168,761)
Issuance of common stock	—	—	178,927,850	1,790	1,260,703	—	—	—	1,262,493
Noncontrolling interest recorded upon restructuring of media business	—	—	—	—	—	—	—	60,351	60,351
Spin-off of New Residential	—	—	—	—	—	(1,159,470)	(44,513)	—	(1,203,983)
Net income	—	—	—	—	—	151,413	—	928	152,341
Other comprehensive income	—	—	—	—	—	—	50,623	—	50,623
Equity (deficit) - December 31, 2013	2,463,321	$61,583	351,453,495	$3,515	$2,970,786	$(1,947,913)	$76,874	$61,279	$1,226,124

47

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011
(dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash Flows From Operating Activities
Net income	$152,341	$434,110	$304,519
Adjustments to reconcile net income (loss) to net cash provided by (used in)
Depreciation and amortization	30,973	7,451	312
Accretion of discount and other amortization	(30,621)	(45,582)	(44,786)
Interest income in CDOs redirected for reinvestment or CDO bond paydown	(1,895)	(5,484)	(10,279)
Interest income on investments accrued to principal balance	(26,588)	(22,835)	(19,507)
Interest expense on debt accrued to principal balance	440	437	728
Non-cash directors’ compensation	350	280	149
Reversal of valuation allowance on loans	(25,035)	(24,587)	(15,163)
Other-than-temporary impairment on securities	5,266	18,923	15,840
Impairment of long-lived assets	—	—	433
Change in fair value of investments in excess mortgage servicing rights	(3,894)	(9,023)	(367)
Change in investments in equity method investees in excess mortgage servicing rights	(19,170)	—	—
Equity in earnings of equity method investees	(1,746)	—	—
Distributions of earnings from equity method investees	1,069	—	—
Gain on settlement of investments (net)	(17,369)	(232,897)	(77,310)
Gain on deconsolidation	—	—	(45,072)
Unrealized (gain)/loss on non-hedge derivatives and hedge ineffectiveness	(10,467)	(2,547)	11,572
Gain on extinguishment of debt	(4,565)	(24,085)	(66,110)
Change in:
Restricted cash	8,013	2,223	1,161
Receivables and other assets	(19,077)	(1,702)	(1,342)
Accounts payable, accrued expenses and other liabilities	63,684	3,220	1,226
Payment of deferred interest	(648)	(568)	—
Deferred interest received	5,125	—	1,027
Net cash provided by operating activities	106,186	97,334	57,031
Cash Flows From Investing Activities
Principal repayments from repurchased CDO debt	114,592	42,835	65,912
Principal repayments from CDO securities	3,405	2,014	10,728
Principal repayments from non-Agency RMBS	25,178	20,729	118
Return of investments in excess mortgage servicing rights	15,803	29,167	760
Principal repayments from loans and non-CDO securities (excluding non-Agency RMBS)	351,268	126,125	82,789
Restructuring of investments in media and golf, net of cash and cash equivalents assumed	(60,654)	—	—
Purchase of real estate securities	(1,307,862)	(989,709)	(333,895)
Purchase of securities accounted for as linked transactions	(103,140)	—	—
Purchase of real estate related and other loans	(382,771)	(27,226)	—
Proceeds from sale of investments	46,536	127,000	3,885
Acquisition of investments in excess mortgage servicing rights	—	(221,832)	(40,492)
Acquisition of investments in real estate	(1,249,410)	(185,686)	—
Additions to investments in real estate	(4,804)	(296)	—
Proceeds from sale of real estate held for sale	—	—	650
Acquisition of servicing rights	—	—	(2,268)
Deposits paid on investments	(505)	(25,857)	—
Return of deposit paid on investments	—	25,582	—
Payments on settlement of derivative instruments	—	—	(14,322)
Contributions to equity method investees	(386,501)	—	—
Distributions of capital from equity method investees	12,134	—	—
Net cash used in investing activities	(2,926,731)	(1,077,154)	(226,135)

Continued on next page.

48

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011
(dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash Flows From Financing Activities
Repurchases of CDO bonds payable	$(31,285)	$(35,748)	$(101,954)
Issuance of other bonds payable	—	—	142,736
Repayments of other bonds and notes payable	(40,347)	(42,443)	(204,151)
Borrowings under repurchase agreements	2,306,433	782,749	321,020
Borrowings under repurchase agreements accounted for as linked transactions	60,646	—	—
Repayments of repurchase agreements	(1,359,161)	(93,054)	(100,012)
Margin deposits under repurchase agreements	(207,905)	(87,895)	(15,754)
Return of margin deposits under repurchase agreements	175,405	87,895	15,754
Borrowings under mortgage notes payable	904,509	120,525	—
Repayment of mortgage notes payable	(747)	—	—
Issuance of common stock	1,264,769	435,821	211,567
Costs related to issuance of common stock	(2,471)	(1,083)	(905)
Contribution of cash to New Residential upon spin-off	(181,582)	—	—
Common stock dividends paid	(165,989)	(104,196)	(23,706)
Preferred stock dividends paid	(5,580)	(5,580)	(8,371)
Payment of financing costs	(40,633)	(2,385)	(1,581)
Purchase of derivative instruments	—	(244)	—
Proceeds from settlement of derivative instruments	217	—	—
Restricted cash returned from refinancing activities	18,312	—	58,293
Net cash provided by financing activities	2,694,591	1,054,362	292,936
Net Increase (Decrease) in Cash and Cash Equivalents	(125,954)	74,542	123,832
Cash and Cash Equivalents, Beginning of Period	231,898	157,356	33,524
Less Cash and Cash Equivalents of Discontinued Operations	(31,811)	—	(9)
Cash and Cash Equivalents, End of Period	$74,133	$231,898	$157,347

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$48,892	$71,395	$99,096
Cash paid during the period for income taxes	$899	$—	$—
Supplemental Schedule of Non-Cash Investing and Financing Activities
Common stock dividends declared but not paid	$35,145	$37,954	$15,777
Preferred stock dividends declared but not paid	$930	$930	$930
Assumption of mortgage notes payable, at fair value	$43,128	$—	$—
Re-issuance of other bonds and notes payable to third parties upon deconsolidation of CDOs	$—	$29,959	$5,751
Issuance of seller financing for acquisition of senior housing properties, at fair value	$9,412	$—	$—
Purchase price payable on investments in excess mortgage servicing rights	$—	$59	$3,250
Reduction of Assets and Liabilities relating to the spin-off of New Residential
Real estate securities, available for sale	$1,647,289	$—	$—
Residential mortgage loans, held-for-investment, net	$35,865	$—	$—
Investments in excess mortgage servicing rights at fair value	$229,936	$—	$—
Investments in equity mothod investees	$392,469	$—	$—
Receivables and other assets	$37,844	$—	$—
Repurchase agreements	$1,320,360	$—	$—
Accrued expenses and other liabilities	$642	$—	$—
Acquisitions of Assets and Liablilites relating to media and golf investments, non-cash portion
Investments in other real estate	$259,573	$—	$—
Property, plant and equipment	$272,153	$—	$—
Intangibles	$244,885	$—	$—
Goodwill	$126,686	$—	$—
Receivables and other assets	$145,191	$—	$—
Credit facilities	$334,498	$—	$—
Accounts payable, accrued expenses and other liabilities	$287,439	$—	$—
Noncontrolling interests	$366	$—	$—

See notes to consolidated financial statements.

49

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

1.	ORGANIZATION

Newcastle Investment Corp. (and its subsidiaries, “Newcastle”) is a Maryland corporation that was formed in 2002. Newcastle focuses on opportunistically investing in, and actively managing, a variety of real estate-related and other investments. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. As such, Newcastle will generally not be subject to U.S. federal corporate income tax on that portion of its net income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements.

On April 26, 2013, Newcastle announced that its board of directors had formally declared the distribution of shares of common stock of New Residential Investment Corp. (“New Residential,” NYSE: NRZ), a then wholly owned subsidiary of Newcastle. Following the spin-off, New Residential is an independent, publicly traded REIT primarily focused on investing in residential mortgage related assets. The spin-off transaction was effected as a taxable pro rata distribution by Newcastle of all the outstanding shares of common stock of New Residential to the stockholders of record of Newcastle at the close of business on May 6, 2013. The stockholders of Newcastle as of the record date received one share of New Residential common stock for each share of Newcastle common stock held.

In connection with the spin-off, Newcastle contributed to New Residential all of its investments in excess mortgage servicing rights (“Excess MSRs”) as of May 15, 2013, the non-Agency residential mortgage backed securities (“RMBS”) Newcastle had acquired since the second quarter of 2012, certain Agency ARM RMBS, the residential mortgage loans Newcastle had acquired since the beginning of 2013, its interest in a portfolio of consumer loans and a cash and cash equivalents balance of $181.6 million.

As described in more detail in Note 3, during 2013 Newcastle expanded its investments in senior housing. In addition, during the fourth quarter of 2013 Newcastle restructured its Media debt investments (which was spun-off in February 2014) and its Golf debt investment.

As a result, Newcastle changed its financial reporting segments and now conducts its business through the following segments: (i) investments in senior housing properties (“senior housing”), (ii) debt investments financed with collateralized debt obligations (“CDOs”), (iii) other debt investments (“other debt”), (iv) investments in media (“Media”), (v) investments in golf courses and facilities (“Golf”) and (vi) corporate. With respect to the CDOs and other debt investments, subject to the passing of certain periodic coverage tests, Newcastle is generally entitled to receive the net cash flows from these structures on a periodic basis.

Newcastle is party to a management agreement (the “Management Agreement”) with FIG LLC (the “Manager”), a subsidiary of Fortress Investment Group LLC (“Fortress”), under which the Manager advises Newcastle on various aspects of its business and manages its day-to-day operations, subject to the supervision of Newcastle’s board of directors. For its services, the Manager is entitled to an annual management fee and incentive compensation, both as defined in, and in accordance with the terms of, the Management Agreement. For a further discussion of the Management Agreement, see Note 17.

Newcastle has its senior housing properties managed pursuant to property management agreements (the “Senior Housing Management Agreements”) with third parties (collectively, the “Senior Housing Managers”). Currently, the Senior Housing Managers are affiliates or subsidiaries of either Holiday Acquisition Holdings LLC (“Holiday”), a portfolio company that is majority owned by private equity funds managed by an affiliate of Newcastle’s Manager, or FHC Property Management LLC (together with its subsidiaries, “Blue Harbor”), an affiliate of Newcastle’s Manager.

Approximately 6.4 million shares of Newcastle’s common stock were held by Fortress, through its affiliates, and its principals at December 31, 2013. In addition, Fortress, through its affiliates, held options relating to approximately 27.5 million shares of Newcastle’s common stock at December 31, 2013.

50

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
The following table presents information on shares of Newcastle’s common stock issued subsequent to its formation:

Year	Shares Issued	Range of Issue Prices (1)(2)	Net Proceeds (millions)
Formation - 2010	62,027,184
2011	43,153,825	$4.55 - $6.00	$210.9
2012	67,344,636	$6.22 - $6.71	$434.9
2013	178,927,850	$4.97 - $10.48	$1,262.6
December 31, 2013	351,453,495

(1)	Excludes prices of shares issued pursuant to the exercise of options and of shares issued to Newcastle’s independent directors.
(2)	On May 15, 2013, Newcastle completed the spin-off of New Residential. The May 15, 2013 closing price of Newcastle’s common stock on the NYSE was $12.33. On May 16, 2013, the opening price of Newcastle’s common stock was $5.79.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Basis of Accounting — The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP’’). The consolidated financial statements include the accounts of Newcastle and its consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. Newcastle consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity as well as those entities deemed to be variable interest entities (“VIEs”) in which Newcastle is determined to be the primary beneficiary. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Newcastle’s CDO subsidiaries and its manufactured housing loan financing structures (Note 14) are special purpose entities which are considered VIEs of which Newcastle is the primary beneficiary. Therefore, the debt issued by such entities is considered a non-recourse secured borrowing of Newcastle. The subprime securitizations and CDO VIII Repack (Note 5) are also considered VIEs, but Newcastle does not control the decisions that most significantly impact their economic performance and, for the subprime securitizations, no longer receive a significant portion of their returns, and therefore do not consolidate them.

For entities over which Newcastle exercises significant influence, but which do not meet the requirements for consolidation, Newcastle uses the equity method of accounting whereby it records its share of the underlying income of such entities. Newcastle’s investments in equity method investees were not significant at December 31, 2013, 2012 or 2011. With respect to investments in entities over which Newcastle does not meet the requirements for consolidation and does not exercise significant influence, Newcastle records these investments at cost, subject to impairment.

Noncontrolling interests represent the ownership interests in certain consolidated subsidiaries held by entities or persons other than Newcastle. This is primarily related to noncontrolling interests in New Media Investment Group, Inc. (Note 3).

Certain prior period amounts have been reclassified to conform to the current period’s presentation.

Risks and Uncertainties — In the normal course of business, Newcastle encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on Newcastle’s investments in securities, loans, derivatives and leases that results from a borrower’s, derivative counterparty’s or lessee’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities, loans and derivatives or in real estate due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying loans and securities and the valuation of real estate held by Newcastle. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated prepayments, financings, collateral values, payment histories, and other borrower information.

Additionally, Newcastle is subject to significant tax risks. If Newcastle were to fail to qualify as a REIT in any taxable year, Newcastle would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), which could be material. Unless entitled to relief under certain statutory provisions, Newcastle would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

51

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income — Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For Newcastle’s purposes, comprehensive income represents net income, as presented in the consolidated statements of income, adjusted for unrealized gains or losses on securities available for sale and derivatives designated as cash flow hedges and, upon the consolidation of GateHouse (see Note 3), net unrecognized gain and prior period service costs and credits relating to pension and other postretirement benefits.

The following table summarizes Newcastle’s accumulated other comprehensive income:

	December 31,
	2013	2012
Net unrealized gains on securities	$82,408	$82,788
Net unrealized losses on derivatives designated as cash flow hedges	(5,992)	(12,024)
Net unrecognized gain and prior service cost	458	—
Accumulated other comprehensive income	$76,874	$70,764

REVENUE RECOGNITION

Real Estate Securities and Loans Receivable — Newcastle invests in securities, including commercial mortgage backed securities, senior unsecured debt issued by property REITs, real estate related asset backed securities and FNMA/FHLMC securities. Newcastle also invests in loans, including real estate related loans, commercial mortgage loans, residential mortgage loans, manufactured housing loans and subprime mortgage loans. Newcastle determines at acquisition whether loans will be aggregated into pools based on common risk characteristics (credit quality, loan type, and date of origination or acquisition); loans aggregated into pools are accounted for as if each pool were a single loan. Loans receivable are presented in the consolidated balance sheet net of any unamortized discount (or gross of any unamortized premium) and an allowance for loan losses. Discounts or premiums are accreted into interest income on an effective yield or “interest” method, based upon a comparison of actual and expected cash flows, through the expected maturity date of the security or loan. Depending on the nature of the investment, changes to expected cash flows may result in a prospective change to yield or a retrospective change which would include a catch up adjustment. For loans acquired at a discount for credit quality, the difference between contractual cash flows and expected cash flows at acquisition is not accreted (non-accretable difference). Newcastle discontinues the accretion of discounts and amortization of premium on loans if they are reclassified from held for investment to held for sale. Interest income with respect to non-discounted securities or loans is recognized on an accrual basis. Deferred fees and costs, if any, are recognized as a reduction to the interest income over the terms of the securities or loans using the interest method. Upon settlement of securities and loans, the excess (or deficiency) of net proceeds over the net carrying value of such security or loan is recognized as a gain (or loss) in the period of settlement. Interest income includes prepayment penalties received of $0.2 million and $2.7 million in 2013 and 2012, respectively. No prepayments penalties were received in 2011.

Impairment of Securities and Loans — Newcastle continually evaluates securities and loans for impairment. Securities and loans are considered to be other-than-temporarily impaired, for financial reporting purposes, generally when it is probable that Newcastle will be unable to collect all principal or interest when due according to the contractual terms of the original agreements, or, for securities or loans purchased at a discount for credit quality or that represent retained beneficial interests in securitizations, when Newcastle determines that it is probable that it will be unable to collect as anticipated. The evaluation of a security’s estimated cash flows includes the following, as applicable: (i) review of the credit of the issuer or the borrower, (ii) review of the credit rating of the security, (iii) review of the key terms of the security or loan, (iv) review of the performance of the loan or underlying loans, including debt service coverage and loan to value ratios, (v) analysis of the value of the collateral for the loan or underlying loans, (vi) analysis of the effect of local, industry and broader economic factors, and (vii) analysis of historical and anticipated trends in defaults and loss severities for similar securities or loans. Furthermore, Newcastle must have the intent and ability to hold loans whose fair value is below carrying value until such fair value recovers, or until maturity, or else a write down to fair value must be recorded. Similarly for securities, Newcastle must record a write down if it has the intent to sell a given security in an unrealized loss position, or if it is more likely than not that it will be required to sell such a security. Upon determination of impairment, Newcastle establishes specific valuation allowances for loans or records a direct write down for securities based on the estimated fair value of the security or underlying collateral using a discounted cash flow analysis or based on an observable market value. Newcastle also establishes allowances for estimated unidentified incurred losses on pools of loans. The

52

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

allowance for each loan is maintained at a level believed adequate by management to absorb probable losses, based on periodic reviews of actual and expected losses. It is Newcastle’s policy to establish an allowance for uncollectible interest on performing securities or loans that are past due more than 90 days or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are deemed to be non-performing and put on nonaccrual status. Actual losses may differ from Newcastle’s estimates. Newcastle may resume accrual of income on a security or loan if, in management’s opinion, full collection is probable. Subsequent to a determination of impairment, and a related write down, income is accrued on an effective yield method from the new carrying value to the related expected cash flows, with cash received treated as a reduction of basis. Newcastle charges off the corresponding loan allowance when it determines the loans to be uncollectable.

Media Income - Advertising income from the publication of newspapers is recognized when advertisements are published in newspapers or placed on digital platforms or, with respect to certain digital advertising, each time a user either clicks on or views certain ads, net of commissions and provisions for estimated sales incentives including rebates, rate adjustments, and discounts.

Circulation income includes single-copy and subscription revenues. Circulation income is based on the number of copies of the printed newspaper (through home-delivery subscriptions and single-copy sales) and digital subscriptions sold and the rates charged to the respective customers. Single-copy income is recognized based on date of publication, net of provisions for related returns. Proceeds from subscription income are deferred at the time of payment and are recognized in earnings on a pro rata basis over the terms of the subscriptions.

Other income is recognized when the related service or product has been delivered.

Billings to clients and payments received in advance of the performance of services or delivery of products are recorded as deferred revenue in accounts payable, accrued expenses and other liabilities in the consolidated balance sheet until the services are performed or the product is delivered. Media income is included in income from discontinued operations on the consolidated statements of income.

Rental Income, Care and Ancillary Income — Newcastle records rental revenue, care and ancillary income as they become due as provided for in the leases.

Triple Net Lease Properties – Triple net leases with Holiday provide for periodic and determinable increases in base rent. Base rental revenues are recognized under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured.

Gain (Loss) on Settlement of Investments, Net and Other Income (Loss), Net — These items are comprised of the following:

	Year Ended December 31,
	2013	2012	2011
Gain (loss) on settlement of investments, net
Gain on settlement of real estate securities	$9,853	$14,629	$81,434
Loss on settlement of real estate securities	(3,592)	(4,433)	(5,091)
Gain on sale of CDO X interests	—	224,317	—
Gain on repayment/disposition of loans held for sale	10,716	—	1,838
Loss on repayment/disposition of loans held for sale	(354)	(1,614)	—
Gain on termination of derivative	813	—	—
Loss on disposal of long-lived assets	(67)	(2)	—
	$17,369	$232,897	$78,181
Other income (loss), net
Gain on non-hedge derivative instruments	$10,577	$9,101	$3,284
Unrealized loss recognized upon de-designation of hedges	(110)	(7,036)	(13,939)
Hedge ineffectiveness	—	483	(917)
Gains on deconsolidation	—	—	45,072
Equity in earnings of equity method investees	(97)	—	272
Collateral management fee income, net	1,279	1,786	2,432
Other income	1,718	978	—
	$13,367	$5,312	$36,204

53

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Reclassification From Accumulated Other Comprehensive Income Into Net Income — The following table summarizes the amounts reclassified out of accumulated other comprehensive income into net income:

Accumulated Other Comprehensive Income (“AOCI”) Components	Income Statement Location	Year Ended December 31, 2013	Year Ended December 31, 2012
Net realized gain (loss) on securities
Impairment	Other-than-temporary impairment on securities, net of portion of other-than-temporary impairment on securities recognized in other comprehensive income	$(5,266)	$(18,923)
Gain on settlement of real estate securities	Gain (loss) on settlement of investments, net	9,853	14,629
Loss on settlement of real estate securities	Gain (loss) on settlement of investments, net	(3,592)	(4,433)
		$995	$(8,727)

Net realized gain (loss) on derivatives designated as cash flow hedges
Gain (loss) recognized upon de-designation	Other income (loss)	$(110)	$(7,036)
Hedge ineffectiveness	Other income (loss)	—	483
Amortization of deferred gain (loss)	Interest expense	11	1,250

Gain (loss) reclassified from AOCI into income, related to effective portion	Interest expense	(6,128)	—
		$(6,227)	$(5,303)

Total reclassifications		$(5,232)	$(14,030)

EXPENSE RECOGNITION

Interest Expense — Newcastle finances its investments using both fixed and floating rate debt, including securitizations, loans, repurchase agreements, and other financing vehicles. Certain of this debt have been issued at discounts. Discounts are accreted into interest expense on the effective yield or “interest” method, based upon a comparison of actual and expected cash flows, through the expected maturity date of the financing.

Deferred Costs and Interest Rate Cap Premiums — Deferred costs consist primarily of costs incurred in obtaining financing which are amortized into interest expense over the term of such financing using either the straight line basis or the interest method. Interest rate cap premiums, if any, are included in receivables and other assets, and are amortized as described below.

Derivatives and Hedging Activities — All derivatives are recognized as either assets or liabilities on the balance sheet and measured at fair value. Newcastle reports the fair value of derivative instruments gross of cash paid or received pursuant to credit support agreements and fair value is reflected on a net counterparty basis when Newcastle believes a legal right of offset exists under an enforceable netting agreement. Fair value adjustments affect either equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. For those derivative instruments that are designated and qualify as hedging instruments, Newcastle designates the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge, a fair value hedge or a hedge of a net investment in a foreign operation.

Derivative transactions are entered into by Newcastle solely for risk management purposes, except for total rate of return swaps. Such total rate of return swaps are essentially financings of certain reference assets which are treated as derivatives for accounting purposes. The decision of whether or not a given transaction/position (or portion thereof) is hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Code among others. In determining whether to hedge a risk, Newcastle may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by Newcastle. Generally, all derivatives entered into are intended to qualify as hedges under GAAP, unless specifically stated otherwise. To this end, terms of hedges are matched closely to the terms of hedged items.
54

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Description of the risks being hedged

1)	Interest rate risk, existing debt obligations – Newcastle has hedged (and may continue to hedge, when feasible and appropriate) the risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate). In order to reduce such risks, Newcastle may enter into swap agreements whereby Newcastle would receive floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to fixed rate. Newcastle may also enter into cap agreements whereby, in exchange for a premium, Newcastle would be reimbursed for interest paid in excess of a certain cap rate.

2)	Interest rate risk, anticipated transactions – Newcastle may hedge the aggregate risk of interest rate fluctuations with respect to anticipated transactions, primarily anticipated borrowings. The primary risk involved in an anticipated borrowing is that interest rates may increase between the date the transaction becomes probable and the date of consummation. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate). This is generally accomplished through the use of interest rate swaps.

Cash Flow Hedges

To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including (1) the items to be hedged expose Newcastle to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing Newcastle’s exposure to interest rate risk, and (3) with respect to an anticipated transaction, such transaction is probable. Correlation and effectiveness are periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged or using regression analysis on an ongoing basis to assess retrospective and prospective hedge effectiveness.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument are reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. The premiums paid for interest rate caps, treated as cash flow hedges, are amortized into interest expense based on the estimated value of such cap for each period covered by such cap.

With respect to interest rate swaps which have been designated as hedges of anticipated financings, periodic net payments are recognized currently as adjustments to interest expense; any gain or loss from fluctuations in the fair value of the interest rate swaps is recorded as a deferred hedge gain or loss in accumulated other comprehensive income and treated as a component of the anticipated transaction. In the event the anticipated refinancing failed to occur as expected, the deferred hedge credit or charge would be recognized immediately in earnings. Newcastle’s hedges of such financings were terminated upon the consummation of such financings.

Newcastle has designated certain of its hedge derivatives, and in some cases re-designated all or a portion thereof as hedges. As a result of these designations, in the cases where the originally hedged items were still owned by Newcastle, the unrealized gain or loss was recorded in accumulated other comprehensive income as a deferred hedge gain or loss and is being amortized over the life of the hedged item.

Non-Hedge Derivatives

With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps have been recognized currently in Other Income (Loss). These derivatives may, to some extent, be economically effective as hedges.

Newcastle has entered into certain transactions which financed the purchase of certain assets with the seller of these assets.  The contemporaneous purchase of the asset and the associated financing are treated as a linked transaction and accordingly recorded on a net basis as a non-hedge derivative instrument, with changes in market value recorded on the statement of income.

55

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Newcastle’s derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. Newcastle reduces such risk by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties. Newcastle does not require collateral for the derivative financial instruments within its CDO financing structures. Newcastle’s major derivative counterparties are Bank of America and Bank of New York Mellon.

Media Operating Expenses — Media operating expenses consist primarily of expenses to produce and circulate the related media publications and are expensed as incurred. Media operating expenses are included in income from discontinued operations on the consolidated statements of income.

Management Fees to Affiliate ― These represent amounts due to the Manager and Senior Housing Managers pursuant to the Management Agreement and Senior Housing Management Agreements. For further information on the Management Agreement, see Note 17.

BALANCE SHEET MEASUREMENT

Investment in Real Estate Securities — Newcastle has classified its investments in securities as available for sale. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income, to the extent impairment losses are considered temporary. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investments and is included in earnings. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other-than-temporary, as described above.

Investment in Loans — Loans receivable are presented net of any unamortized discount (or gross of any unamortized premium), including any fees received, and an allowance for loan losses. Loans which Newcastle does not have the intent or the ability to hold into the foreseeable future are considered held-for-sale and are carried at the lower of average amortized cost or market value.

Purchase Accounting — In determining the allocation of a purchase price between net tangible and identified intangible assets acquired and liabilities assumed, management makes estimates of the fair value of the tangible and intangible assets and liabilities using information obtained as a result of pre-acquisition due diligence, marketing, leasing activities, and independent appraisals. In the case of real property, the fair value of the tangible assets acquired is determined by valuing the property as if it were vacant. Management allocated the purchase price to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values.

Investments in Senior Housing Real Estate, Other Real Estate and Property, Plant and Equipment, Net ― Real estate and related improvements are recorded at cost less accumulated depreciation. Costs that both materially add value and appreciably extend the useful life of an asset are capitalized. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. With respect to golf course improvements (included in land improvements), only costs associated with original construction, complete replacements, or the addition of new trees, sand traps, fairways or greens are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

Long-lived assets to be disposed of by sale, which meet certain criteria, are reclassified to Real Estate Held for Sale and measured at the lower of their carrying amount or fair value less costs of sale. The results of operations for such an asset, assuming such asset qualifies as a “component of an entity” as defined, are retroactively reclassified to Income (Loss) from Discontinued Operations for all periods presented.

Depreciation is calculated using the straight-line method based on the following estimated useful lives:

Buildings	25-40 years
Building improvements	3-10 years
Machinery and equipment	3-20 years
Furniture, fixtures, and computer software	3-7 years
Leasehold improvements	shorter of the lease term or estimated
useful life of the asset
56

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Goodwill and Intangibles — Resident lease intangibles reflect the fair value of in-place resident leases at acquisition of senior housing properties. Newcastle estimates the fair value of in-place leases as (i) the present value of the estimated rents that would have been forgone, offset by variable costs that would have otherwise been incurred during a reasonable lease-up period, as if the acquired units were vacant, and (ii) the estimated absorption costs, such as additional marketing costs that would have been incurred during the lease-up period.

Non-compete intangibles reflect the fair value of non-compete agreements at acquisition relating to the senior housing business. Newcastle estimates the fair value of non-compete intangibles as the sum of (i) the present value of the consulting services during the non-compete period and (ii) the difference between (a) the present value of the net operating income with the non-compete agreements in place and (b) the present value of the net operating income, as if the non-compete agreements were not in place.

Land lease intangibles related to the senior housing business reflect the fair value of the land lease agreements in place at acquisition. Newcastle estimates the fair value of land lease intangibles as the difference between (a) the leased fee value and (b) the fee simple value. The acquisition fair values of the land lease intangibles are amortized over the contractual lives of the respective leases.

The payment in lieu of taxes (“PILOT”) intangible asset related to the senior housing business reflects the fair value of the PILOT agreement in place at acquisition. Newcastle estimates the fair value of the PILOT intangible as the present value of the difference between the (a) market taxes and (b) the anticipated PILOT amounts. The acquisition fair value of the PILOT intangible is amortized over the contractual life of the agreement.

Intangible assets relating to the media business consist of advertiser, subscriber and customer relationships, mastheads and trade names. These intangible assets are recorded at the fair value at the date of acquisition. Newcastle estimates the fair value of the advertiser, subscriber and customer relationships and the trade names using the multi-period excess earnings method under the income approach. This valuation method is based on first forecasting revenue for the existing customer base and then applying expected attrition rates. Mastheads are not amortized because it has been determined that the useful lives of such mastheads are indefinite. Intangible assets relating to the media business are included in discontinued operations on the consolidated balance sheets.

Intangible assets relating to the golf business consist primarily of leasehold advantages (disadvantages), management contracts and membership base. A leasehold advantage (disadvantage) exists to Newcastle when it pays a contracted rent that is below (above) market rents at the date of the transaction. The value of a leasehold advantage (disadvantage) is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course.  The management contract intangible represents Newcastle’s golf course management contracts for both leased and managed properties, is valued utilizing a discounted cash flow methodology under the income approach, and is amortized over the average contractual term of the agreements.  The membership base intangible represents Newcastle’s relationship with its private golf club members, is valued using the multi-period excess earnings method under the income approach, and is amortized over the weighted average remaining useful life of the private memberships.

57

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Amortization of intangible assets is included within depreciation and amortization on the consolidated statements of income and is calculated using the straight-line method based on the following estimated useful lives:

Senior housing
In-place resident lease intangibles	2 - 3 years (1)
Non-compete intangibles	5 years
Land lease intangibles	74 - 82 years
PILOT intangibles	13 years
Other intangibles	2 - 5 years
Media business
Advertiser relationships	14-16 years
Customer relationships	15 - 16 years
Subscriber relationships	15 -16 years
Trade name	10 years
Golf business
Trade name	30 - 40 years
Leasehold intangibles	9 - 10 years
Management contracts	11 - 12 years
Internally-developed software	5 years
Membership base	7 - 9 years

(1)    Amortized over 24 months for AL/MC properties and 33 months for IL-only properties.

The excess of acquisition costs over the estimated fair value of tangible and identifiable intangible net assets acquired is recorded as goodwill. Goodwill and intangible assets with indefinite lives are tested for impairment annually or when events indicate that an impairment could exist which may include an economic downturn in a market, a change in the assessment of future operations or a decline in Newcastle’s stock price. Newcastle performs its impairment analysis at the reporting unit level. The reporting units have discrete financial information which are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Newcastle estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, Newcastle relies on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, Newcastle calculates the impairment as the excess of the carrying value of goodwill over its implied fair value. Goodwill is included in discontinued operations on the consolidated balance sheets.

Impairment of Real Estate, Property, Plant and Equipment and Finite-lived Intangible Assets - Newcastle periodically reviews the carrying amounts of its long-lived assets, including real estate, property, plant and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. The assessment of recoverability is based on management’s estimates by comparing the sum of the estimated undiscounted cash flows generated by the underlying asset, or other appropriate grouping of assets, to its carrying value to determine whether an impairment existed at its lowest level of identifiable cash flows. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment is recognized to the extent the carrying value of such asset exceeds its fair value. Newcastle generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. Property, plant and equipment is included in discontinued operations on the consolidated balance sheets.

Cash and Cash Equivalents and Restricted Cash — Newcastle considers all highly liquid short term investments with maturities of 90 days or less when purchased to be cash equivalents. Substantially all amounts on deposit with major financial institutions exceed insured limits. Restricted cash, from continuing operations, consisted of:

	December 31,
	2013	2012
CDO bond sinking funds	1,902	1,254
CDO trustee accounts	475	810
Collateral for Golf lease obligations	3,512	—
	$5,889	$2,064

58

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

 Supplemental non-cash investing and financing activities relating to CDOs are disclosed below:

	Year Ended December 31,
	2013	2012	2011
Restricted cash generated from sale of securities	$136,148	$56,629	$336,911
Restricted cash generated from sale of real estate related and other loans	$104,837	$—	$125,141
Restricted cash generated from paydowns on securities and loans	$331,349	$274,832	$546,752
Restricted cash used for purchases of real estate securities	$—	$143,184	$427,826
Restricted cash used for purchases of real estate related and other loans	$—	$91,481	$384,850
Restricted cash used for repayments of CDO bonds payable	$513,879	$166,845	$101,687
Restricted cash used for repurchases of CDO bonds payable and other bonds payable	$—	$—	$3,213
Restricted cash used for purchases of derivative instruments	$—	$408	$—
Restricted cash used for settlement of derivative instruments	$1,563	$—	$—
Restricted cash generated from margin collateral received	$—	$—	$6,550
Restricted cash used to return margin collateral	$—	$6,550	$—

CDO deconsolidation:
Real estate securities	$—	$1,033,016	$262,617
Restricted cash	$—	$51,522	$37,988
Derivative liabilities	$—	$57,343	$20,257
CDO bonds payable	$—	$1,110,694	$336,046

Receivables and Other Assets

Receivables and other assets, from continuing operations, are comprised of the following, net of allowances for uncollectable amounts of $0.9 million and $0.1 million as of December 31, 2013 and 2012, respectively:

	December 31,
	2013	2012
Accounts receivable, net	$13,477	$1,102
Deferred financing costs	42,473	2,249
Derivative assets	43,662	165
Prepaid expenses	8,631	2,183
Interest receivable	4,667	8,959
Deposits	9,915	—
Inventory	5,140	—
Miscellaneous assets, net	13,922	2,704
	$141,887	$17,362

Accounts Receivable, Net - Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon several factors including the length of time the receivables are past due, historical payment trends and current economic factors. Collateral is generally not required.

Deferred Financing Costs - Deferred costs consist primarily of costs incurred in obtaining financing which are amortized into interest expense over the term of such financing using either the straight line basis or the effective interest method.

Derivative Assets - All derivatives are recognized as either assets or liabilities on the balance sheet and measured at fair value.

59

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Prepaid Expenses – Prepaid expenses consists primarily of prepaid insurance and prepaid rent and are expensed over the useful lives of the goods or services.

Interest Receivable – Interest receivable consists of interest earned on real estate securities, real estate related and other loans and residential mortgage loans that has not yet been received.

Deposits – Deposits consist primarily of workers compensation premiums and health care insurance funds related to the media business.

Inventory - Inventory is valued at the lower of cost or market. Cost is determined on the first-in, first out (“FIFO”) method. Golf inventories consist primarily of food, beverages and merchandise held for sale.

Accounts payable, accrued expenses and other liabilities

Accounts payable, accrued expenses and other liabilities, from continuing operations, are comprised of the following:

	December 31,
	2013	2012
Accounts payable and accrued expenses	$50,118	$6,833
Membership deposit liabilities	71,644	—
Deferred revenue	37,114	6,584
Security deposits payable	48,823	33
Unfavorable leasehold interests	23,916	—
Derivative liabilities	13,794	31,576
Accrued rent	6,314	—
Due to affiliates	5,878	3,579
Miscellaneous liabilities	19,565	2,522
	$277,166	$51,127

Accounts Payable and Accrued Liabilities - Accounts payable reflect expenses related to goods and services received that have not yet been paid and accrued liabilities reflect invoices that have not yet been received.

Membership Deposit Liabilities - Private country club members pay an advance initiation fee upon their acceptance as a member to the country club. Initiation fees are generally deposits which are refundable 30 years after the date of acceptance as a member. The difference between the amount paid by the member (net of incremental direct costs, primarily commissions) and the net present value of the future refund obligation is deferred and recognized on a straight-line basis over the estimated average expected life of an active membership (currently seven years), and included in deferred revenue above.

The present value of the refund obligation is recorded as a membership deposit liability in the consolidated balance sheets and accretes over the nonrefundable term (30 years) using the effective interest method. This accretion is recorded as interest expense in the consolidated statements of income.

Deferred Revenue – Billings to clients and payments received in advance of the performance of services or delivery of products are recorded as deferred revenue until services performed or the product is delivered.

Security Deposits Payable - Security deposits payable relate to deposits made by tenants of Newcastle’s properties primarily related to the senior housing business.

Unfavorable Leasehold Interests - Unfavorable leasehold interests relates to leases acquired as part of the Golf business where the terms of the leasehold contracts are less favorable than the estimated market terms of the leases at the acquisition date.

Derivative Liabilities - All derivatives are recognized as either assets or liabilities on the balance sheet and measured at fair value.

60

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

 Pension and Other Postretirement Benefit Obligations – Newcastle recognizes an asset or liability in the consolidated balance sheets, included in discontinued operations, reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life insurance, with current-year changes in the funded status recognized in accumulated other comprehensive loss. The determination of pension plan obligations and expense is based on a number of actuarial assumptions. Two critical assumptions are the expected long-term rate of return on plan assets and the discount rate applied to pension plan obligations. For other postretirement benefit plans, which provide for certain health care and life insurance benefits for qualifying retired employees and which are not funded, critical assumptions in determining other postretirement benefit obligations and expense are the discount rate and the assumed health care cost-trend rates.

Self-Insurance Liabilities - Newcastle maintains self-insured medical and workers’ compensation programs for the media business. Newcastle purchases stop loss coverage from third-parties which limits exposure to large claims. Newcastle records a liability for medical and workers’ compensation costs during the period in which they occur as well as an estimate of incurred but not reported claims. Newcastle also is self insured for property and casualty losses for the media business and accrues for losses. Self-insurance liabilities are included in discontinued operations on the consolidated balance sheets.

Accrued Rent – Golf properties pay rent on certain properties in arrears.

Due to Affiliates – Represents amounts due to the Manager and the Senior Housing Managers pursuant to the Management Agreement and Senior Housing Management Agreements.

Stock Options — The fair value of the options issued as compensation to the Manager for its successful efforts in raising capital for Newcastle was recorded as an increase in equity with an offsetting reduction of capital proceeds received. Options granted to Newcastle’s directors were accounted for using the fair value method.

Preferred Stock — Newcastle’s accounting policy for its preferred stock is described in Note 16.

Income Taxes – Newcastle operates so as to qualify as a REIT under the requirements of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Requirements for qualification as a REIT include various restrictions on ownership of stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 90% of its taxable income to its stockholders of which 85% plus any undistributed amounts from the prior year must be distributed within the taxable year in order to avoid the imposition of an excise tax. Distribution of the remaining balance may extend until timely filing of Newcastle’s tax return in the subsequent taxable year. Qualifying distributions of taxable income are deductible by a REIT in computing taxable income.

Certain activities are conducted through taxable REIT subsidiaries (“TRS”) and therefore are subject to federal and state income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases upon the change in tax status. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Newcastle recognizes tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes on the consolidated statements of income.

Accretion of Discount and Other Amortization — As reflected on the consolidated statements of cash flows, this item is comprised of the following:

	Year Ended December 31,
	2013	2012	2011
Accretion of net discount on securities, loans and other investments	$(34,525)	$(48,608)	$(45,387)
Amortization of net discount on debt obligations	2,859	1,525	(823)
Amortization of deferred financing costs and interest rate cap premiums	1,056	2,751	3,740
Amortization of net deferred hedge (gains) and losses - debt	(11)	(1,250)	(2,316)
	$(30,621)	$(45,582)	$(44,786)
61

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Securitization of Subprime Mortgage Loans — Newcastle’s accounting policy for its securitization of subprime mortgage loans is disclosed in Note 7.

Recent Accounting Pronouncements — In February 2013, the FASB issued new guidance regarding the reporting of reclassifications out of accumulated other comprehensive income. The new guidance does not change current requirements for reporting net income or other comprehensive income in financial statements. However, it requires companies to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income if the item reclassified is required to be reclassified to net income in its entirety during the same reporting period. Presentation should occur either on the face of the income statement where net income is presented, or in the notes to the financial statements. Newcastle has adopted this accounting standard and presents this information, above under “Reclassification from Accumulated Other Comprehensive Income into Net Income.”

The FASB has recently issued or discussed a number of proposed standards on such topics as consolidation, financial statement presentation, revenue recognition, leases, financial instruments, hedging, and contingencies. Some of the proposed changes are significant and could have a material impact on Newcastle’s reporting. Newcastle has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

3.	ACQUISITIONS IN 2013

A.	Acquisitions of Senior Housing Properties

(i)	Managed Properties
During 2013, Newcastle completed the acquisitions of 21 senior housing properties in seven different portfolios for an aggregate purchase price of approximately $302.8 million plus acquisition-related costs. Each of these acquisitions was accounted for as a business combination, under which all assets acquired and liabilities assumed are recognized at their acquisition-date fair value with acquisition-related costs being expensed as incurred. For 18 of the properties, Newcastle has retained Holiday to manage the properties. Pursuant to the property management agreements with Holiday, Newcastle pays management fees equal to either (i) 5% of the property’s effective gross income (as defined in the agreements) or (ii) 6% of the property’s effective gross income (as defined in the agreements) for the first two years and 7% thereafter. For the other 3 properties acquired, Newcastle has retained Blue Harbor to manage the properties. Pursuant to the agreements with Bl ue Harbor, Newcastle pays management fees equal to 6% of the property’s effective gross income (as defined in the agreements) for the first two years and 7% thereafter.

(ii)	Holiday Portfolio
In addition to the acquisitions described in paragraph (i) above, on December 23, 2013, Newcastle completed the acquisition of 51 independent living senior housing properties (the “Holiday Portfolio”) from certain affiliates of Holiday for an aggregate purchase price of approximately $1.0 billion plus acquisition-related costs. The Holiday Portfolio includes properties located across 24 states with 5,842 units in aggregate. The acquisition was accounted for as a business combination, under which all assets acquired and liabilities assumed are recognized at their acquisition-date fair value with acquisition-related costs being expensed as incurred.

On December 23, 2013 Newcastle also entered into two triple net master leases of the Holiday Portfolio with certain affiliates of Holiday (collectively, the “Master Tenants”). Each lease has a 17-year term and first-year rent equal to 6.5% of the purchase price with annual increases during the following three years of 4.5% and up to 3.75% thereafter. Under each lease, the respective Master Tenant is responsible for (i) operating its portion of the Holiday Portfolio and bearing the related costs, including maintenance, utilities, taxes, insurance, repairs and capital improvements, and (ii) complying with the terms of the mortgage financing documents.

Each master lease includes (i) a covenant requiring the Master Tenant to maintain a minimum lease coverage ratio, which the master lease defines as net operating income for the applicable trailing 12-month period for the Holiday Portfolio divided by the base rent for such trailing 12-month period, which steps up during the term of the lease and is subject to certain cure provisions, (ii) minimum capital expenditure requirements, (iii) customary operating covenants, events of default, and remedies, (iv) a non-compete clause restricting certain affiliates of the Master Tenant from developing or constructing new independent living properties within a specified radius of any property acquired by Newcastle in this transaction, and (v) restrictions on a change of control of the Master Tenants and Guarantor (as defined below), subject to certain exceptions. The master lease also required the Master Tenants to fund a security deposit in the amount of approximately $43.4 million, which serves as security for the Master Tenants’ performance of their respective obligations to Newcastle under the master leases. Additionally, the Master Tenants granted Newcastle a first priority security interest in certain personal property and receivables arising from the operations of the Holiday

62

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Portfolio, which security interest secures the Master Tenants’ obligations under the master leases. The Master Tenants’ obligations to Newcastle under the master leases are also guaranteed by Holiday AL Holdings LP, a subsidiary of Holiday (the “Guarantor”). The Guarantor is required to maintain a minimum net worth of $150 million, a minimum fixed charge coverage ratio of 1.10 and a maximum leverage ratio of 10 to 1.

The following table summarizes the allocation of the purchase price to the fair value of identifiable assets acquired and liabilities assumed at the date of acquisition, in accordance with the acquisition method of accounting:

	At Acquisition
	Managed	Holiday
	Properties	Portfolio	Total
Allocation of Purchase Price (A)(B)
Investments in Real Estate	$268,010	$937,548	$1,205,558
Resident Lease Intangibles	31,673	57,883	89,556
Non-compete Intangibles	1,000	—	1,000
Land Lease Intangibles	—	3,498	3,498
PILOT Intangible	3,700	—	3,700
Other Intangibles	500	1,546	2,046
Assumed mortgage notes payable	(43,128)	—	(43,128)
Other Assets, net of other liabilities	(2,157)	—	(2,157)
Subtotal	$259,598	$1,000,475	$1,260,073

Mortgage Notes Payable (C)	(175,871)	(719,350)	$(895,221)
Net assets acquired	$83,727	$281,125	$364,852
Total acquisition related costs (D)	$6,118	$3,604	$9,722

(A)	Due to the timing of the acquisitions, for the November and December acquisitions,, Newcastle is still obtaining additional information relating to the purchase price allocation. Therefore, the review process of the purchase price allocation is not complete. Newcastle expects to complete this process within twelve months of the acquisition.
(B)	Includes $1.5 million for the fair value of an earn-out payment to the seller if the aggregate EBITDA in one of the portfolios acquired for any calendar years in which the third, fourth, fifth and/or sixth anniversary of the acquisition date occurs is equal to or in excess of an earn-out threshold, as defined within the agreement. The undiscounted earn-out payment is limited to $4.6 million, as per the agreement.
(C)	See Note 14.
(D)	Acquisition related costs are expensed as incurred and included within general and administrative expense on the consolidated statements of income.

B.    Restructuring and Spin-off of Media Investments

During 2013, Newcastle completed a restructuring of its debt investment in GateHouse Media, Inc. (“GateHouse”), and formed Local Media Group Holdings LLC to acquire Dow Jones Local Media Group (renamed Local Media Group Holdings LLC, or “Local Media Group”) from News Corp.

Newcastle completed the purchase of Local Media Group on September 3, 2013 for an aggregate purchase price of approximately $86.9 million, including capitalized transaction costs of approximately $4.3 million. Newcastle made a total equity investment of $53.9 million and financed the remainder of the purchase price with $33.0 million of debt (the “Local Media Group Acquisition”).

As discussed in Note 14, the above $33.0 million of debt was drawn from a $43.0 million credit agreement that Local Media Group signed on September 3, 2013 with Credit Suisse AG, Cayman Islands Branch and Credit Suisse Loan Funding LLC (collectively “Credit Suisse”).

The Local Media Group operations are managed by GateHouse, pursuant to a management and advisory agreement. As a result of this agreement, management determined that Local Media Group was a variable interest entity and that GateHouse was the primary beneficiary because it had both the power to direct the activities that most significantly impact the economic performance of Local Media Group and it participated in the residual returns of Local Media Group that could be significant to Local Media Group. Since Newcastle was not the primary beneficiary from September 3, 2013 through November 25, 2013, it did not consolidate Local Media Group and recorded its investment in Local Media Group as an equity method investment.

63

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Newcastle sponsored a prepackaged plan of reorganization (as amended or supplemented, the “Plan”) for GateHouse. Prior to entering into the Plan, Newcastle owned approximately 52.2% of GateHouse’s $1.2 billion of outstanding debt. On September 27, 2013, GateHouse commenced voluntary Chapter 11 proceedings in the United States Bankruptcy Court for the District of Delaware, and the court confirmed the Plan on November 6, 2013. GateHouse’s restructuring was completed on November 26, 2013.

Pursuant to the Plan, (i) Newcastle formed New Media Investment Group Inc. (“New Media”) as a wholly owned subsidiary of Newcastle, (ii) GateHouse and Local Media Group became wholly owned subsidiaries of New Media, (iii) Newcastle offered to either purchase in cash the claims of other GateHouse debt holders at 40% of the face amount of their claims or issue to other debt holders a pro rata share of the common stock of New Media and the net cash proceeds, if any, from a new financing (the “GateHouse Credit Facilities”), and (iv) Newcastle exchanged its debt claims for equity of New Media and net cash proceeds from the GateHouse Credit Facilities and, in accordance with the elections made by other debt holders, purchased approximately $441.5 million of claims and issued approximately 15.4% of New Media’s common stock to certain third parties. As a result, and taking into account the value assigned to the contribution of Local Media Group to New Media, Newcastle became the owner of approximately 84.6% of New Media.

Pursuant to the Plan, GateHouse’s common stock was canceled and the holders received 1,362,479 warrants in New Media a then wholly owned subsidiary of Newcastle. The warrants have a strike price of $46.35 per share and expire on November 26, 2023. As of February 13, 2014, New Media’s common stock had a closing trading price of $12.67 per share.

As part of the Plan, but not contingent on the Plan, GateHouse entered into the GateHouse credit facilities in the aggregate amount of $165.0 million. For additional information related to the GateHouse credit facilities, see Note 14.

Newcastle accounted for the transaction as a business combination. The New Media assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed was allocated to goodwill.

Significant assumptions were as follows.

•	Intangibles – The estimated fair values of the acquired subscriber relationships, advertiser relationships and customer relationships were determined based on an excess earnings approach, a form of the income approach, which values assets based upon associated estimated discounted cash flows. A static pool approach using historical attrition rates was used to estimate attrition rates of 5.0% to 7.5% for advertiser relationships, subscriber relationships and customer relationships. The growth rate was estimated to be 0.0% and the discount rates were estimated to range from 14.5% to 17.0% for advertiser relationships and 14.5% to 15.5% for subscriber and customer relationships.

Mastheads fair values were determined based on a relief from royalty method, an income approach. Key assumptions utilized in this valuation include revenue projections, royalty rates of 1.3% to 2.0%, a long term growth rate of 0.0% and discount rates of 14.0% to 25.0%.

•	Property, plant and equipment –The estimated fair values for property, plant and equipment were determined under three approaches: the cost approach (used for equipment where an active secondary market is not available and building improvements), the direct sales comparison (market) approach (used for land and equipment where an active market is available), and the income approach (used for intangibles). These approaches are based on the cost to reproduce assets, market exchanges for comparable assets and the capitalization of income. Useful lives range from 2 to 13 years for personal property and 10 to 30 years for real property.

64

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following table summarizes the allocation of the purchase price to the fair value of identifiable assets acquired and liabilities assumed at the date of acquisition, in accordance with the acquisition method of accounting:

As of November 26, 2013
Cash and cash equivalents	$22,368
Property, plant and equipment	272,153
Intangibles	146,019
Goodwill	126,686
Restricted cash	6,295
Receivables and other assets	100,483
Total assets acquired	674,004
Less:
Credit facilities	182,000
Other liabilities	102,910
Net assets acquired	$389,094

See Note 20 related to the February 13, 2014 spin-off of New Media.

C.	Restructuring of Golf Investment

In December 2013, Newcastle restructured an investment in mezzanine debt issued by NGP Mezzanine, LLC (“NGP”), the indirect parent of NGP Realty Sub, L.P. (“National Golf”). NGP owns 27 golf courses across 8 states, and leases these courses to American Golf Corporation (“American Golf”), an affiliated operating company. American Golf also leases an additional 54 golf courses and manages 11 courses, all owned by third parties. As part of the transacation, Newcastle acquired the equity of NGP and American Golf’s indirect parent, AGC Mezzanine Pledge LLC (“AGC”), and therefore consolidated these entities as of December 31, 2013.

In the original investment in 2006, Newcastle invested approximately $110 million in mezzanine debt issued by NGP. At the time of the transaction, the mezzanine debt had an outstanding face amount of approximately $68 million, which was valued at approximately $29.4 million.

On December 30, 2013, pursuant to an agreement with the other senior creditors of National Golf, Newcastle and National Golf’s senior lender entered into a new senior debt facility with a principal amount of $109 million, of which Newcastle committed to fund $54.5 million (and have funded $46.9 million to date). Newcastle also acquired the equity of NGP and AGC for $2.0 million and acquired the ground lease for an 18-hole golf course, clubhouse and other related facilities and improvements (the “Vineyard Property”) for an additional $0.5 million (collectively, the “Golf business”). As a result of Newcastle’s consolidation of these entities, its debt investments in these entities are eliminated in consolidation.

The acquisition was accounted for as a business combination. The purchase price was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values. Due to the timing of the acquisition, Newcastle is still obtaining additional information relating to the purchase price allocation. Therefore, the review process of the purchase price allocation is not complete. Newcastle expects to complete this process within twelve months of the acquisition.

65

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following table summarizes the allocation of the purchase price to the fair value of identifiable assets acquired and liabilities assumed at the date of acquisition, in accordance with the acquisition method of accounting:

As of December 30, 2013
Cash	$19,378
Investments in other real estate	259,573
Intangible assets	98,866
Restricted cash	3,512
Receivables and other assets	34,898
Total assets acquired	$416,227
Less:
Credit facilities	228,832
Other liabilities	184,529
Noncontrolling interest	366
Net assets acquired	$2,500

4.	DISCONTINUED OPERATIONS

On April 26, 2013, Newcastle announced that its board of directors had formally declared the distribution of shares of common stock of New Residential Investment Corp. (“New Residential,” NYSE: NRZ), a then wholly owned subsidiary of Newcastle. Following the May 15, 2013 spin-off, New Residential is an independent, publicly traded REIT primarily focused on investing in residential mortgage related assets. The spin-off transaction was effected as a taxable pro rata distribution by Newcastle of all the outstanding shares of common stock of New Residential to the stockholders of record of Newcastle at close of business day as of May 6, 2013. The stockholders of Newcastle as of the record date received one share of New Residential common stock for each share of Newcastle common stock held.

On February 13, 2014, Newcastle completed the spin-off of New Media Investment Group Inc. (“New Media”), and established New Media as a separate, publicly traded company (NYSE:NEWM). The spin-off was effected as a taxable pro rata distribution by Newcastle of all of the outstanding shares of common stock it held of New Media to Newcastle’s common stockholders of record at the close of business on February 6, 2014. The distribution ratio was 0.0722 shares of New Media common stock for each share of Newcastle common stock.

As a result of the spin-offs, for all periods presented, the assets, liabilities and results of operations of those components of Newcastle’s operations that (i) were part of the spin-offs, and (ii) represent operations in which Newcastle has no significant continuing involvement, are presented separately in discontinued operations in Newcastle’s consolidated financial statements. These components are primarily related to media operations, Excess MSRs and consumer loans for the periods presented herein.

66

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Assets and liabilities of discontinued operations were as follows:

	December 31,
	2013	2012
Assets
Property, plant and equipment, net of accumulated depreciation	270,188	—
Investments in excess mortgage servicing rights at fair value	—	245,036
Intangibles, net of accumulated amortization	145,400	—
Goodwill	126,686	—
Cash and cash equivalents	31,811	—
Restricted cash	6,477	—
Receivables and other assets	110,184	33
Total assets of discontinued operations	$690,746	$245,069

Liabilities
Credit facilities, media	182,016	—
Purchase price payable on investments in excess mortgage servicing rights	—	59
Accounts payable, accrued expenses and other liabilities	113,251	421
Total liabilities of discontinued operations	$295,267	$480

Results of operations from discontinued operations were as follows:

	Year Ended December 31,
	2013	2012	2011
Interest income	$15,095	$27,508	$1,260
Interest expense	1,591	—	—
Net interest income	13,504	27,508	1,260

Other Revenues
Advertising income	38,757	—	—
Circulation income	16,649	—	—
Commercial printing and other income	6,231	—	—
Rental income	—	—	136
Total other revenues	61,637	—	136
Other Income (Loss)
Change in fair value of investments in excess mortgage servicing rights	3,894	—	—
Change in fair value of investments in equity method investees	885	—	—
Equity income in Local Media Group	1,870	—	—
Equity from investments in equity method investees	18,286	—	—
Other income (loss), net	(2,415)	17,421	428
	22,520	17,421	428
Expenses
Property operating expenses	15	26	177
Media operating expenses	49,092	—	—
General and administrative expense	4,004	5,735	1,086
Depreciation and amortization	3,845	—	—
Income tax expense	1,062	—	—
	58,018	5,761	1,263
Income from discontinued operations, net of tax	$39,643	$39,168	$561

67

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

5.	SEGMENT REPORTING AND VARIABLE INTEREST ENTITIES

Newcastle conducts its business through the following segments: (i) investments in senior housing properties (“senior housing”), (ii) debt investments financed with collateralized debt obligations (“CDOs”), (iii) other debt investments (“other debt”), (iv) investments in media (“media”), (v) investment in golf courses and facilities (“golf”) and (vi) corporate. With respect to the CDOs and other debt segments, Newcastle is generally entitled to receive net cash flows from these structures on a periodic basis.

In the fourth quarter of 2013, Newcastle changed the composition of its reportable segments. Newcastle established media and golf segments in connection with the restructurings of certain debt investments (see Note 3). These restructurings, accompanied by reductions in Newcastle’s investments in debt resulting from realizations, caused a change in the way Newcastle’s chief operating decision maker (“CODM”) viewed Newcastle’s business and the way in which such business is reported to management. Newcastle’s CODM and management now review operating results based on business lines, as opposed to financing types, and Newcastle’s segment reporting has been updated accordingly. Segment information for previously reported periods has been restated to reflect this change to the composition of segments.

The corporate segment consists primarily of interest income on short term investments, general and administrative expenses, interest expense on the junior subordinated notes payable (Note 14) and management fees pursuant to the Management Agreement (Note 17).

68

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Summary financial data on Newcastle’s segments is given below, together with reconciliation to the same data for Newcastle as a whole:

							Excess
							MSRs and
	Senior	Debt Investments (A)					Consumer	Inter-segment
	Housing (A)	CDOs	Other Debt (B)	Golf	Corporate	Media (C)	Loans	Elimination (D)	Total
Year Ended December 31, 2013
Interest income	$3	$119,292	$98,968	$—	$198	$—	$—	$(4,746)	$213,715
Interest expense	10,781	24,996	54,534	—	3,817		—	(4,746)	89,382
Net interest income (expense)	(10,778)	94,296	44,434	—	(3,619)	—	—	—	124,333
Impairment (reversal)	—	(9,338)	(10,431)	—	—	—	—	—	(19,769)
Other revenues	85,267	—	2,056	—	—	—	—	—	87,323
Other income (loss)	11	23,946	11,344	—	—	—	—	—	35,301
Property operating expenses	52,713	—	1,005	—	—	—	—	—	53,718
Depreciation and amortization	26,905	—	219	—	4	—	—	—	27,128
Other operating expenses	20,982	741	3,144	—	47,277	—	—	—	72,144
Income tax expense	1,038	—	—	—	—	—	—	—	1,038
Income (loss) from continuing operations	(27,138)	126,839	63,897	—	(50,900)	—	—	—	112,698
Income (loss) from discontinued operations	—	—	(46)	—	—	6,311	33,378	—	39,643
Net income (loss)	(27,138)	126,839	63,851	—	(50,900)	6,311	33,378	—	152,341
Preferred dividends	—	—	—	—	(5,580)	—	—	—	(5,580)
Net income attributable to noncontrolling interests	—	—	—	—	—	(928)	—	—	(928)
Income (loss) applicable to common stockholders	$(27,138)	$126,839	$63,851	$—	$(56,480)	5,383	$33,378	$—	$145,833

December 31, 2013
Investments	$1,463,758	$925,690	$1,279,549	$358,439	$—	$—	$—	$(87,528)	$3,939,908
Cash and restricted cash	31,263	2,377	—	22,890	23,492	—	—	—	80,022
Other assets	55,430	47,285	3,442	34,898	987	—	—	(155)	141,887
Assets of discontinued operations	—	—	—	—	—	690,746	—	—	690,746
Total assets	1,550,451	975,352	1,282,991	416,227	24,479	690,746	—	(87,683)	4,852,563
Debt	(1,076,828)	(645,938)	(1,149,547)	(181,910)	(51,237)	—	—	87,529	(3,017,931)
Other liabilities	(61,886)	(19,194)	(2,235)	(185,552)	(44,528)	—	—	154	(313,241)
Liabilities of discontinued operations	—	—	—	—	—	295,267	—	—	295,267
Total liabilities	(1,138,714)	(665,132)	(1,151,782)	(367,462)	(95,765)	(295,267)	—	87,683	(3,626,439)
Preferred stock	—	—	—	—	(61,583)	—	—	—	(61,583)
Noncontrolling interest	—	—	—	(366)	—	(60,913)	—	—	(61,279)
GAAP book value	$411,737	$310,220	$131,209	$48,399	$(132,869)	$334,566	$—	$—	$1,103,262
69

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

							Excess
							MSRs and
	Senior	Debt Investments (A)					Consumer	Inter-segment
	Housing (A)	CDOs	Other Debt (B)	Golf	Corporate	Media (C)	Loans	Elimination (D)	Total
Year Ended December 31, 2012
Interest income	$—	$197,007	$91,818	$—	$170	$—	$—	$(6,044)	$282,951
Interest expense	1,688	56,767	53,700	—	3,813	—	—	(6,044)	109,924
Net interest income (expense)	(1,688)	140,240	38,118	—	(3,643)	—	—	—	173,027
Impairment (reversal)	—	(7,381)	1,717	—	—	—	—	—	(5,664)
Other revenues	18,026	—	2,049	—	—	—	—	—	20,075
Other income (loss)	(82)	260,025	2,351	—	—	—	—	—	262,294
Property operating expenses	11,539	—	1,404	—	—	—	—	—	12,943
Depreciation and amortization	5,784	—	1,191	—	—	—	—	—	6,975
Other operating expenses	6,846	916	3,359	—	35,079	—	—	—	46,200
Income (loss) from continuing operations	(7,913)	406,730	34,847	—	(38,722)	—	—	—	394,942
Income (loss) from discontinued operations	—	—	(68)	—	—	—	39,236	—	39,168
Net income (loss)	(7,913)	406,730	34,779	—	(38,722)	—	39,236	—	434,110
Preferred dividends	—	—	—	—	(5,580)	—	—	—	(5,580)

Income (loss) applicable to common stockholders	$(7,913)	$406,730	$34,779	$—	$(44,302)	$—	$39,236	$—	$428,530

December 31, 2012
Investments	$181,887	$1,417,729	$1,911,639	$—	$—	$—	$—	$(62,336)	$3,448,919
Cash and restricted cash	9,720	2,064	—	—	222,178	—	—	—	233,962
Other assets	5,111	7,429	4,777	—	202	—	—	(157)	17,362
Assets of discontinued operations	—	—	—	—	—	—	245,069	—	245,069
Total assets	196,718	1,427,222	1,916,416	—	222,380	—	245,069	(62,493)	3,945,312
Debt	(120,525)	(1,097,013)	(1,575,316)	—	(51,243)	—	—	62,336	(2,781,761)
Other liabilities	(5,084)	(37,259)	(2,856)	—	(44,969)			157	(90,011)
Liabilities of discontinued operations	—	—	(74)	—	—	—	(406)	—	(480)
Total liabilities	(125,609)	(1,134,272)	(1,578,246)	—	(96,212)	—	(406)	62,493	(2,872,252)
Preferred stock	—	—	—	—	(61,583)	—	—	—	(61,583)
GAAP book value	$71,109	$292,950	$338,170	$—	$64,585	$—	$244,663	$—	$1,011,477
70

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

							Excess
							MSRs and
	Senior	Debt Investments (A)					Consumer	Inter-segment
	Housing (A)	CDOs	Other Debt (B)	Golf	Corporate	Media (C)	Loans	Elimination (D)	Total
Year Ended December 31, 2011
Interest income	$—	$218,475	$78,234	$—	$167	$—	$—	$(5,840)	$291,036
Interest expense	—	86,110	53,950	—	3,815	—	—	(5,840)	138,035
Net interest income (expense)	—	132,365	24,284	—	(3,648)	—	—	—	153,001
Impairment (reversal)	—	(3,876)	4,986	—	—	—	—	—	1,110
Other revenues	—	—	1,899	—	—	—	—	—	1,899
Other income (loss)	—	175,702	4,793	—	—	—	—	—	180,495
Property operating expenses	—	—	1,110	—	—	—	—	—	1,110
Depreciation and amortization	—	—	12	—	—	—	—	—	12
Other operating expenses	—	1,058	3,622	—	24,525	—	—	—	29,205
Income (loss) from continuing operations	—	310,885	21,246	—	(28,173)	—	—	—	303,958
Income (loss) from discontinued operations	—	—	(11)	—	—	—	572	—	561
Net income (loss)	—	310,885	21,235	—	(28,173)	—	572	—	304,519
Preferred dividends	—	—	—	—	(5,580)	—	—	—	(5,580)

Income (loss) applicable to common stockholders	$—	$310,885	$21,235	$—	$(33,753)	$—	$572	$—	$298,939

(A)	Assets held within non-recourse structures, including all of the assets in the senior housing and CDO segments, are not available to satisfy obligations outside of such financings, except to the extent net cash flow distributions are received from such structures. Furthermore, creditors or beneficial interest holders of these structures generally have no recourse to the general credit of Newcastle. Therefore, the exposure to the economic losses from such structures generally is limited to invested equity in them and economically their book value cannot be less than zero. Therefore, impairment recorded in excess of Newcastle’s investment, which results in negative GAAP book value for a given non-recourse financing structure, cannot economically be incurred and will eventually be reversed through amortization, sales at gains, or as gains at the deconsolidation or termination of such non-recourse financing structure.
(B)	The following table summarizes the investments and debt in the other debt segment:
71

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

	December 31, 2013				December 31, 2012
	Investments		Debt		Investments		Debt
Non-Recourse	Outstanding Face Amount	Carrying Value	Outstanding Face Amount*	Carrying Value*	Outstanding Face Amount	Carrying Value	Outstanding Face Amount*	Carrying Value*
Manufactured housing loan portfolio I	$102,681	$91,924	$74,248	$66,446	$118,746	$100,124	$90,551	$81,963
Manufactured housing loan portfolio II	128,975	128,117	93,863	93,536	153,193	150,123	117,907	117,191
Subprime mortgage loans subject to call options	406,217	406,217	406,217	406,217	406,217	405,814	406,217	405,814
Real estate securities	56,466	50,961	39,665	36,095	63,505	53,979	44,585	40,572
Operating real estate	N/A	6,597	6,000	6,000	N/A	6,672	6,000	6,000
Subtotal	694,339	683,816	619,993	608,294	741,661	716,712	665,260	651,540
Other
Real estate loans	—	—	—	—	80,298	29,831	—	—
Unlevered real estate securities	129,563	4,296	—	—	229,299	68,863	—	—
Levered real estate securities	514,994	551,270	516,134	516,134	1,112,796	1,049,029	923,776	923,776
Other Investments	N/A	6,160	—	—	N/A	6,024	—	—
Residential mortgage loans	45,323	34,007	25,119	25,119	55,997	41,180	—	—
	$1,384,219	$1,279,549	$1,161,246	$1,149,547	$2,220,051	$1,911,639	$1,589,036	$1,575,316

*	As of December 31, 2013 and December 31, 2012, aggregate face amounts of $133.9 million and $71.1 million (carrying values of $87.5 million and $62.5 million), respectively, of debt represents intersegment financing, which is eliminated upon consolidation.

(C)	In February 2014, the media segment was spun off from Newcastle and will not be reported as a segment in future filings.

(D)	Represents the elimination of investments and financings and their related income and expenses between the CDO segment, the other debt segment and the golf segment as the corresponding inter-segment investments and financings are presented on a gross basis within each of these segments.
72

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Variable Interest Entities (“VIEs”)

The VIEs in which Newcastle has a significant interest include (i) Newcastle’s CDOs, in which Newcastle has been determined to be the primary beneficiary and therefore consolidates them (with the exception of CDO V and CDO VIII repack), since it has the power to direct the activities that most significantly impact the CDOs’ economic performance and would absorb a significant portion of their expected losses and receive a significant portion of their expected residual returns, and (ii) the manufactured housing loan financing structures, which are similar to the CDOs in analysis. Newcastle’s CDOs and manufactured housing loan financings are held in special purpose entities whose debt is treated as non-recourse secured borrowings of Newcastle.

Newcastle’s subprime securitizations and the CDO VIII Repack are also considered VIEs, but Newcastle does not control the decisions that most significantly impact their economic performance and no longer receive a significant portion of their returns, and therefore do not consolidate them.

In addition, Newcastle’s investments in RMBS, CMBS, CDO securities and real estate related and other loans may be deemed to be variable interests in VIEs, depending on their structure. Newcastle monitors these investments and analyzes the potential need to consolidate the related securitization entities pursuant to the VIE consolidation requirements. These analyses require considerable judgment in determining whether an entity is a VIE and determining the primary beneficiary of a VIE since they involve subjective determinations of significance, with respect to both power and economics. The result could be the consolidation of an entity that otherwise would not have been consolidated or the de-consolidation of an entity that otherwise would have been consolidated.

As of December 31, 2013, Newcastle has not consolidated these potential VIEs. This determination is based, in part, on the assessment that Newcastle does not have the power to direct the activities that most significantly impact the economic performance of these entities, such as if Newcastle owned a majority of the currently controlling class. In addition, Newcastle is not obligated to provide, and has not provided, any financial support to these entities.

On June 17, 2011, Newcastle deconsolidated a non-recourse financing structure, CDO V. Newcastle determined that it does not currently have the power to direct the relevant activities of CDO V as an event of default had occurred and Newcastle may be removed as the collateral manager by a single party. The deconsolidation has reduced Newcastle’s gross assets by $301.6 million, reduced liabilities by $357.0 million, resulted in a gain on deconsolidation of $45.1 million and decreased accumulated other comprehensive loss by $10.3 million. The deconsolidation also reduced revenues and expenses from June 17, 2011 onwards, but its impact was not material to net income applicable to common stockholders.

On September 12, 2012, Newcastle deconsolidated CDO X subsequent to the completion of the sale of 100% of its interests in CDO X to the sole owner of the senior notes and another third party. The sale and resulting deconsolidation has reduced Newcastle’s gross assets by $1.1 billion, reduced liabilities by $1.2 billion, decreased other comprehensive income by $25.5 million and resulted in a gain on sale of $224.3 million. As of December 31, 2013, Newcastle had no continuing involvement with CDO X as it had been liquidated.

Newcastle had variable interests in the following unconsolidated VIEs at December 31, 2013, in addition to the subprime securitizations which are described in Note 7:

Entity	Gross Assets (A)	Debt (B)	Carrying Value of Newcastle’s Investment (C)
Newcastle CDO V	$200,616	$226,615	$2,002

CDO VIII Repack (D)	$146,645	$146,645	$104,308

(A)	Face amount.
(B)	Newcastle CDO V includes $39.8 million face amount of debt owned by Newcastle with a carrying value of $2.0 million at December 31, 2013. CDO VIII Repack includes $116.8 million face amount of debt owned by Newcastle with a carrying value of $104.3 million at December 31, 2013.
(C)	This amount represents Newcastle’s maximum exposure to loss from this entity.
(D)	See Notes 13 and 14 for information about the securitization that is collateralized by certain Newcastle CDO VIII Class I Notes.
73

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
6.    REAL ESTATE SECURITIES

The following is a summary of Newcastle’s real estate securities at December 31, 2013 and 2012, all of which are classified as available for sale and are, therefore, reported at fair value with changes in fair value recorded in other comprehensive income, except for securities that are other-than-temporarily impaired.

		Amortized Cost Basis			Gross Unrealized				Weighted Average
Asset Type	Outstanding Face Amount	Before Impairment	Other-Than- Temporary- Impairment	After Impairment	Gains	Losses	Carrying Value (A)	Number of Securities	Rating (B)	Coupon	Yield	Maturity (Years) (C)	Principal Subordination (D)
December 31, 2013
CMBS-Conduit	$238,400	$215,341	$(69,099)	$146,242	$52,900	$(208)	$198,934	34	BB-	5.47%	17.00%	2.6	10.2%
CMBS- Single Borrower	91,492	90,788	(12,364)	78,424	3,964	(82)	82,306	15	BB	5.71%	7.16%	2.4	7.8%
CMBS-Large Loan	3,229	3,212	—	3,212	17	—	3,229	1	BBB-	6.63%	8.87%	0.3	8.1%
REIT Debt	29,200	28,667	—	28,667	2,519	—	31,186	5	BB+	5.89%	6.86%	1.8	N/A
Non-Agency RMBS	96,762	103,535	(62,860)	40,675	16,907	(1)	57,581	34	CCC+	1.07%	12.20%	4.4	25.9%
ABS-Franchise	8,464	7,647	(7,647)	—	—	—	—	1	C	6.69%	0.00%	—	0.0%
FNMA/FHLMC (G)	514,994	548,456	(817)	547,639	3,631	—	551,270	64	AAA	2.90%	1.25%	3.6	N/A
CDO (E)	188,364	71,857	(14,861)	56,996	2,761	—	59,757	11	CCC-	3.21%	7.56%	1.2	19.1%
Total/Average (F)	$1,170,905	$1,069,503	$(167,648)	$901,855	$82,699	$(291)	$984,263	165	BBB	3.65%	5.44%	2.9
December 31, 2012
CMBS-Conduit	$340,978	$315,554	$(98,481)	$217,073	$47,776	$(10,081)	$254,768	53	BB-	5.55%	10.81%	3.3	9.8%
CMBS- Single Borrower	125,123	123,638	(12,364)	111,274	4,482	(3,002)	112,754	22	BB	4.89%	5.92%	2.9	9.2%
CMBS-Large Loan	8,891	8,619	—	8,619	250	—	8,869	1	BBB-	6.08%	12.41%	0.6	4.8%
REIT Debt	62,700	62,069	—	62,069	4,105	—	66,174	10	BBB-	5.72%	5.89%	1.8	N/A
Non-Agency RMBS	558,215	390,509	(68,708)	321,801	34,565	(391)	355,975	69	CC	0.76%	7.50%	6.4	13.3%
ABS-Franchise	10,098	9,386	(7,839)	1,547	237	(309)	1,475	3	CCC-	5.93%	3.40%	4.7	3.0%
FNMA/FHLMC (G)	768,619	818,866	—	818,866	3,860	(2,191)	820,535	58	AAA	3.05%	1.40%	3.5	N/A
CDO	203,477	82,399	(14,861)	67,538	3,487	—	71,025	13	BB	2.83%	7.07%	1.6	20.9%
Total/Average (F)	$2,078,101	1,811,040	(202,253)	1,608,787	98,762	(15,974)	1,691,575	229	BBB-	3.04%	4.69%	4.0

(A)	See Note 13 regarding the estimation of fair value, which is equal to carrying value for all securities.
(B)	Represents the weighted average of the ratings of all securities in each asset type, expressed as an S&P equivalent rating. For each security rated by multiple rating agencies, the lowest rating is used. Newcastle used an implied AAA rating for the FNMA/FHLMC securities. Ratings provided were determined by third party rating agencies, represent the most resent credit ratings available as of the reporting date and may not be current.
(C)	The weighted average maturity is based on the timing of expected principal reduction on the assets.
(D)	Percentage of the outstanding face amount of securities and residual interests that is subordinate to Newcastle’s investments.
(E)	Includes two CDO bonds issued by a third party with a carrying value of $57.8 million, three CDO bonds issued by CDO V (which has been deconsolidated) and held as an investment by Newcastle with a carrying value of $2.0 million and six CDO bonds issued by C-BASS with no carrying value.
(F)	As of December 31, 2013 and 2012, the total outstanding face amount of fixed rate securities was $0.4 billion and $0.5 billion, respectively, and of floating rate securities were $0.8 billion and $1.5 billion, respectively.
(G)	Amortized cost basis and carrying value include principal receivable of $4.8 million and $7.4 million as of December 31, 2013 and 2012, respectively.
74

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

On June 27, 2013 Newcastle sold FNMA/FHLMC securities with an aggregate face amount of approximately $22.8 million to New Residential for approximately $1.2 million, net of related financing. New Residential purchased the securities on the same terms as they were purchased by Newcastle.

Unrealized losses that are considered other-than-temporary are recognized currently in earnings. During the years ended December 31, 2013, 2012 and 2011, Newcastle recorded other-than-temporary impairment charges (“OTTI”) of $5.2 million, $19.3 million and $12.9 million, respectively, with respect to real estate securities of which $3.8 million was recorded on certain real estate securities included in the spin-off of New Residential as Newcastle determined it did not have the intent to hold the securities past May 15, 2013 (gross of $0.0 million, $0.4 million and ($2.9) million of other-than-temporary impartment recognized (reversed) in other comprehensive income in 2013, 2012 and 2011, respectively). Based on management’s analysis of these securities, the performance of the underlying loans and changes in market factors, Newcastle noted adverse changes in the expected cash flows on certain of these securities and concluded that they were other-than-temporarily impaired. Any remaining unrealized losses as of each balance sheet date on Newcastle’s securities were primarily the result of changes in market factors, rather than issuer-specific credit impairment. Newcastle performed analyses in relation to such securities, using management’s best estimate of their cash flows, which support its belief that the carrying values of such securities were fully recoverable over their expected holding period. Such market factors include changes in market interest rates and credit spreads, or certain macroeconomic events, including market disruptions and supply changes, which did not directly impact the collectability of amounts contractually due. Management continually evaluates the credit status of each of Newcastle’s securities and the collateral supporting those securities. This evaluation includes a review of the credit of the issuer of the security (if applicable), the credit rating of the security, the key terms of the security (including credit support), debt service coverage and loan to value ratios, the performance of the pool of underlying loans and the estimated value of the collateral supporting such loans, including the effect of local, industry and broader economic trends and factors. These factors include loan default expectations and loss severities, which are analyzed in connection with a particular security’s credit support, as well as prepayment rates. The result of this evaluation is considered when determining management’s estimate of cash flows and in relation to the amount of the unrealized loss and the period elapsed since it was incurred. Significant judgment is required in this analysis. The following table summarizes Newcastle’s securities in an unrealized loss position as of December 31, 2013.

		Amortized Cost Basis			Gross Unrealized				Weighted Average
Securities in an Unrealized Loss Position	Outstanding Face Amount	Before Impairment	Other-than- Temporary Impairment	After Impairment	Gains	Losses	Carrying Value	Number of Securities	Rating	Coupon	Yield	Maturity (Years)
Less Than Twelve Months	$14,456	$17,024	$(2,874)	$14,150	$—	$(115)	$14,035	6	BBB+	5.58%	6.34%	0.9
Twelve or More Months	11,157	10,963	—	10,963	—	(176)	10,787	2	B	5.38%	5.74%	3.2
Total	$25,613	$27,987	$(2,874)	$25,113	$—	$(291)	$24,822	8	BB+	5.49%	6.08%	1.9

Newcastle performed an assessment of all of its debt securities that are in an unrealized loss position (unrealized loss position exists when a security’s amortized cost basis, excluding the effect of OTTI, exceeds its fair value) and determined the following:

	December 31, 2013
		Amortized Cost Basis	Unrealized Losses
	Fair Value	After Impairment	Credit (B)	Non-Credit (C)
Securities Newcastle intends to sell	$179,225	$179,225	$(817)	$	N/A
Securities Newcastle is more likely than not to be required to sell (A)	—	—	—		N/A
Securities Newcastle has no intent to sell and is not more likely than not to be required to sell:
Credit impaired securities	—	1	(2,873)		(1)
Non-credit impaired securities	24,822	25,112	—		(290)
Total debt securities in an unrealized loss position	$204,047	$204,338	$(3,690)		$(291)

(A)	Newcastle may, at times, be more likely than not to be required to sell certain securities for liquidity purposes. While the amount of the securities to be sold may be an estimate, and the securities to be sold have not yet been identified, Newcastle must make its best estimate, which is subject to significant judgment regarding future events, and may differ materially from actual future sales.
(B)	This amount is required to be recorded as other-than-temporary impairment through earnings. In measuring the portion of credit losses, Newcastle’s management estimates the expected cash flow for each of the securities. This evaluation includes a review of the credit status and the performance of the collateral supporting those securities, including the credit of the issuer, key terms of the securities and the effect of local, industry and broader economic trends. Significant inputs in estimating the cash flows include management’s expectations of prepayment speeds, default rates and loss severities. Credit losses are measured as the decline in the present value of the expected future cash flows discounted at the investment’s effective interest rate.
(C)	This amount represents unrealized losses on securities that are due to non-credit factors and is required to be recorded through other comprehensive income.

75

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following table summarizes the activity related to credit losses on debt securities:

	2013	2012
Beginning balance of credit losses on debt securities for which a portion of an OTTI was recognized in other comprehensive income	$(4,770)	$(20,207)

Increases to credit losses on securities for which an OTTI was previously recognized and a portion of an OTTI was recognized in other comprehensive income	(89)	(4,581)

Additions for credit losses on securities for which an OTTI was previously recognized without any portion of OTTI recognized in other comprehensive income	(2,874)	—

Reduction for credit losses on securities for which no OTTI was recognized in other comprehensive income at the current measurement date	120	14,771

Reduction for securities sold during the period	4,739	1,498

Reduction for securities deconsolidated during the period	—	3,736

Reduction for increases in cash flows expected to be collected that are recognized over the remaining life of the security	1	13

Ending balance of credit losses on debt securities for which a portion of an OTTI was recognized in other comprehensive income	$(2,873)	$(4,770)

The securities are encumbered by various debt obligations, as described in Note 14, at December 31, 2013.

The table below summarizes the geographic distribution of the collateral securing the CMBS and ABS at December 31, 2013:

	CMBS		ABS
Geographic Location	Outstanding Face Amount	Percentage	Outstanding Face Amount	Percentage
Western U.S.	$74,067	22.2%	$32,080	30.5%
Northeastern U.S.	60,858	18.3%	21,972	20.9%
Southeastern U.S.	66,534	20.0%	20,722	19.7%
Midwestern U.S.	49,413	14.8%	13,704	13.0%
Southwestern U.S.	64,632	19.4%	10,567	10.0%
Other	12,720	3.8%	6,181	5.9%
Foreign	4,897	1.5%	—	0.0%
	$333,121	100.0%	$105,226	100.0%

Geographic concentrations of investments expose Newcastle to the risk of economic downturns within the relevant regions, particularly given the current unfavorable market conditions. These market conditions may make regions more vulnerable to downturns in certain market factors. Any such downturn in a region where Newcastle holds significant investments could have a material, negative impact on Newcastle.

76

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
7.	REAL ESTATE RELATED AND OTHER LOANS, RESIDENTIAL MORTGAGE LOANS AND SUBPRIME MORTGAGE LOANS

The following is a summary of real estate related and other loans, residential mortgage loans and subprime mortgage loans. The loans contain various terms, including fixed and floating rates, self-amortizing and interest only. They are generally subject to prepayment.

	December 31, 2013								December 31, 2012
Loan Type	Outstanding Face Amount	Carrying Value (A)	Loan Count	Wtd. Avg. Yield	Weighted Average Coupon	Weighted Average Maturity (Years) (B)	Floating Rate Loans as a % of Face Amount	Delinquent Face Amount (C)	Carrying Value	Wtd. Avg. Yield
Mezzanine Loans	$172,197	$139,720	9	6.63%	7.00%	1.3	77.5%	$12,000	$442,529	10.10%
Corporate Bank Loans	256,594	166,710	5	24.18%	13.39%	0.9	9.9%	—	208,863	18.85%
B-Notes	109,323	101,385	4	10.12%	5.30%	1.5	79.3%	—	161,610	10.40%
Whole Loans	29,715	29,715	2	3.65%	3.72%	0.0	98.0%	—	30,130	5.21%
Total Real Estate Related and other Loans Held-for-Sale, Net (D)	$567,829	$437,530	20	13.92%	9.39%	1.1	48.4%	$12,000	$843,132	12.15%
Non-Securitized Manufactured Housing Loan Portfolio I	$501	$130	14	81.79%	7.90%	0.9	0.0%	$—	$163	38.84%
Non-Securitized Manufactured Housing Loan Portfolio II	2,628	2,055	97	15.39%	10.05%	5.1	9.5%	216	2,308	15.46%
Total Residential Mortgage Loans Held-for-Sale, Net (F)	$3,129	$2,185	111	19.34%	9.71%	4.4	8.0%	$216	$2,471	17.00%
Securitized Manufactured Housing Loan Portfolio I	$102,681	$91,924	2,820	9.44%	8.60%	6.1	0.6%	$976	$100,124	9.48%
Securitized Manufactured Housing Loan Portfolio II	128,975	128,117	4,653	8.11%	9.62%	4.9	16.5%	1,998	150,123	7.54%
Residential Loans	45,968	35,409	172	7.49%	2.26%	5.2	100.0%	6,756	42,214	7.41%
Total Residential Mortgage Loans Held-for-Investment, Net (E) (F)	$277,624	$255,450	7,645	8.50%	8.02%	5.4	24.4%	$9,730	$292,461	8.19%
Subprime Mortgage Loans Subject to Call Option	$406,217	$406,217							$405,814

(A)	The aggregate United States federal income tax basis for such assets at December 31, 2013 was approximately $748.5 million (unaudited), excluding the securitized subprime mortgage loans, which are fully consolidated for tax purposes. Carrying value includes interest receivable of $0.1 million for the residential housing loans and principal and interest receivable of $4.3 million for the manufactured housing loans.
(B)	The weighted average maturity is based on the timing of expected principal reduction on the assets.
(C)	Includes loans that are 60 days or more past due (including loans that are in foreclosure and borrowers in bankruptcy) or considered real estate owned (“REO”). As of December 31, 2013 and December 31, 2012, $76.5 million and $137.7 million face amount of real estate related and other loans, respectively, was on non-accrual status.

77

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
(D) Loans which are more than 3% of the total current carrying value (or $13.1 million) at December 31, 2013 are as follows:

		December 31, 2013
Loan Type		Outstanding Face Amount	Carrying Value	Prior Liens (1)	Loan Count	Yield (2)	Coupon (2)	Weighted Average Maturity (Years)
Individual Bank Loan	(3)	$185,579	$155,579	573,000	1	24.90%	15.55%	0.6
Individual B-Note Loan	(4)	52,169	49,236	2,013,921	1	12.00%	3.04%	0.8
Individual Mezzanine Loan	(4)	36,016	34,395	742,473	1	7.00%	7.00%	1.3
Individual Whole Loan	(5)	29,117	29,117	—	1	3.65%	3.65%	0.0
Individual Mezzanine Loan	(4)	28,939	28,939	169,933	1	7.00%	8.00%	0.6
Individual Mezzanine Loan	(4)	24,581	24,581	311,649	1	9.00%	9.00%	3.3
Individual Mezzanine Loan	(4)	24,500	24,500	75,000	1	6.00%	8.17%	0.9
Individual B-Note Loan	(4)	21,500	21,500	36,000	1	7.00%	8.48%	0.3
Individual B-Note Loan	(4)	22,629	18,795	128,897	1	12.00%	7.32%	5.0
Individual Mezzanine Loan	(6)	14,205	14,205	—	1	3.42%	3.31%	0.0
Others	(7)	128,594	36,683		10	7.73%	6.85%	1.4
		$567,829	$437,530		20	13.92%	9.39%	1.1

(1)	Represents face amount of third party liens that are senior to Newcastle’s position.
(2)	For others, represents weighted average yield and weighted average coupon.
(3)	Interest accrued to principal balance over life to maturity with a discounted payoff option prior to April 2015. Following a public offering by the debt issuer in January 2014, Newcastle received cash of $83.3 million, which reduced the face of the loan to $99.4 million.
(4)	Interest only payments over life to maturity and balloon principal payment upon maturity.
(5)	Interest only payments over life to maturity with a discounted payoff option prior to April 2014. The borrower repaid the financing and received the discount in January 2014.
(6)	The borrower repaid the financing in January 2014.
(7)	Various terms of payment. This represents $71.0 million, $44.0 million, $13.0 million and $0.6 million face amounts of bank loans, mezzanine loans, B-notes and whole loans, respectively. Each of the ten loans had a carrying value of less than $13.1 million at December 31, 2013.

(E)	The following is an aging analysis of past due residential loans held-for-investment as of December 31, 2013:

	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	REO	Total Past Due	Current	Total Outstanding Face Amount
Securitized Manufactured Housing Loan Portfolio I	$655	$99	$550	$327	$1,631	$101,050	$102,681
Securitized Manufactured Housing Loan Portfolio II	$963	$390	$1,208	$400	$2,961	$126,014	$128,975
Residential Loans	$392	$798	$4,832	$1,126	$7,148	$38,820	$45,968

Newcastle’s management monitors the credit qualities of the Manufactured Housing Loan Portfolios I and II and residential loans primarily by using the aging analysis, current trends in delinquencies and the actual loss incurrence rate.

(F)	Loans acquired at a discount for credit quality.

Newcastle’s investments in real estate related and other loans and non-securitized manufactured housing loans were classified as held-for-sale as of December 31, 2013 and December 31, 2012. Loans held-for-sale are marked to the lower of carrying value or fair value.

Newcastle’s investment in the securitized manufactured housing loan portfolios I and II were classified as held-for-investment as of December 31, 2013 and December 31, 2012. In connection with the securitizations of the manufactured housing loan portfolios, Newcastle gave representations and warranties with respect to the manufactured housing loans sold to the securitization trusts. To the extent a breach of any such representations and warranties materially and adversely affects the value or enforceability of the related loans, Newcastle will be required to repurchase such loans from the respective securitization trusts.

Newcastle’s investment in the residential loans was classified as held-for-investment as of December 31, 2013 and December 31, 2012.

78

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
The following is a summary of real estate related and other loans by maturity at December 31, 2013:

Year of Maturity (1)	Outstanding Face Amount	Carrying Value	Number of Loans
Delinquent (2)	$12,000	$—	1
2014	115,623	49,236	5
2015	57,943	56,271	5
2016	64,955	63,334	2
2017	94,912	81,213	4
2018	22,628	18,796	1
Thereafter	199,768	168,680	2
Total	$567,829	$437,530	20

(1)	Based on the final extended maturity date of each loan investment as of December 31, 2013.
(2)	Includes loans that are non-performing, in foreclosure, or under bankruptcy.

Activities relating to the carrying value of real estate related and other loans and residential mortgage loans are as follows:

	Held for Sale		Held for Investment
	Real Estate Related Loans	Residential Mortgage Loans	Residential Mortgage Loans	NPL Reverse Mortgage Loans
December 31, 2010	$782,605	$253,213	$124,974	—
Purchases / additional fundings	384,850	—	—	—
Interest accrued to principal balance	19,507	—	—	—
Principal paydowns	(270,767)	(8,818)	(30,514)	—
Sales	(125,141)	—	—	—
Transfer to held for investment	—	(238,721)	238,721	—
Valuation (allowance) reversal on loans	21,629	(2,864)	(3,602)	—
Accretion of loan discount and other amortization	(7)	—	2,371	—
Other	904	(123)	(714)	—
December 31, 2011	$813,580	$2,687	$331,236	$—
Purchases / additional fundings	109,491	—	—	—
Interest accrued to principal balance	22,835	—	—	—
Principal paydowns	(129,950)	(686)	(38,182)	—
Valuation (allowance) reversal on loans	28,213	493	(4,119)	—
Loss on repayment of loans held for sale	(1,614)	—	—	—
Accretion of loan discount and other amortization	—	—	4,002	—
Other	577	(23)	(476)	—
December 31, 2012	$843,132	$2,471	$292,461	$—
Purchases / additional fundings	315,296	—	—	35,138
Interest accrued to principal balance	26,588	—	—	—
Principal paydowns	(257,335)	(373)	(45,665)	—
Sales	(101,338)	—	—	—
New Residential spin-off	—	—	—	(35,865)
Conversion to equity-GateHouse	(393,531)	—	—	—
Elimination after restructure-Golf	(29,412)	—	—	—
Valuation (allowance) reversal on loans	19,479	105	5,451	—
Gain on repayment of loans held for sale	7,216	—	—	—
Accretion of loan discount and other amortization	6,689	—	3,684	727
Other	746	(18)	(481)	—
December 31, 2013	$437,530	$2,185	$255,450	$—

79

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
The following is a rollforward of the related loss allowance:

	Held for Sale		Held for Investment
	Real Estate Related and Other Loans	Residential Mortgage Loans	Residential Mortgage Loans (B)
Balance at December 31, 2011	$(228,017)	$(2,461)	$(26,075)
Charge-offs (A)	17,742	896	7,716
Valuation (allowance) reversal on loans	28,213	493	(4,119)
Balance at December 31, 2012	$(182,062)	$(1,072)	$(22,478)
Charge-offs (A)	68,546	143	4,780
Valuation (allowance) reversal on loans	19,479	105	5,451
Balance at December 31, 2013	$(94,037)	$(824)	$(12,247)

(A)	The charge-offs for real estate related loans represent three and six loans which were written off, sold, restructured, or paid off at a discounted price during 2013 and 2012, respectively.
(B)	The allowance for credit losses was determined based on the guidance for loans acquired with deteriorated credit quality.

The average carrying amount of Newcastle’s real estate related and other loans was approximately $761.7 million, $843.4 million and $795.3 million during 2013, 2012 and 2011, respectively, on which Newcastle earned approximately $81.5 million, $81.5 million and $65.7 million of gross interest revenues, respectively.

The average carrying amount of Newcastle’s residential mortgage loans was approximately $282.7 million, $312.5 million and $354.9 million during 2013, 2012 and 2011, respectively, on which Newcastle earned approximately $27.3 million, $31.6 million and $34.1 million of gross interest revenues, respectively.

The loans are encumbered by various debt obligations as described in Note 14.

The table below summarizes the geographic distribution of real estate related and other loans and residential loans at December 31, 2013:

	Real Estate Related and Other Loans		Residential Mortgage Loans
Geographic Location	Outstanding Face Amount	Percentage	Outstanding Face Amount	Percentage
Western U.S.	$94,204	29.9%	$168,132	59.9%
Northeastern U.S.	34,847	11.0%	9,014	3.2%
Southeastern U.S.	52,178	16.5%	61,646	22.0%
Midwestern U.S.	11,296	3.6%	10,490	3.7%
Southwestern U.S.	32,005	10.1%	31,424	11.2%
Foreign	91,129	28.9%	47	0.0%
	$315,659	100.0%	$280,753	100.0%
Other	252,170	(A)
	$567,829

(A)	Includes corporate bank loans which are not directly secured by real estate assets.

Securitization of Subprime Mortgage Loans

Newcastle acquired and securitized two portfolios of subprime residential mortgage loans (“Subprime Portfolio I” and “Subprime Portfolio II”), through subsidiaries, as summarized in the table below. Both portfolios are being serviced by an affiliate of the Manager for a servicing fee equal to 0.50% per annum on their respective unpaid principal balances.

Both portfolios were securitized through special purpose entities (“Securitization Trust 2006”) and (“Securitization Trust 2007”) which are not consolidated by Newcastle. Newcastle retained a portion of the notes issued by, and all of the equity of, both entities. Newcastle, as holder of the equity (or residual interest), has the option (a call option) to redeem the notes once the aggregate principal balance of Subprime Portfolio I or Subprime Portfolio II is equal to or less than 20% or 10%, respectively, of such balance at the date of the transfer. The transactions between Newcastle and each securitization trust qualified as sales for accounting purposes. However, the loans which are subject to a call option by Newcastle were not treated as being sold and are classified as “held for investment” subsequent to the completion of the securitizations. The loans subject to call option and the corresponding financing recognize interest income and expense based on the expected weighted average coupons of the loans subject to call option at the call date of 9.24% and 8.68% for Subprime Portfolios I

80

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

and II, respectively. The call options are “out of the money,” meaning that the price Newcastle would have to pay to acquire such loans exceeds their fair value at this time, and there is no requirement to exercise such options.

In both transactions, the residual interests and the retained bonds are reported as real estate securities, available for sale. The retained loans subject to call option and corresponding financing are reported as separate line items on Newcastle’s balance sheet.

Newcastle has no obligation to repurchase any loans from either of its subprime securitizations. Therefore, it is expected that its exposure to loss is limited to the carrying amount of its retained interests in the securitization entities, as described above. A subsidiary of Newcastle gave limited representations and warranties with respect to Subprime Portfolio II and is required to pay the difference, if any, between the repurchase price of any loan in such portfolio and the price required to be paid by a third party originator for such loan. Such subsidiary, however, has no assets and does not have recourse to the general credit of Newcastle.

	Subprime Portfolio
	I	II
Date of acquisition	March 2006	March 2007
Original number of loans (approximate)	11,300	7,300
Predominant origination date of loans	2005	2006
Original face amount of purchase	$1.5 billion	$1.3 billion

Pre-securitization loan write-down	($4.1 million)	($5.8 million)
Gain on pre-securitization hedge	$5.5 million	$5.8 million
Gain on sale	Less than $0.1 million	$0.1 million

Securitization date	April 2006	July 2007
Face amount of loans at securitization	$1.5 billion	$1.1 billion
Face amount of notes sold by trust	$1.4 billion	$1.0 billion
Stated maturity of notes	March 2036	April 2037
Face amount of notes retained by Newcastle	$37.6 million	$38.8 million
Fair value of equity retained by Newcastle	$62.4 million (A)	$46.7 million (A)

Key assumptions in measuring such fair value (A):
Weighted average life (years)	3.1	3.8
Expected credit losses	5.3%	8.0%
Weighted average constant prepayment rate	28.0%	30.1%
Discount rate	18.8%	22.5%
(A)	As of the date of transfer.

The following table presents information on the retained interests in the securitizations of Subprime Portfolios I and II at December 31, 2013:

	Subprime Portfolio
	I	II	Total
Total securitized loans (unpaid principal balance) (A)	$372,661	$506,620	$879,281
Loans subject to call option (carrying value)	$299,176	$107,041	$406,217
Retained interests (fair value) (B)	$2,485	$—	$2,485
(A)	Average loan seasoning of 101 months and 83 months for Subprime Portfolios I and II, respectively, at December 31, 2013.
(B)	The retained interests include retained bonds of the securitizations. Their fair value is estimated based on pricing models. Newcastle’s residual interests were written off in 2010. The weighted average yield of the retained note was 24.53% as of December 31, 2013.
81

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following table summarizes certain characteristics of the underlying subprime mortgage loans, and related financing, in the securitizations as of December 31, 2013 (unaudited, except stated otherwise):

	Subprime Portfolio
	I	II
Loan unpaid principal balance (UPB) (A)	$372,661	$506,620
Weighted average coupon rate of loans	5.88%	5.19%
Delinquencies of 60 or more days (UPB) (B)	$110,539	$204,653
Net credit losses for year ended
December 31, 2013	$26,388	$44,855
December 31, 2012	$27,548	$34,866
Cumulative net credit losses	$246,805	$301,574
Cumulative net credit losses as a % of original UPB	16.4%	27.7%
Percentage of ARM loans (C)	51.5%	57.0%
Percentage of loans with loan-to-value ratio >90%	9.4%	7.7%
Percentage of interest-only loans	11.4%	14.2%
Face amount of debt (A) (D)	$368,661	$506,620
Weighted average funding cost of debt (E)	0.53%	0.45%

(A)	Audited.
(B)	Delinquencies include loans 60 or more days past due, in foreclosure, under bankruptcy filing or real estate owned.
(C)	ARM loans are adjustable-rate mortgage loans. An option ARM is an adjustable-rate mortgage that provides the borrower with an option to choose from several payment amounts each month for a specified period of the loan term. None of the loans in the subprime portfolios are option ARMs.
(D)	Excludes face amount of $4.0 million of retained notes for Subprime Portfolio I at December 31, 2013.
(E)	Includes the effect of applicable hedges.

Newcastle received negligible cash flows from the retained interests of Subprime Portfolios I and II during the years ended December 31, 2013, 2012 and 2011.

8. INVESTMENTS IN CDO SERVICING RIGHTS

In February 2011, Newcastle, through one of its subsidiaries, purchased the management rights with respect to certain C-BASS Investment Management LLC (“C-BASS”) CDOs for $2.2 million pursuant to a bankruptcy proceeding. Newcastle initially recorded the cost of acquiring the collateral management rights as a servicing asset and subsequently amortizes this asset in proportion to, and over the period of, estimated net servicing income. Servicing assets are assessed for impairment on a quarterly basis, with impairment recognized as a valuation allowance. Key economic assumptions used in measuring any potential impairment of the servicing assets include the prepayment speeds of the underlying loans, default rates, loss severities and discount rates. During the years ended December 31, 2013 and 2012, Newcastle recorded $0.3 million and $0.3 million, respectively of servicing rights amortization and no servicing rights impairment. As of December 31, 2013, Newcastle’s servicing asset had a carrying value of $1.4 million recorded in receivables and other assets.

82

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

9. INVESTMENTS IN SENIOR HOUSING REAL ESTATE

In the year ended December 31, 2013, Newcastle completed eight acquisitions of senior housing properties described in Note 3. The following table sets forth certain information regarding the investments in real estate at December 31, 2013:

		Initial Cost				Costs Capitalized Subsequent to Acquisition	Gross Carrying Amount (B) (F)
					Furniture, Fixtures and Equipment					Furniture, Fixtures and Equipment		Accumulated Depreciation (B)(C)
Property Type (A)				Building Improvements					Building Improvements
	City, State	Land	Building				Land	Building			Total
Investments during 2012
AL/MC	Scottsdale, AZ	$2,307	$16,809	$183	$101	$170	$2,307	$16,809	$327	$127	$19,570	$(708)
AL/MC	Citrus Heights, CA	831	3,089	94	59	29	831	3,090	114	67	4,102	(154)
AL/MC	Santa Cruz, CA	2,255	20,931	265	58	124	2,255	20,932	370	76	23,633	(870)
AL/MC	Clovis, CA	1,133	16,789	205	45	77	1,133	16,790	235	91	18,249	(671)
AL/MC	Boise, ID	1,465	13,157	477	58	116	1,465	13,157	580	71	15,273	(599)
AL/MC	Corvallis, OR	1,060	4,886	164	8	56	1,060	4,886	196	32	6,174	(209)
AL/MC	Eugene, OR	935	20,383	411	91	88	935	20,383	507	83	21,908	(862)
AL/MC	Cottonwood Heights, UT	1,496	16,160	238	58	154	1,496	16,160	275	175	18,106	(674)
AL/MC	Bountiful, UT	570	9,492	66	50	362	570	9,492	298	180	10,540	(355)
AL/MC	Taylorsville, UT	1,111	3,009	117	39	266	1,111	3,009	242	180	4,542	(154)
AL/MC	Salt Lake City, UT	700	3,253	44	15	212	700	3,253	131	140	4,224	(129)
AL/MC	Fort Worth, TX	2,130	16,260	338	672	139	2,130	16,260	423	726	19,539	(775)
Subtotal 2012		$15,993	$144,218	$2,602	$1,254	$1,793	$15,993	$144,221	$3,698	$1,948	$165,860	(6,160)
Investments during 2013
IL-only	Poughkeepsie, NY	—	11,848	282	670	102	—	11,849	341	712	12,902	(215)
AL/MC	Brooksville, FL	1,807	8,578	211	568	74	1,807	8,578	230	623	11,238	(150)
AL/MC	Port Charlotte, FL	1,078	8,381	231	679	51	1,078	8,383	238	721	10,420	(158)
AL/MC	Bradenton, FL	1,177	9,129	211	748	75	1,177	9,129	229	805	11,340	(172)
AL/MC	Brooksville, FL	708	4,895	244	439	43	708	4,895	254	472	6,329	(101)
AL/MC	Bradenton, FL	1,367	14,124	235	1,247	124	1,367	14,124	259	1,347	17,097	(270)
AL/MC	Hollywood, FL	918	4,057	204	509	94	918	4,057	239	568	5,782	(99)
AL/MC	Pinellas Park, FL	1,447	9,564	185	848	56	1,447	9,564	203	886	12,100	(183)
AL/MC	Lake Placid, FL	1,217	4,442	277	838	40	1,217	4,442	282	873	6,814	(131)
AL/MC	Hollywood, FL	948	4,624	126	399	50	948	4,624	138	437	6,147	(91)
AL/MC	Venice, FL	1,078	13,034	277	838	59	1,078	13,034	290	884	15,286	(222)
AL/MC	New Bern, NC	1,676	12,808	234	1,148	132	1,676	12,808	258	1,256	15,998	(250)
AL/MC	Winter Haven, FL	3,532	21,840	222	1,477	148	3,532	21,840	287	1,560	27,219	(371)
AL/MC	Sanford, FL	1,407	8,742	269	629	63	1,407	8,742	291	670	11,110	(159)
AL/MC	Spring Hill, FL	798	5,449	248	529	44	798	5,449	261	560	7,068	(114)
AL/MC	Lakeland, FL	1,108	14,790	48	918	76	1,108	14,790	70	972	16,940	(239)
AL/MC	Media, PA	1,940	15,834	406	870	140	1,940	15,834	440	976	19,190	(233)
AL/MC	Port Charlotte, FL	2,000	13,316	252	1,370	163	2,000	13,316	275	1,510	17,101	(213)
AL/MC	Pittsburgh, PA	3,260	11,435	203	410	207	3,260	11,435	352	468	15,515	(129)
IL-only	Richmond, VA	1,630	9,241	329	705	115	1,630	9,241	419	730	12,020	(69)
AL/MC	Fort Myers, FL	1,950	9,018	242	1,040	48	1,950	9,018	242	1,088	12,298	(18)
IL-only	Surprise, AZ	1,150	11,083	248	646	—	1,150	11,083	248	646	13,127	(9)
IL-only	Santa Clara, CA	—	17,979	609	767	—	—	17,979	609	767	19,355	(15)
IL-only	Pueblo, CO	454	13,983	63	384	—	454	13,983	63	384	14,884	(10)
IL-only	Rocky Hill, CT	—	23,976	215	615	—	—	23,976	215	615	24,806	(18)
IL-only	Farmington, CT	3,649	23,586	155	272	—	3,649	23,586	155	272	27,662	(16)
IL-only	Urbandale, IA	706	12,017	270	484	—	706	12,017	270	484	13,477	(10)
IL-only	Bettendorf, IA	1,512	10,991	136	474	—	1,512	10,991	136	474	13,113	(9)
IL-only	Topeka, KS	333	14,500	221	746	—	333	14,500	221	746	15,800	(13)

Continued on next page.

83

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

		Initial Cost				Costs Capitalized Subsequent to Acquisition	Gross Carrying Amount (B) (F)
					Furniture, Fixtures and Equipment					Furniture, Fixtures and Equipment		Accumulated Depreciation (B)(C)
Property Type (A)				Building Improvements					Building Improvements
	City, State	Land	Building				Land	Building			Total
Senior Housing Properties:
IL-only	Salem, OR	1,411	16,772	240	907	—	1,411	16,772	240	907	19,330	(15)
IL-only	St Louis, MO	1,079	24,741	162	847	—	1,079	24,741	162	847	26,829	(19)
IL-only	Durham, NC	1,079	22,424	199	615	—	1,079	22,424	199	615	24,317	(17)
IL-only	Cary, NC	2,137	19,310	195	786	—	2,137	19,310	195	786	22,428	(16)
IL-only	Reno, NV	1,079	19,821	336	615	—	1,079	19,821	336	615	21,851	(16)
IL-only	Salem, OR	917	6,423	362	—	—	917	6,423	362	—	7,702	(5)
IL-only	Corvallis, OR	1,129	7,830	77	232	—	1,129	7,830	77	232	9,268	(6)
IL-only	Hillsboro, OR	1,643	11,890	125	494	—	1,643	11,890	125	494	14,152	(10)
IL-only	Eugene, OR	1,603	17,452	262	686	—	1,603	17,452	262	686	20,003	(14)
IL-only	Harrisburg, PA	1,008	22,683	116	776	—	1,008	22,683	116	776	24,583	(18)
IL-only	Boyertown, PA	313	18,292	91	504	—	313	18,292	91	504	19,200	(14)
IL-only	Clarksville, TN	635	10,624	149	302	—	635	10,624	149	302	11,710	(8)
IL-only	Dallas, TX	2,389	12,364	167	534	—	2,389	12,364	167	534	15,454	(10)
IL-only	Denton, TX	1,018	18,611	237	726	—	1,018	18,611	237	726	20,592	(15)
IL-only	San Antonio, TX	1,553	15,056	178	272	—	1,553	15,056	178	272	17,059	(11)
IL-only	Flower Mound, TX	2,107	17,616	243	716	—	2,107	17,616	243	716	20,682	(15)
IL-only	Dallas, TX	2,883	12,230	232	454	—	2,883	12,230	232	454	15,799	(10)
IL-only	Eau Claire, WI	524	18,951	250	655	—	524	18,951	250	655	20,380	(15)
IL-only	Simi Valley, CA	3,161	21,489	191	719	—	3,161	21,489	191	719	25,560	(17)
IL-only	Lakewood, CO	1,307	13,656	542	344	—	1,307	13,656	542	344	15,849	(11)
IL-only	Greeley, CO	233	13,572	151	588	—	233	13,572	151	588	14,544	(11)
IL-only	Fort Collins, CO	628	17,671	154	618	—	628	17,671	154	618	19,071	(14)
IL-only	Tallahassee, FL	1,084	19,912	259	658	—	1,084	19,912	259	658	21,913	(16)
IL-only	Sarasota, FL	658	21,508	213	658	—	658	21,508	213	658	23,037	(16)
IL-only	Port Richey, FL	1,084	13,796	202	760	—	1,084	13,796	202	760	15,842	(12)
IL-only	Normal, IL	324	14,112	209	618	—	324	14,112	209	618	15,263	(12)
IL-only	Wichita, KS	496	17,438	213	790	—	496	17,438	213	790	18,937	(15)
IL-only	Paducah, KY	263	23,413	199	851	—	263	23,413	199	851	24,726	(19)
IL-only	Shreveport, LA	517	5,479	72	172	—	517	5,479	72	172	6,240	(4)
IL-only	Fort Gratiot, MI	61	15,552	334	821	—	61	15,552	334	821	16,768	(14)
IL-only	St Joseph, MO	851	15,913	277	618	—	851	15,913	277	618	17,659	(13)
IL-only	Ridgeland, MS	952	7,020	199	527	—	952	7,020	199	527	8,698	(7)
IL-only	Missoula, MT	304	16,090	141	648	—	304	16,090	141	648	17,183	(13)
IL-only	Greece, NY	689	20,181	184	658	—	689	20,181	184	658	21,712	(16)
IL-only	Fayetteville, NY	770	25,116	166	658	—	770	25,116	166	658	26,710	(18)
IL-only	Ballwin, MO	1,236	16,134	159	517	—	1,236	16,134	159	517	18,046	(12)
IL-only	Corvallis, OR	1,520	17,659	219	831	—	1,520	17,659	219	831	20,229	(15)
IL-only	Lemoyne, PA	922	25,074	148	658	—	922	25,074	148	658	26,802	(18)
IL-only	Arlington, TX	314	9,525	473	385	—	314	9,525	473	385	10,697	(9)
IL-only	Richardson, TX	1,297	11,872	206	699	—	1,297	11,872	206	699	14,074	(11)
IL-only	Lubbock, TX	1,003	20,501	425	932	—	1,003	20,501	425	932	22,861	(18)
IL-only	North Logan, UT	1,033	17,356	337	729	—	1,033	17,356	337	729	19,455	(15)
IL-only	Yorktown, VA	2,178	19,055	197	679	—	2,178	19,055	197	679	22,109	(15)
Subtotal 2013		$86,242	$1,055,448	$16,344	$47,524	$1,904	$86,242	$1,055,451	$17,006	$48,763	$1,207,462	$(4,262)
Total		$102,235	$1,199,666	$18,946	$48,778	$3,697	$102,235	$1,199,672	$20,704	$50,711	$1,373,322	$(10,422)

Continued on next page.
84

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
		Year	Year
Property		Acquired	Constructed/	Net Carrying Value		Encumbrances (E)
Type (A)	City, State	(D)	Renovated (D)	12/31/2013	12/31/2012	12/31/2013	12/31/2012
AL/MC	Scottsdale, AZ	2012	1999/2005	$18,862	$19,212	$16,380	$12,600
AL/MC	Citrus Heights, CA	2012	1997/2011	3,948	4,027	3,440	2,940
AL/MC	Santa Cruz, CA	2012	1990/NA	22,763	23,272	19,850	17,220
AL/MC	Clovis, CA	2012	1998/2007	17,578	17,969	15,343	11,700
AL/MC	Boise, ID	2012	1997/2011	14,674	15,016	12,799	12,960
AL/MC	Corvallis, OR	2012	1999/NA	5,965	6,069	5,166	3,020
AL/MC	Eugene, OR	2012	1998/NA	21,046	21,607	18,425	15,480
AL/MC	Cottonwood Heights, UT	2012	2001/NA	17,432	17,772	15,159	12,480
AL/MC	Bountiful, UT	2012	1978/2000	10,185	10,171	8,819	10,024
AL/MC	Taylorsville, UT	2012	1976/1994	4,388	4,276	3,704	3,341
AL/MC	Salt Lake City, UT	2012	1984/2007	4,095	4,017	3,476	2,635
AL/MC	Fort Worth, TX	2012	1986/NA	18,764	19,393	16,125	16,125
				$159,700	$162,801	$138,686	$120,525
IL-only	Poughkeepsie, NY	2013	2001/NA	12,687	—	14,100	—
AL/MC	Brooksville, FL	2013	1960/2012	11,088	—	9,951	—
AL/MC	Port Charlotte, FL	2013	1998/NA	10,262	—	9,240	—
AL/MC	Bradenton, FL	2013	1973/1988	11,168	—	10,041	—
AL/MC	Brooksville, FL	2013	1988/NA	6,228	—	5,603	—
AL/MC	Bradenton, FL	2013	1988/NA	16,827	—	15,128	—
AL/MC	Hollywood, FL	2013	1998/NA	5,683	—	5,069	—
AL/MC	Pinellas Park, FL	2013	1986/2007	11,917	—	10,735	—
AL/MC	Lake Placid, FL	2013	2007/NA	6,683	—	6,039	—
AL/MC	Hollywood, FL	2013	1988/2012	6,056	—	5,434	—
AL/MC	Venice, FL	2013	1998/NA	15,064	—	13,572	—
AL/MC	New Bern, NC	2013	1985/2004	15,748	—	14,141	—
AL/MC	Winter Haven, FL	2013	1984/NA	26,848	—	19,199	—
AL/MC	Sanford, FL	2013	1984/NA	10,951	—	5,549	—
AL/MC	Spring Hill, FL	2013	1988/2006	6,954	—	7,405	—
AL/MC	Lakeland, FL	2013	1984/NA	16,701	—	9,082	—
AL/MC	Media, PA	2013	1995/NA	18,957	—	16,875	—
AL/MC	Port Charlotte, FL	2013	1985/2004	16,888	—	14,250	—
AL/MC	Pittsburgh, PA	2013	1996/NA	15,386	—	8,250	—
IL-only	Richmond, VA	2013	1987/2008	11,951	—	8,775	—
AL/MC	Fort Myers, FL	2013	1988/NA	12,280	—	10,688	—
IL-only	Surprise, AZ	2013	1998/NA	13,118	—	10,046	—
IL-only	Santa Clara, CA	2013	1991/NA	19,340	—	14,814	—
IL-only	Pueblo, CO	2013	1985/NA	14,874	—	11,392	—
IL-only	Rocky Hill, CT	2013	1998/NA	24,788	—	18,988	—
IL-only	Farmington, CT	2013	1989/NA	27,646	—	21,174	—
IL-only	Urbandale, IA	2013	1995/NA	13,467	—	10,316	—
IL-only	Bettendorf, IA	2013	1990/NA	13,104	—	10,037	—
IL-only	Topeka, KS	2013	1998/NA	15,787	—	12,094	—
IL-only	Salem, OR	2013	1990/NA	19,315	—	14,797	—
IL-only	St Louis, MO	2013	2006/NA	26,810	—	20,537	—
IL-only	Durham, NC	2013	1989/NA	24,300	—	18,615	—
IL-only	Cary, NC	2013	2003/NA	22,412	—	17,169	—
IL-only	Reno, NV	2013	2002/NA	21,835	—	16,726	—
IL-only	Salem, OR	2013	1990/NA	7,697	—	5,897	—

Continued on next page.

85

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
		Year	Year
Property		Acquired	Constructed/	Net Carrying Value		Encumbrances (E)
Type (A)	City, State	(D)	Renovated (D)	12/31/2013	12/31/2012	12/31/2013	12/31/2012
IL-only	Corvallis, OR	2013	1983/NA	9,262	—	7,094	—
IL-only	Hillsboro, OR	2013	1996/NA	14,142	—	10,834	—
IL-only	Eugene, OR	2013	1995/NA	19,989	—	15,311	—
IL-only	Harrisburg, PA	2013	2000/NA	24,565	—	18,819	—
IL-only	Boyertown, PA	2013	1997/NA	19,186	—	14,697	—
IL-only	Clarksville, TN	2013	1993/NA	11,702	—	8,965	—
IL-only	Dallas, TX	2013	1996/NA	15,444	—	11,830	—
IL-only	Denton, TX	2013	2005/NA	20,577	—	15,763	—
IL-only	San Antonio, TX	2013	1984/NA	17,048	—	13,058	—
IL-only	Flower Mound, TX	2013	2007/NA	20,667	—	15,832	—
IL-only	Dallas, TX	2013	2001/NA	15,789	—	12,094	—
IL-only	Eau Claire, WI	2013	2003/NA	20,365	—	15,601	—
IL-only	Simi Valley, CA	2013	2006/NA	25,543	—	19,658	—
IL-only	Lakewood, CO	2013	1992/NA	15,838	—	12,190	—
IL-only	Greeley, CO	2013	1986/NA	14,533	—	11,185	—
IL-only	Fort Collins, CO	2013	1987/NA	19,057	—	14,668	—
IL-only	Tallahassee, FL	2013	2001/NA	21,897	—	16,854	—
IL-only	Sarasota, FL	2013	2005/NA	23,021	—	17,719	—
IL-only	Port Richey, FL	2013	1987/NA	15,830	—	12,184	—
IL-only	Normal, IL	2013	1989/NA	15,251	—	11,739	—
IL-only	Wichita, KS	2013	2001/NA	18,922	—	14,565	—
IL-only	Paducah, KY	2013	2004/NA	24,707	—	19,017	—
IL-only	Shreveport, LA	2013	1988/NA	6,236	—	4,799	—
IL-only	Fort Gratiot, MI	2013	2001/NA	16,754	—	12,895	—
IL-only	St Joseph, MO	2013	1990/NA	17,646	—	13,581	—
IL-only	Ridgeland, MS	2013	1986/NA	8,691	—	6,689	—
IL-only	Missoula, MT	2013	1997/NA	17,170	—	13,216	—
IL-only	Greece, NY	2013	2004/NA	21,696	—	16,699	—
IL-only	Fayetteville, NY	2013	2003/NA	26,692	—	20,543	—
IL-only	Ballwin, MO	2013	1990/NA	18,034	—	13,879	—
IL-only	Corvallis, OR	2013	1999/NA	20,214	—	15,558	—
IL-only	Lemoyne, PA	2013	2002/NA	26,784	—	20,614	—
IL-only	Arlington, TX	2013	1987/NA	10,688	—	8,227	—
IL-only	Richardson, TX	2013	1996/NA	14,063	—	10,824	—
IL-only	Lubbock, TX	2013	1997/NA	22,843	—	17,582	—
IL-only	North Logan, UT	2013	2001/NA	19,440	—	14,963	—
IL-only	Yorktown, VA	2013	2005/NA	22,094	—	17,003	—
			Subtotal	$1,203,200	$—	$938,477	$—
			Total	$1,362,900	$162,801	$1,077,163	$120,525

(A) AL represents assisted living; IL represents independent living and MC represents memory care.

86

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

(B)	The following is a rollforward of the gross carrying amount and accumulated depreciation of senior housing real estate for the years ended December 31, 2013 and 2012.

	Year ended December 31,
	2013	2012
Gross Carrying Amount
Balance at beginning of year	$164,359	$—
Additions:
Acquisitions of real estate	1,205,558	164,067
Improvements	3,450	296
Transferred from operating real estate held for sale	—	—
Disposals:
Disposal of long-lived assets	(45)	(4)
Balance at end of year	$1,373,322	$164,359

Accumulated Depreciation
Balance at beginning of year	$(1,558)	$—
Additions:
Depreciation expense	(8,874)	(1,559)
Transferred from assets held for sale	—	—
Disposals:
Disposal of long-lived assets	10	1
Balance at end of year	$(10,422)	$(1,558)

(C)	Depreciation is calculated on a straight line basis using the estimated useful lives detailed in Note 2.
(D)	Unaudited.
(E)	See Note 14.
(F)	The aggregate United States federal income tax basis for Newcastle’s senior housing real estate at December 31, 2013 was approximately $1.4 billion.

The investments in senior housing real estate are generally financed with non-recourse mortgage notes payable (see Note 14).

The following table sets forth the future contracted minimum rentals, excluding contingent rent escalations, for Newcastle’s triple net leases relating to the Holiday Portfolio as of December 31, 2013:

Total Holiday Portfolio
2014	$65,031
2015	67,957
2016	71,015
2017	74,211
2018	76,808
Thereafter	1,170,819
Total	$1,525,841

The resident leases relating to Newcastle’s managed senior housing properties are generally cancelable within a 30-day notice.

10.    INVESTMENTS IN OTHER REAL ESTATE

In the year ended December 31, 2013, Newcastle acquired other real estate assets as part of the acquisition of the Golf business, which consisted of primarily land, buildings, machinery and equipment. These assets were recognized at fair value on the acquisition date. The following table summarizes the balances of other real estate assets at December 31, 2013. Please refer to Note 3 for a description of the Golf acquisition.

87

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

			Initial Cost					Gross Carrying Amount (B) (F)
							Costs
					Furniture,		Capitalized				Furniture,			Accumulated
Property				Building	Fixtures and	Construction	Subsequent to			Building	Fixtures and	Construction		Depreciation
Type (A)	City, State	Land	Building	Improvements	Equipment	In-Progress	Acquisition	Land	Building	Improvements	Equipment	In-Progress	Total	(B),(C)
GC	California	$62,000	$21,185	$59,116	$12,461	$4,766	$—	$62,000	$21,185	$59,116	$12,461	$4,766	$159,528	$—
GC	Florida	—	406	759	822	35	—	—	406	759	822	35	2,022	—
GC	Georgia	2,400	1,635	8,055	729	—	—	2,400	1,635	8,055	729	—	12,819	—
GC	Hawaii	—	17	192	135	—	—	—	17	192	135	—	344	—
GC	Idaho	2,700	321	1,995	271	13	—	2,700	321	1,995	271	13	5,300	—
GC	New Jersey	7,733	—	—	—	—	—	7,733	—	—	—	—	7,733	—
GC	New Mexico	1,700	1,171	6,703	447	359	—	1,700	1,171	6,703	447	359	10,380	—
GC	New York	—	22,818	2,168	2,219	48	—	—	22,818	2,168	2,219	48	27,253	—
GC	Oklahoma	—	761	294	344	68	—	—	761	294	344	68	1,467	—
GC	Oregon	6,900	1,540	7,166	457	50	—	6,900	1,540	7,166	457	50	16,113	—
GC	Tennessee	6,400	297	2,018	322	233	—	6,400	297	2,018	322	233	9,270	—
GC	Texas	—	166	276	569	59	—	—	166	276	569	59	1,070	—
GC	Virginia	—	33	1	66	—	—	—	33	1	66	—	100	—
GC	Washington	3,701	265	1,993	186	29	—	3,701	265	1,993	186	29	6,174	—
		$93,534	$50,615	$90,736	$19,028	$5,660	$—	$93,534	$50,615	$90,736	$19,028	$5,660	$259,573	$—

Other Operating Real Estate (E):
OB	Beavercreek, OH	$386	$2,287	$—	$—	$—	$413	$364	$2,170	$390	$—	$—	$2,924	$(779)
OB	Beavercreek, OH	401	2,326	—	—	—	175	381	2,268	92	—	—	2,741	(547)
OB	Beavercreek, OH	382	2,242	—	—	—	587	361	2,150	488	—	—	2,999	(741)
		$1,169	$6,855	$—	$—	$—	$1,175	$1,106	$6,588	$970	$—	$—	$8,664	$(2,067)
		$94,703	$57,470	$90,736	$19,028	$5,660	$1,175	$94,640	$57,203	$91,706	$19,028	$5,660	$268,237	$(2,067)

		Year	Year		Ending
Property		Acquired	Constructed/	Net Rentable	Occupancy
Type (A)	City, State	(D)	Renovated (D)	Sq. Ft. (D)	(D)

Other Operating Real Estate (E):
OB	Beavercreek, OH	2006	1984/2006	55,024 Sq. Ft.	84.40%
OB	Beavercreek, OH	2006	1985/2006	29,916 Sq. Ft.	100.00%
OB	Beavercreek, OH	2006	1987/2006	45,500 Sq. Ft.	100.00%

        (A)    OB represents office building. GC represents golf course.

88

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

(B) The following is a rollforward of the gross carrying amount and accumulated depreciation of other real estate for the years ended December 31, 2013 and 2012.

	Year ended December 31, 2013	Year ended December 31, 2012
Gross Carrying Amount
Balance at beginning of year	$8,520	$—
Additions:
Acquisitions of other real estate	259,573	—
Improvements	144	—
Transferred from operating real estate held for sale	—	8,520
Disposals:
Disposal of long-lived assets	—	—
Balance at end of year	$268,237	$8,520

Accumulated Depreciation
Balance at beginning of year	$(1,848)	$—
Additions:
Depreciation expense	(219)	(1,191)
Transferred from assets held-for-sale	—	(657)
Disposals:
Disposal of long-lived assets	—	—
Balance at end of year	$(2,067)	$(1,848)

(C)	Depreciation is calculated on a straight line basis using the estimated useful lives detailed in Note 2.
(D)	Unaudited.
(E)	The other operating real estate assets were pledged as collateral in one of Newcastle’s non-recourse financing structures at December 31, 2013.
(F)	The aggregate United States federal income tax basis for Newcastle’s other operating real estate at December 31, 2013 was approximately $266.6 million.

The real estate assets in the Golf businesses are encumbered by various debt obligations, as described in Note 14, at December 31, 2013.

89

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
11. PROPERTY, PLANT AND EQUIPMENT

In the year ended December 31, 2013, Newcastle acquired property, plant and equipment as part of the acquisition of the Media business which consisted of land, buildings, machinery and equipment. These assets were recognized at fair value on the acquisition date and included in discontinued operations. The following table summarizes the balances of property, plant and equipment at December 31, 2013:

December 31, 2013
Land	23,087
Buildings and improvements	110,522
Machinery and equipment	125,836
Furniture, fixtures, and computer software	13,970
273,415
Less: accumulated depreciation and amortization	(3,227)
Total	$270,188

Year ended December 31,
2013
Gross Carrying Amount
Balance at beginning of acquisition	$272,153
Additions:
Acquisitions of property, plant and equipment	1,262
Improvements	—
Disposals:
Disposal of long-lived assets	—
Balance at end of year	$273,415

Accumulated Depreciation
Balance at beginning of acquisition	$—
Additions:
Depreciation expense	(3,227)
Transferred from assets held for sale	—
Disposals:
Disposal of long-lived assets	—
Balance at end of year	$(3,227)

Depreciation is calculated on a straight line basis using the estimated useful lives as described in Note 2.

90

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
12. GOODWILL AND INTANGIBLES

The following table summarizes Newcastle’s intangibles from continuing operations related to its senior housing real estate and golf business:

	December 31, 2013			December 31, 2012
	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value	Amount	Amortization	Value
Amortizable intangible assets:
In-place resident lease intangibles	$112,267	$(21,902)	$90,365	$22,711	$(4,205)	$18,506
Non-compete intangibles	1,600	(223)	1,377	600	(20)	580
Land lease intangibles	3,498	(1)	3,497	—	—	—
PILOT intangible	3,700	(124)	3,576	—	—	—
Other intangibles	2,046	(2)	2,044	—	—	—
Total Senior Housing	123,111	(22,252)	100,859	23,311	(4,225)	19,086
Trade name	700	—	700	—	—	—
Leasehold intangibles	52,066	—	52,066	—	—	—
Management contracts	39,000	—	39,000	—	—	—
Internally-developed software	800	—	800	—	—	—
Membership base	5,400	—	5,400	—	—	—
Total Golf	97,966	—	97,966	—	—	—
Total	$221,077	$(22,252)	$198,825	$23,311	$(4,225)	$19,086
Nonamortizable intangible assets:
Liquor license-Golf	900	—	900
Total	$221,977	$(22,252)	$199,725

The unamortized balance of intangible assets from continuing operations at December 31, 2013 are expected to be charged to amortization expense as follows:

2014	$55,143
2015	42,830
2016	26,970
2017	10,012
2018	9,251
Thereafter	54,619
$198,825

The following table summarizes Newcastle’s goodwill and intangibles from discontinued operations related to its media business:

	December 31, 2013			December 31, 2012
	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value	Amount	Amortization	Value
Amortizable intangible assets:
Advertiser relationships	58,269	(359)	57,910	—	—	—
Customer relationships	5,666	(35)	5,631	—	—	—
Subscriber relationships	35,966	(221)	35,745	—	—	—
Trade name	268	(3)	265	—	—	—
Total	$100,169	$(618)	$99,551	$	$	$
Nonamortizable intangible assets:
Mastheads-Media	45,849	—	45,849
Goodwill	126,686	—	126,686
Total Media	$272,704	$(618)	$272,086

The changes in the carrying amount of goodwill, included in discontinued operations, for the year ended December 31, 2013 are as follows:

Gross balance at January 1, 2013	$—
Business combination	126,686
Net balance at December 31, 2013	$126,686

91

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
13. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value may be based upon broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications or a good faith estimate thereof and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity. A significant portion of Newcastle’s loans, securities and debt obligations are currently not traded in active markets and therefore have little or no price transparency. As a result, Newcastle has estimated the fair value of these illiquid instruments based on internal pricing models rather than quotations. The determination of estimated cash flows used in pricing models is inherently subjective and imprecise. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant change to estimated fair values. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of December 31, 2013 and do not take into consideration the effects of subsequent changes in market or other factors.

Newcastle has various processes and controls in place to ensure that fair value is reasonably estimated. With respect to the broker and pricing service quotations, to ensure these quotes represent a reasonable estimate of fair value, Newcastle’s quarterly procedures include a comparison to the outputs generated from its internal pricing models and transactions Newcastle has completed with respect to these or similar securities, as well as on its knowledge and experience of these markets. With respect to fair value estimates generated based on Newcastle’s internal pricing models, Newcastle’s management validates the inputs and outputs of the internal pricing models by comparing them to available independent third party market parameters and models for reasonableness. Newcastle believes its valuation methods and the assumptions used are appropriate and consistent with other market participants.

92

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Fair Value Summary Table

The carrying values and estimated fair values of Newcastle’s assets and liabilities at December 31, 2013 and 2012 were as follows:

	December 31, 2013							December 31, 2012
	Principal Balance or Notional Amount	Carrying Value	Estimated Fair Value	Fair Value Method (A)	Weighted Average Yield/Funding Cost	Weighted Average Maturity (Years)		Carrying Value	Estimated Fair Value
Assets
Financial instruments:
Real estate securities, available-for-sale*	$1,170,905	$984,263	$984,263	Broker quotations, counterparty quotations, pricing services, pricing models	5.44%	2.9		$1,691,575	$1,691,575
Real estate related and other loans, held-for-sale, net	567,829	437,530	456,535	Broker quotations, counterparty quotations, pricing services, pricing models	13.92%	1.1		843,132	853,102
Residential mortgage loans, held-for-investment, net	277,624	255,450	252,039	Pricing models	8.50%	5.4		292,461	297,030
Residential mortgage loans, held-for-sale, net	3,129	2,185	2,185	Pricing models	19.34%	4.4		2,471	2,471
Subprime mortgage loans subject to call option (B)	406,217	406,217	406,217	(B)	9.09%	(B	)	405,814	405,814
Restricted cash*		5,889	5,889					2,064	2,064
Cash and cash equivalents*		74,133	74,133					231,898	231,898
Non-hedge derivative assets(D)(E)*	116,806	43,662	43,662	Counterparty quotations	N/A	(D	)	165	165
Investments in senior housing real estate, net		1,362,900						162,801
Investments in other real estate, net		266,170						6,672
Intangibles		199,725						19,086
Other investments		25,468						24,907
Receivables and other assets		98,225						17,197
Assets of discontinued operations		690,746						245,069
		$4,852,563						$3,945,312
Liabilities
Financial instruments:
CDO bonds payable (F)	$543,516	$544,525	$395,689	Pricing models	2.26%	1.9		$1,091,354	$781,856
Other bonds and notes payable (F)	243,745	230,279	235,464	Broker quotations, pricing models	3.50%	3.1		183,390	190,302
Repurchase agreements	556,347	556,347	556,347	Market comparables	0.52%	0.1		929,435	929,435
Mortgage notes payable	1,077,163	1,076,828	1,075,390	Pricing models	4.75%	6.8		120,525	120,525
Credit facilities, golf	152,498	152,498	152,498	(G)	5.19%	4.0
Financing of subprime mortgage loans subject to call option (B)	406,217	406,217	406,217	(B)	9.09%	(B	)	405,814	405,814
Junior subordinated notes payable	51,004	51,237	35,479	Pricing models	7.39%	21.3		51,243	31,545
Interest rate swaps, treated as hedges (C)(E)*	105,031	6,203	6,203	Counterparty quotations	N/A	(C	)	12,175	12,175
Non-hedge derivatives(D)(E)*	185,871	7,592	7,592	Counterparty quotations	N/A	(D	)	19,401	19,401
Dividends payable, accounts payable, accrued expenses and other liabilities		299,446						58,435
Liabilities of discontinued operations		295,267						480
		$3,626,439						$2,872,252

*Measured at fair value on a recurring basis.

93

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
(A)	Methods are listed in order of priority. In the case of real estate securities and real estate related and other loans, broker quotations are obtained if available and practicable, otherwise counterparty quotations or pricing service valuations are obtained or, finally, internal pricing models are used. Internal pricing models are only used for (i) securities and loans that are not traded in an active market, and, therefore, have little or no price transparency, and for which significant unobservable inputs must be used in estimating fair value, or (ii) loans or debt obligations which are private and untraded.

(B)	These two items results from an option, not an obligation, to repurchase loans from Newcastle’s subprime mortgage loan securitizations (Note 7), are noneconomic until such option is exercised, and are equal and offsetting.

(C)	Represents derivative agreements as follows:

Year of Maturity	Weighted Average Month of Maturity	Aggregate Notional Amount	Weighted Average Fixed Pay Rate / Cap Rate	Aggregate Fair Value Asset / (Liability)

Interest rate swap agreements which receive 1-Month LIBOR:
2016	Apr	$105,031	5.04%	$(6,203)

(D)	This represents a linked transaction entered into in June 2013 with $116.8 million face amount of underlying financial securities. This derivative agreement was not designated as a hedge for accounting purposes as of December 31, 2013.

(E)	Newcastle’s derivatives fall into two categories. As of December 31, 2013, all derivatives liabilities, which represent three interest rate swaps, were held within Newcastle’s nonrecourse structures. An aggregate notional balance of $290.9 million, is only subject to the credit risks of the respective CDO structures. As they are senior to all the debt obligations of the respective CDOs and the fair value of each of the CDOs’ total investments exceeded the fair value of each of the CDOs’ derivative liabilities, no credit valuation adjustments were recorded. A derivative asset with an aggregate notional balance of $116.8 million, represents linked transactions with $116.8 million face amount of underlying financed securities. Newcastle’s interest rate swap counterparties include Bank of America and Bank of New York Mellon. Newcastle’s derivatives are included in other assets or other liabilities in the consolidated balance sheets, as applicable.

(F)	Newcastle notes that the unrealized gain on the liabilities within such structures cannot be fully realized. Assets held within CDOs and other non- recourse structures are generally not available to satisfy obligations outside of such financings, except to the extent Newcastle receives net cash flow distributions from such structures. Furthermore, creditors or beneficial interest holders of these structures have no recourse to the general credit of Newcastle. Therefore, Newcastle’s exposure to the economic losses from such structures is limited to its invested equity in them and economically their book value cannot be less than zero. As a result, the fair value of Newcastle’s net investments in these non-recourse financing structures is equal to the present value of their expected future net cash flows.

(G)	These credit facilities were entered into late in the fourth quarter of 2013 and Newcastle believes their terms are market terms as of December 31, 2013.

Refer to Note 15 for a discussion of the fair value of the New Media pension plan assets.

Valuation Hierarchy

The methodologies used for valuing such instruments have been categorized into three broad levels, which form a hierarchy.

Level 1 - Quoted prices in active markets for identical instruments.

Level 2 - Valuations based principally on other observable market parameters, including

•	Quoted prices in active markets for similar instruments,
•	Quoted prices in less active or inactive markets for identical or similar instruments,
•	Other observable inputs (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates), and
•	Market corroborated inputs (derived principally from or corroborated by observable market data).

Level 3 - Valuations based significantly on unobservable inputs.

Newcastle follows this hierarchy for its financial instruments measured at fair value on a recurring basis. The classifications are based on the lowest level of input that is significant to the fair value measurement.

94

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Newcastle has various processes and controls in place to ensure that fair value is reasonably estimated. With respect to the broker and pricing service quotations, to ensure these quotes represent a reasonable estimate of fair value, Newcastle’s quarterly procedures include a comparison to quotations from different sources, outputs generated from its internal pricing models and transactions Newcastle has completed with respect to these or similar securities, as well as on its knowledge and experience of these markets. With respect to fair value estimates generated based on Newcastle’s internal pricing models, Newcastle’s management validates the inputs and outputs of the internal pricing models by comparing them to available independent third party market parameters, where available, and models for reasonableness. Newcastle believes its valuation methods and the assumptions used are appropriate and consistent with other market participants. The board of directors has reviewed Newcastle’s process for determining the valuations of its investments based on information provided by the Manager and has concluded such process is reasonable and appropriate.

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value. For Newcastle’s investments in real estate securities, real estate related and other loans and residential mortgage loans categorized within Level 3 of the fair value hierarchy, the significant unobservable inputs include the discount rates, assumptions relating to prepayments, default rates and loss severities. Significant increases (decreases) in any of the discount rates, default rates or loss severities in isolation would result in a significantly lower (higher) fair value measurement. The impact of changes in prepayment speeds would have differing impacts on fair value, depending on the seniority of the investment. Generally, a change in the default assumption is generally accompanied by directionally similar changes in the assumptions used for the loss severity and the prepayment speed.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis at December 31, 2013:

			Fair Value
	Principal Balance or Notional Amount	Carrying Value	Level 2	Level 3	Total
Assets:
Real estate securities, available for sale:
CMBS	$333,121	$284,469	$—	$284,469	$284,469
REIT debt	29,200	31,186	31,186	—	31,186
Non-Agency RMBS	96,762	57,581	—	57,581	57,581
ABS - other real estate	8,464	—	—	—	—
FNMA / FHLMC	514,994	551,270	551,270	—	551,270
CDO	188,364	59,757	—	59,757	59,757
Real estate securities total	$1,170,905	984,263	582,456	401,807	984,263

Derivative assets:
Linked transactions at fair value	$116,806	$43,662	$—	$43,662	$43,662
Derivative assets total	$116,806	$43,662	$—	$43,662	$43,662
Liabilities:
Derivative Liabilities:
Interest rate swaps, treated as hedges	$105,031	$6,203	$6,203	$—	$6,203
Interest rate swaps, not treated as hedges	185,871	7,592	7,592	—	7,592
Derivative liabilities total	$290,902	$13,795	$13,795	$—	$13,795
95

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Newcastle’s investments in instruments measured at fair value on a recurring basis using Level 3 inputs changed as follows:

	Level 3 Assets
	CMBS		ABS		Equity/Other	Linked
	Conduit	Other	Subprime	Other	Securities	Transactions	Total

Balance at December 31, 2011	$956,905	$171,913	$128,622	$38,107	$55,986	$—	$1,351,533
CDO X Deconsolidation (A)	(767,660)	(40,172)	(86,704)	(26,174)	—	—	(920,710)
Total gains (losses) (B)
Included in net income (loss) (C)	(4,947)	(396)	828	(4,092)	—	—	(8,607)
Included in other comprehensive income (loss)	22,537	12,515	28,573	1,739	15,125	—	80,489
Amortization included in interest income	33,538	1,777	17,691	288	5,657	—	58,951
Purchases, sales and settlements
Purchases	116,087	—	315,475	—	—	—	431,562
Proceeds from sales	(43,259)	—	(3,295)	(3,743)	—	—	(50,297)
Proceeds from repayments	(58,432)	(24,015)	(45,215)	(4,650)	(5,743)	—	(138,055)
Balance at December 31, 2012	$254,769	$121,622	$355,975	$1,475	$71,025	$—	$804,866
Spin-off of New Residential (A)	—	—	(560,783)	—	—	—	(560,783)
Total gains (losses) (B)
Included in net income (loss) (C)	348	(331)	2,372	(82)	1,638	1,168	5,113
Included in other comprehensive income (loss)	14,999	2,168	24,755	73	(726)	—	41,269
Amortization included in interest income	11,880	969	17,981	331	5,265	—	36,426
Purchases, sales and settlements
Purchases	—	—	267,160	—	—	43,172	310,332
Proceeds from sales	(73,576)	(31,989)	(11,181)	(1,359)	(8,156)	—	(126,261)
Proceeds from repayments	(9,485)	(6,905)	(38,698)	(438)	(9,289)	(678)	(65,493)
Balance at December 31, 2013	$198,935	$85,534	$57,581	$—	$59,757	$43,662	$445,469

(A)	CDO X was deconsolidated on September 12, 2012 and the spin-off of New Residential occurred on May 15, 2013.
(B)	None of the gains (losses) recorded in earnings during the periods is attributable to the change in unrealized gains (losses) relating to Level 3 assets still held at the reporting dates.
(C)	These gains (losses) are recorded in the following line items in the consolidated statements of income:

	Year Ended December 31,
	2013	2012
Gain (loss) on settlement of investments, net	$5,367	$10,196
Other income (loss), net	1,168	—
OTTI	(1,422)	(18,803)
Total	$5,113	$(8,607)
Gain (loss) on sale of investments, net, from investments transferred into Level 3 during the period	$—	$—
96

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Securities Valuation

As of December 31, 2013, Newcastle’s securities valuation methodology and results are further detailed as follows:

			Fair Value
	Outstanding	Amortized			Internal
	Face	Cost	Multiple	Single	Pricing
Asset Type	Amount (A)	Basis (B)	Quotes (C)	Quote (D)	Models (E)	Total

CMBS	$333,121	$227,878	$240,358	$42,341	$1,770	$284,469
REIT debt	29,200	28,667	31,186	—	—	31,186
Non-Agency RMBS	96,762	40,675	57,581	—	—	57,581
ABS - other real estate	8,464	—	—	—	—	—
FNMA / FHLMC	514,994	547,639	551,270	—	—	551,270
CDO	188,364	56,996	—	57,755	2,002	59,757
Total	$1,170,905	$901,855	$880,395	$100,096	$3,772	$984,263

(A)	Net of incurred losses.
(B)	Net of discounts (or gross premiums) and after OTTI, including impairment taken during the period ended December 31, 2013.
(C)	Management generally obtained pricing service quotations or broker quotations from at least two sources, one of which was generally the seller (the party that sold the security). Management selected one of the quotes received as being most representative of fair value and did not use an average of the quotes. Even if Newcastle receives two or more quotes on a particular security that come from non-selling brokers or pricing services, it does not use an average because management believes using an actual quote more closely represents a transactable price for the security than an average level. Furthermore, in some cases there is a wide disparity between the quotes Newcastle receives. Management believes using an average of the quotes in these cases would generally not represent the fair value of the asset. Based on Newcastle’s own fair value analysis using internal models, management selects one of the quotes which is believed to more accurately reflect fair value. Newcastle never adjusts quotes received. These quotations are generally received via email and contain disclaimers which state that they are “indicative” and not “actionable” – meaning that the party giving the quotation is not bound to actually purchase the security at the quoted price.

(D)	Management was unable to obtain quotations from more than one source on these securities. The one source was generally the seller (the party that sold the security) or a pricing service.

(E)	Securities whose fair value was estimated based on internal pricing models are further detailed as follows:

				Unrealized Gains (Losses) in Accumulated OCI
Asset Type	Amortized Cost Basis (B)	Fair Value	Impairment Recorded in Current Year		Weighted Average Significant Input
					Discount Rate	Prepayment Speed (F)	Cumulative Default Rate	Loss Severity

CMBS - conduit	$738	$1,770	$76	$1,032	8.0%	N/A	99.5%	27.6%
CDO	—	2,002	—	2,002	35.0%	3.5%	17.5%	73.5%
Total	$738	$3,772	$76	$3,034

All of the assumptions listed have some degree of market observability, based on Newcastle’s knowledge of the market, relationships with market participants, and use of common market data sources. Collateral prepayment, default and loss severity projections are in the form of “curves” or “vectors” that vary for each monthly collateral cash flow projection. Methods used to develop these projections vary by asset class (e.g., CMBS projections are developed differently than home equity ABS projections) but conform to industry conventions. Newcastle uses assumptions that generate its best estimate of future cash flows of each respective security.

The prepayment vector specifies the percentage of the collateral balance that is expected to voluntarily pay off at each point in the future. The prepayment vector is based on projections from a widely published investment bank model, which considers factors such as collateral FICO score, loan-to-value ratio, debt-to-income ratio, and vintage on a loan level basis. This vector is scaled up or down to match recent collateral-specific prepayment experience, as obtained from remittance reports and market data services.

Loss severities are based on recent collateral-specific experience with additional consideration given to collateral characteristics. Collateral age is taken into consideration because severities tend to initially increase with collateral age before eventually stabilizing. Newcastle typically uses projected severities that are higher than the historic experience for collateral that is relatively new to account for this effect. Collateral characteristics such as loan size, lien position, and location (state) also effect loss severity. Newcastle considers whether a collateral pool has experienced a significant change in its composition with respect to these factors when assigning severity projections.

Default rates are determined from the current “pipeline” of loans that are more than 90 days delinquent, in foreclosure, or are REO. These significantly delinquent loans determine the first 24 months of the default vector. Beyond month 24, the default vector transitions to a steady-state value that is generally equal to or greater than that given by the widely published investment bank model.

The discount rates Newcastle uses are derived from a range of observable pricing on securities backed by similar collateral and offered in a live market. As the markets in which Newcastle transacts have become less liquid, Newcastle has had to rely on fewer data points in this analysis.

(F)	Projected annualized average prepayment rate.

97

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Loan Valuation

Loans which Newcastle does not have the ability or intent to hold into the foreseeable future are classified as held-for-sale. As a result, these held-for-sale loans are carried at the lower of amortized cost or fair value and are therefore recorded at fair value on a non-recurring basis. These loans were written down to fair value at the time of the impairment, based on broker quotations, pricing service quotations or internal pricing models. All the loans were within Level 3 of the fair value hierarchy. For real estate related and other loans, the most significant inputs used in the valuations are the amount and timing of expected future cash flows, market yields and the estimated collateral value of such loan investments. For residential mortgage loans, significant inputs include management’s expectations of prepayment speeds, default rates, loss severities and discount rates that market participants would use in determining the fair values of similar pools of residential mortgage loans.

The following tables summarize certain information for real estate related and other loans and residential mortgage loans held-for-sale as of December 31, 2013:

				Valuation	Significant Input
	Outstanding			Allowance/	Range		Weighted Average
	Face	Carrying	Fair	(Reversal) In	Discount	Loss	Discount	Loss
Loan Type	Amount	Value	Value	Current Year	Rate	Severity	Rate	Severity
Mezzanine	$172,197	$139,720	$143,217	$(14,246)	3.4% - 9.0%	0.0% - 100.0%	6.6%	17.3%
Bank Loan	256,594	166,710	180,945	(3,610)	13.1% - 33.8%	0.0% - 100.0%	24.2%	23.1%
B-Note	109,323	101,385	102,645	(1,623)	5.0% - 12.0%	0.0%	10.1%	0.0%
Whole Loan	29,715	29,715	29,728	—	3.7% - 4.0%	0.0% - 15.5%	3.7%	15.1%
Total Real Estate Related and Other Loans Held for Sale, Net	$567,829	$437,530	$456,535	$(19,479)

				Valuation
	Outstanding			Allowance/	Significant Input (Weighted Average)
	Face	Carrying	Fair	(Reversal) In	Discount	Prepayment	Constant	Loss
Loan Type	Amount	Value	Value	Current Year	Rate	Speed	Default Rate	Severity
Non-securitized Manufactured Housing Loans Portfolio I	$501	$130	$130	$(58)	81.8%	5.0%	11.6%	65.0%
Non-securitized Manufactured Housing Loans Portfolio II	2,628	2,055	2,055	(47)	15.4%	5.0%	3.5%	60.0%
Total Residential Mortgage Loans Held for Sale, Net	$3,129	$2,185	$2,185	$(105)

Loans which Newcastle has the intent and ability to hold into the foreseeable future are classified as held-for-investment. Loans held-for-investment are carried at the aggregate unpaid principal balance adjusted for any unamortized premium or discount, deferred fees or expenses, an allowance for loan losses, charge-offs and write-downs for impaired loans.

98

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011 (dollars in tables in thousands, except per share data)

The following table summarizes certain information for residential mortgage loans held-for-investment as of December 31, 2013:

					Significant Input (Weighted Average)
				Valuation
				Allowance/
	Outstanding	Carrying		(Reversal) In	Discount	Prepayment	Constant
Loan Type	Face Amount	Value	Fair Value	Current Year	Rate	Speed	Default Rate	Loss Severity
Securitized Manufactured Housing Loans Portfolio I	$102,681	$91,924	$89,674	$(5,465)	9.4%	6.0%	3.0%	65.0%
Securitized Manufactured Housing Loans Portfolio II	128,975	128,117	123,471	840	8.1%	7.0%	3.5%	60.0%
Residential Loans	45,968	35,409	38,894	(826)	7.5%	4.6%	2.8%	45.9%
Total Residential Mortgage Loans, Held-for-Investment, Net	$277,624	$255,450	$252,039	$(5,451)

Derivatives

Newcastle’s derivative instruments are comprised of interest rate swaps and linked transactions. Newcastle’s interest rate swaps are valued using counterparty quotations. These quotations are generally based on valuation models with model inputs that can generally be verified and which do not involve significant judgment. The significant observable inputs used in determining the fair value of Newcastle’s Level 2 interest rate swap derivative contracts are contractual cash flows and market based interest rate curves. The linked transactions, which are categorized into Level 3, are evaluated on a net basis considering their underlying components, the security acquired and the related repurchase financing agreement. The securities are valued using a similar methodology to the one described in “Securities Valuation” above and this value is netted against the carrying value of the repurchase agreement (which approximates fair value as described in “Liabilities for Which Fair Value is Only Disclosed” below), adjusted for net accrued interest receivable/payable on the securities and repurchase agreement of the linked transactions (see Note 14 for a discussion of Newcastle’s outstanding linked transactions).

Newcastle’s derivatives are recorded on its balance sheet as follows:

		Fair Value
		December 31,
	Balance sheet location	2013	2012
Derivative Assets
Linked transaction at fair value	Receivables and other assets	$43,662	$—
Interest rate caps, not designated as hedges	Receivables and other assets	—	165
		$43,662	$165
Derivative Liabilities
Interest rate swaps, designated as hedges	Accounts payable, accrued expenses and other liabilities	$6,203	$12,175

Interest rate swaps, not designated as hedges	Accounts payable, accrued expenses and other liabilities	7,592	19,401
		$13,795	$31,576
99

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
The following table summarizes information related to derivatives:

	December 31,
	2013	2012
Cash flow hedges
Notional amount of interest rate swap agreements	$105,031	$154,450
Amount of (loss) recognized in other comprehensive income on effective portion	(6,117)	(12,050)
Deferred hedge gain (loss) related to anticipated financings, which have subsequently occurred, net of amortization	170	237

Deferred hedge gain (loss) related to designation, net of amortization	(45)	(210)
Expected reclassification of deferred hedges from accumulated other comprehensive income (“AOCI”) into earnings over the next 12 months	53	4
Expected reclassification of current hedges from AOCI into earnings over the next 12 months	(3,915)	(6,259)

Non-hedge Derivatives
Notional amount of interest rate swap agreements	185,871	294,203
Notional amount of interest rate cap agreements	—	23,400
Notional amount of linked transactions (A)	116,806	—

(A)	This represents the current face amount of the underlying financial securities comprising linked transactions.

The following table summarizes gains (losses) recorded in relation to derivatives:

	Income Statement Location	Year Ended December 31,
Cash flow hedges		2013	2012	2011
Gain (loss) on the ineffective portion	Other income (loss)	$—	$483	$(917)
	Gain (loss) on sale of
Loss immediately recognized at dedesignation	investments, Other income (loss)	(110)	(7,036)	(13,939)
Amount of loss reclassified from AOCI into income, related to effective portion	Interest expense	(6,128)	(30,631)	(63,350)
Deferred hedge gain reclassified from AOCI into income, related to anticipated financings	Interest expense	67	61	58
Deferred hedge (loss) gain reclassified from AOCI into income, related to effective portion of dedesignated hedges	Interest expense	(56)	1,189	2,259

Non-hedge derivatives gain (loss)
Interest rate swaps	Other income (loss)	10,577	9,101	3,284
Linked transactions	Other income (loss)	(236)	—	—

The following table presents both gross and net information about linked transactions:

	As of December 31,
	2013	2012
Real estate securities-available for sale (A)	$104,308	$—
Repurchase agreements (B)	(60,646)	—
Net assets recognized as linked transactions	$43,662	$—

(A)	Represents the fair value of the securities accounted for as part of linked transactions.
(B)	Represents the carrying value, which approximates fair value, of the repurchase agreements accounted for as part of linked transactions.

100

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Liabilities for Which Fair Value is Only Disclosed

The following table summarizes the level of the fair value hierarchy, valuation techniques and inputs used for estimating each class of liabilities not measured at fair value in the statement of financial position but for which fair value is disclosed:

Type of Liabilities
Not Measured At Fair
Value for Which
Fair Value Is Disclosed	Fair Value Hierarchy	Valuation Techniques and Significant Inputs

CDO bonds payable	Level 3	Valuation technique is based on discounted cash flow. Significant inputs include:
		•	Underlying security and loan prepayment, default and cumulative loss expectations
		•	Amount and timing of expected future cash flows
		•	Market yields and credit spreads implied by comparisons to transactions of similar tranches of CDO debt by the varying levels of subordination

Other bonds and notes payable	Level 3	Valuation technique is based on discounted cash flow. Significant inputs include:
		•	Amount and timing of expected future cash flows
		•	Interest rates
		•	Broker quotations
		•	Market yields and credit spreads implied by comparisons to transactions of similar tranches of securitized debt by the varying levels of subordination

Repurchase agreements	Level 2	Valuation technique is based on market comparables. Significant variables include:
		•	Amount and timing of expected future cash flows
		•	Interest rates
		•	Collateral funding spreads

Mortgage notes payable	Level 3	Valuation technique is based on discounted cash flows. Significant inputs include:
		•	Amount and timing of expected future cash flows
		•	Interest rates
		•	Collateral funding spreads

Media Credit Facilities	Level 3	Valuation technique is based on discounted cash flow. Significant inputs include:
		•	Amount and timing of expected future cash flows
		•	Interest rates
		•	Credit spread of New Media

Golf Credit Facilities	Level 3	Valuation technique is based on discounted cash flow. Significant inputs include:
		•	Amount and timing of expected future cash flows
		•	Interest rates
		•	Credit spread of Golf

Junior subordinated notes payable	Level 3	Valuation technique is based on discounted cash flow. Significant inputs include:
		•	Amount and timing of expected future cash flows
		•	Interest rates
		•	Market yields and the credit spread of Newcastle

101

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
14. DEBT OBLIGATIONS

The following table presents certain information regarding Newcastle’s debt obligations and related hedges from continuing operations:

	December 31, 2013															December 31, 2012
										Collateral
					Unhedged										Aggregate
					Weighted		Weighted	Weighted	Face				Weighted	Floating	Notional
		Outstanding		Final	Average		Average	Average	Amount	Outstanding	Amortized		Average	Rate	Amount of	Outstanding
	Month	Face	Carrying	Stated	Funding		Funding	Maturity	of Floating	Face	Cost	Carrying	Maturity	Face	Current	Face	Carrying
Debt Obligation/Collateral	Issued	Amount	Value	Maturity	Cost (A)		Cost (B)	(Years)	Rate Debt	Amount (C)	Basis (C)	Value (C)	(Years)	Amount (C)	Hedges(D)	Amount	Value
CDO Bonds Payable
CDO VI (E)	Apr 2005	$92,018	$92,018	Apr 2040	0.85%		5.35%	5.5	$88,727	$166,452	$88,965	$123,478	2.3	$40,482	$88,727	$91,578	$91,578
CDO VIII	Nov 2006	264,733	264,277	Nov 2052	0.88%		2.45%	1.5	257,133	421,487	317,202	346,101	1.7	184,585	105,031	518,501	517,541
CDO IX	May 2007	186,765	188,230	May 2052	0.56%		0.50%	0.6	186,765	433,012	357,224	366,581	1.9	162,115	—	400,938	402,424
Repaid Debt																79,898	79,811
		543,516	544,525				2.26%	1.9	532,625	1,020,951	763,391	836,160	1.9	387,182	193,758	1,090,915	1,091,354
Other Bonds & Notes Payable
MH loans Portfolio I (F)	Apr 2010	53,753	50,424	Jul 2035	6.56%		6.56%	4.1	—	102,681	91,924	91,924	6.1	612	—	70,056	66,199
MH loans Portfolio II	May 2011	93,863	93,536	Dec 2033	4.70%		4.70%	3.8	—	128,975	128,117	128,117	4.9	21,321	‘—	117,907	117,191
NCT 2013-VI IMM-1 (I)	Nov 2013	96,129	86,319	Apr 2040	LIBOR+0.25%		0.42%	2.0	96,129	—	—	—	0.0	—	—	—	—
		243,745	230,279				3.50%	3.1	96,129	231,656	220,041	220,041	5.4	21,933	—	187,963	183,390
Repurchase Agreements (G)
FNMA/FHLMC securities (H)	Dec 2013	516,134	516,134	Jan 2014	0.40%		0.40%	0.1	516,134	514,994	547,639	551,270	3.6	514,994	—	772,855	772,855
CDO Securities (I)	Dec 2013	15,094	15,094	Jan 2014	LIBOR+1.65%		1.82%	0.1	15,094	—	—	—	0.0	—	—	5,658	5,658
Residential Mortgage Loans	Nov 2013	25,119	25,119	Nov 2014	LIBOR+2.00%		2.17%	0.9	25,119	36,029	27,173	27,173	5.5	36,029	—	—	—
Repaid Debt																150,922	150,922
		556,347	556,347				0.5%	0.1	556,347	551,023	574,812	578,443	3.7	551,023	—	929,435	929,435

Mortgage Notes Payable
				Aug 2018 to
Fixed Rate		878,579	878,244	Jan 2024	1.43% to 4.30%	(J)(K)	4.72%	7.4	—	N/A	1,193,583	1,193,583	N/A	N/A	—	88,400	88,400
				Aug 2016 to	LIBOR+3.50% to
Floating Rate		198,584	198,584	Dec 2018	LIBOR+3.75%		4.88%	4.1	198,584	N/A	270,175	270,175	N/A	N/A	—	32,125	32,125

		1,077,163	1,076,828				4.75%	6.8	198,584	N/A	1,463,758	1,463,758	N/A	N/A	‘—	120,525	120,525

Continued on next page.

102

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

	December 31, 2013															December 31, 2012
										Collateral
					Unhedged										Aggregate
					Weighted		Weighted	Weighted	Face				Weighted		Notional
		Outstanding		Final	Average		Average	Average	Amount	Outstanding	Amortized		Average	Floating	Amount of	Outstanding
	Month	Face	Carrying	Stated	Funding		Funding	Maturity	of Floating	Face	Cost	Carrying	Maturity	Rate Face	Current	Face	Carrying
	Issued	Amount	Value	Maturity	Cost (A)		Cost (B)	(Years)	Rate Debt	Amount (C)	Basis (C)	Value (C)	(Years)	Amount (C)	Hedges(D)	Amount	Value
Golf Credit Facilities (Q)
First Lien Loan	Dec 2013	46,922	46,922	Dec 2018	LIBOR+4.00%	(N)	4.50%	4.0	46,922	N/A	—	—	N/A	N/A	—	—	—
Second Lien Loan	Dec 2013	105,576	105,576	Dec 2018	5.50%		5.50%	4.0	—	N/A	—	—	N/A	N/A	—	—	—
		152,498	152,498				5.19%	4.0	46,922	N/A	—	—	N/A	N/A	—	—	—
Corporate

Junior subordinated notes payable	Mar 2006	51,004	51,237	Apr 2035	7.57%	(O)	7.39%	21.3	—	—	—	—	—	—	—	51,004	51,243
		51,004	51,237				7.39%	21.3	—	—	—	—	—	—	—	51,004	51,243

Subtotal debt obligation		2,624,273	2,611,714				3.28%	4.2	$1,430,607	$1,803,630	$3,022,002	$3,098,402	2.9	$960,138	$193,758	2,379,842	2,375,947

Financing on subprime mortgage loans subject to call option	(P)	406,217	406,217													406,217	405,814

Total debt obligation		$3,030,490	$3,017,931													$2,786,059	$2,781,761

The following table presents certain information regarding Newcastle’s debt obligations from discontinued operations:

	December 31, 2013															December 31, 2012
										Collateral
					Unhedged										Aggregate
					Weighted		Weighted	Weighted	Face				Weighted		Notional
		Outstanding		Final	Average		Average	Average	Amount	Outstanding	Amortized		Average	Floating	Amount of	Outstanding
	Month	Face	Carrying	Stated	Funding		Funding	Maturity	of Floating	Face	Cost	Carrying	Maturity	Rate Face	Current	Face	Carrying
Media Credit Facilities	Issued	Amount	Value	Maturity	Cost (A)		Cost (B)	(Years)	Rate Debt	Amount (C)	Basis (C)	Value (C)	(Years)	Amount (C)	Hedges(D)	Amount	Value
GateHouse Credit Facilities: (Q)
Revolving Credit Facilities	Nov 2013	$25,000	$25,000	Nov 2018	LIBOR+3.25%		3.42%	4.9	$25,000	N/A	$ —	$ —	N/A	N/A	$ —	$—	$—
Term Loan A	Nov 2013	25,000	25,000	Nov 2018	LIBOR+4.25%	(L)	5.00%	4.0	25,000	N/A	—	—	N/A	N/A	—	—	—
Term Loan B	Nov 2013	50,000	50,000	Nov 2018	LIBOR+8.00%	(L)	8.75%	4.0	50,000	N/A	—	—	N/A	N/A	—	—	—
Second Lien Credit Facility	Nov 2013	50,000	49,016	Nov 2019	LIBOR+11.00%		11.17%	5.9	50,000	N/A	—	—	N/A	N/A	—	—	—
Local Media Group Credit Facility	Sep 2013	33,000	33,000	Sep 2018	LIBOR+6.50%	(M)	7.50%	4.3	33,000	N/A	—	—	N/A	N/A	—	—	—
Total debt obligation from discontinued operations		$183,000	$182,016				7.93%	4.7	$183,000	N/A	$ —	$ —	N/A	N/A	$ —	$—	$—

See notes on next page.

103

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
(A)	Weighted average, including floating and fixed rate classes.
(B)	Including the effect of applicable hedges.
(C)	Excluding (i) restricted cash held in CDOs to be used for principal and interest payments of CDO debt, and (ii) operating cash from the senior housing business.
(D)	Including $88.7 million notional amount of interest rate swap in CDO VI, which was an economic hedge not designed as a hedge for accounting purposes.
(E)	This CDO was not in compliance with its applicable over collateralization tests as of December 31, 2013. Newcastle is not receiving cash flows from this CDO (other than senior management fees and cash flows on senior classes of bonds that were repurchased), since net interest is being used to repay debt, and expects thisCDO to remain out of compliance for the forseeable future.
(F)	Excluding $20.5 million of other bonds payable relating to MH loans Portfolio I sold to certain Newcastle CDOs, which were eliminated in consolidation.
(G)	These repurchase agreements had $0.1 million accrued interest payable at December 31, 2013. $556.3 million face amount of these repurchase agreements were renewed subsequent to December 31, 2013. The counterparties on these repurchase agreements are Bank of America ($299.1 million), Barclays ($138.0 million), Citi ($35.6 million), Goldman Sachs ($7.4 million), Nomura ($51.1 million) and Credit Suisse ($25.1 million).
(H)	Interest rates on these repurchase agreements are fixed, but will be reset on a short-term basis.
(I)	Represents refinancing of repurchased Newcastle CDO bonds where collateral is, therefore, eliminated in consolidation period.
(J)	For loans totaling $41.2 million issued in August 2013, Newcastle bought down the interest rate to 4% for the first two years. Thereafter, the interest rate will range from 5.99% to 6.76%.
(K)	For a loan with a total balance of $11.4 million, the interest rate for the first two years is based on the applicable US Treasury Security rates. The interest rate for years 3 through 5 is 4.5%, 4.75% and 5.0%, respectively.
(L)	This financing has a LIBOR floor of 0.75%.
(M)	This financing has a LIBOR floor of 1.0%
(N)	Interest rate on this is based on 3 month LIBOR with a LIBOR floor of 0.5%.
(O)	Issued in April 2006 and July 2007. Secured by the general credit of Newcastle. See Note 7 regarding the securitizations of Subprime Portfolio I and II.
(P)	LIBOR +2.25% after April 2016.
(Q)	These facilities are collateralized by all the assets of the respective businesses.

Certain of the debt obligations included above are obligations of consolidated subsidiaries of Newcastle which own the related collateral. In some cases, including the CDO and Other Bonds Payable, such collateral is not available to other creditors of Newcastle.

CDO Bonds Payable

Each CDO financing is subject to tests that measure the amount of over collateralization and excess interest in the transaction. Failure to satisfy these tests would cause the principal and/or interest cashflow that would otherwise be distributed to more junior classes of securities (including those held by Newcastle) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, cash flow and liquidity are negatively impacted upon such a failure. As of December 31, 2013, CDO VI was not in compliance with its over collateralization tests.

During 2011, Newcastle repurchased $167.5 million face amount of CDO bonds for $102.0 million and recorded a gain of $65.0 million. During 2012, Newcastle repurchased $34.1 million face amount of CDO bonds for $10.9 million and recorded a gain of $23.2 million. During 2013, Newcastle repurchased $35.9 million face amount of CDO bonds for $31.3 million and recorded a gain of $4.6 million.

In December 2010, Newcastle, together with one or more of its wholly owned subsidiaries, completed a series of transactions whereby it repurchased approximately $257 million current principal balance of Newcastle CDO VI Class I-MM notes at a price of 67.5% of par. The purchased notes represent all of the outstanding Class I-MM notes of Newcastle CDO VI (the “notes”). In January 2013, Newcastle paid off the outstanding repurchase agreement.

In April 2011, Newcastle entered into an agreement to sell its retained interests in Newcastle CDO VII. Pursuant to the agreement, the buyer of the retained interests liquidated CDO VII in June 2011 and paid Newcastle total consideration of approximately $3.9 million. As a result, Newcastle recorded a gain of approximately $3.4 million in the second quarter of 2011, representing the excess of the sales proceeds over the carrying value of Newcastle’s retained interests.

In June 2011, Newcastle deconsolidated a non-recourse financing structure, CDO V. Newcastle determined that it does not currently have the power to direct the relevant activities of CDO V as an event of default had occurred and Newcastle may be removed as the collateral manager by a single party. So long as the event of default continues, Newcastle will not be permitted to purchase or sell any collateral in CDO V. If Newcastle is removed as the collateral manager of CDO V, it would no longer receive the senior management fees from such CDO. As of February 27, 2014, Newcastle has not been removed as collateral manager. Newcastle does not expect the failure of these additional tests to have a material negative impact on its cash flows, business, results of operations or financial condition.

On September 12, 2012, Newcastle deconsolidated a non-recourse financing structure, CDO X. Newcastle completed the sale of 100% of its interests in CDO X to the sole owner of the senior notes and another third party, in connection with the liquidation and termination of CDO X. Newcastle received $130 million for $89.75 million face amount of subordinated notes and all of its equity in CDO X. As a result, Newcastle recorded a gain on sale and deconsolidated CDO X. The sale

104

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

and resulting deconsolidation has reduced Newcastle’s gross assets by $1.1 billion, reduced liabilities by $1.2 billion, decreased other comprehensive income by $25.5 million and resulted in a gain of $224.3 million in the quarter ended September 30, 2012. A condition to the sale of its interests was the right to purchase certain collateral held by CDO X. Newcastle purchased eight securities with a face amount of $101 million for 49.4% of par, or approximately $50 million. As of December 31, 2012, Newcastle had no continuing involvement with CDO X as it had been liquidated.

In June 2013, Newcastle completed the sale of 100% of the assets in CDO IV. Newcastle sold $153.4 million face amount of collateral at an average price of 95% of par, or $145.2 million. Subsequently, Newcastle paid off $71.9 million of outstanding third party debt and terminated the CDO. This transaction resulted in approximately $73.1 million of proceeds to Newcastle of which approximately $5.3 million was received in Newcastle CDO VIII. Newcastle recovered par on $59.5 million of CDO debt which had been repurchased in the past at an average price of 52% of par and $8.0 million of proceeds on its subordinated interests. This transaction has also decreased Newcastle’s comprehensive income by $0.6 million and resulted in a net gain on sale of assets of $4.2 million and a $0.8 million gain on hedge termination.

In June 2013, Newcastle completed the purchase of $116.8 million aggregate face amount of securities that are collateralized by certain Newcastle CDO VIII Class I notes for an aggregate purchase of approximately $103.1 million, or an average price of 88.3% of par. Simultaneously, Newcastle financed the purchase with $60.0 million received pursuant to a master repurchase agreement with the seller of the securities (“CDO VIII Repack”). The terms of the repurchase agreement included a rate of one-month LIBOR plus 150 bps and a 30-day maturity. The repurchase agreement includes various customary default events, including a default if Newcastle’s market capitalization declines by 50% from the market capitalization observed at the last trading day of the previous quarter. An event of default under the master repurchase agreement, if one occurs, would require Newcastle to immediately pay off the outstanding debt or the lender would have the right to liquidate the collateral. The purchase of the securities and the repurchase agreement are treated as a linked transaction and accordingly recorded on a net basis as a non-hedge derivative instrument, with changes in market value recorded on the consolidated statements of income. During the year ended December 31, 2013, there was a $0.5 million increase in carrying value in CDO VIII Repack.

As of December 31, 2013, CDO VI was not in compliance with its applicable over collateralization tests and, consequently, Newcastle was not receiving cash flows from this CDO currently (other than senior management fees and interest distributions from senior classes of bonds Newcastle owns). Based upon Newcastle’s current calculations, Newcastle expects this CDO to remain out of compliance for the foreseeable future. Moreover, given current market conditions, it is possible that all of Newcastle’s CDOs could be out of compliance with their over collateralization tests as of one or more measurement dates within the next twelve months.

Other Bonds Payable

On April 15, 2010, Newcastle completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio I (the “Portfolio”). Newcastle sold approximately $164.1 million outstanding principal balance of manufactured housing loans to Newcastle MH I LLC (the “2010 Issuer”). The 2010 Issuer issued approximately $134.5 million aggregate principal amount of asset-backed notes, of which $97.6 million was sold to third parties and $36.9 million was sold to certain CDOs managed and consolidated by Newcastle. Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. Newcastle continues to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as loans held for investment at securitization, and records the notes issued to third parties as a secured borrowing. The associated assets, liabilities, revenues and expenses are presented in the non-recourse financing structure sections of the consolidated financial statements.

On May 4, 2011, Newcastle completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio II. Newcastle sold approximately $197.0 million outstanding principal balance of manufactured housing loans to Newcastle Investment Trust 2011-MH 1 (the “2011 Issuer”), an indirect wholly-owned subsidiary of Newcastle. The 2011 Issuer issued approximately $159.8 million aggregate principal amount of investment grade notes, of which $142.8 million was sold to third parties and $17.0 million was sold to one of the CDOs managed and consolidated by Newcastle. In addition, Newcastle retained the below investment grade notes and residual interest. As a result, Newcastle invested approximately $20.0 million of its unrestricted cash in the new securitization structure. The notes issued to third parties have an average expected maturity of 3.8 years and bear interest at an average rate of 3.23% per annum. At the closing of the securitization transaction, Newcastle used the gross proceeds received from the issuance of the notes to repay the previously existing debt in full, terminate the related interest rate swap contracts and pay the related transaction costs. Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. As a result, no gain or loss is recorded for the transaction. Newcastle continues to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as residential mortgage loans held-for-investment at securitization, and records the notes

105

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Mortgage Notes Payable with respect to Senior Housing Portfolio issued to third parties as a secured borrowing. The associated assets, liabilities, revenues and expenses are presented in the non-recourse financing structure sections of the consolidated financial statements. Repayments of principal balances on $147.8 million of fixed rate mortgage notes commenced in September 2013 and are based on a 30-year amortization schedule, with the entire outstanding amounts due on maturity dates ranging from December 2018 to March 2020. Repayments of principal balances for the remaining fixed rate mortgage notes commence in February 2014 based on a 30-year amortization schedule, with the entire outstanding amounts due on maturity dates ranging from August 2018 to January 2024. For floating rate mortgage notes, repayments of principal balances commence in January 2015 based on a 30-year amortization schedule, with the entire outstanding amounts due on maturity dates ranging from August 2016 to December 2018.

Credit Facilities

Local Media Group Credit Facility

In connection with the acquisition of Local Media Group (see Note 3) on September 3, 2013, certain of Local Media Group’s subsidiaries (together, the “Borrowers”) and Local Media Group entered into a Credit Agreement, dated as of September 3, 2013, with a syndicate of financial institutions with Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Local Media Group Credit Facility”).

The Local Media Group Credit Facility provided for: (a) a $33.0 million term loan facility that matures on September 4, 2018; and (b) a $10.0 million revolving credit facility, with a $3.0 million sub-facility for letters of credit and a $4.0 million sub-facility for swing loans, that matures on September 4, 2018 and was undrawn and available as of December 31, 2013. The Local Media Group Credit Facility is secured by a first priority security interest in all assets of the Borrowers and Local Media Group.

Borrowings under the Local Media Group Credit Facility bear interest, at the Borrower’s option, equal to the LIBOR Rate (as defined in the Local Media Group Credit Facility) plus 6.5% per annum for a LIBOR Rate Loan (as defined in the Local Media Group Credit Facility), or the Base Rate (as defined in the Local Media Group Credit Facility) plus 5.5% per annum for a Base Rate Loan (as defined in the Local Media Group Credit Facility). Under the revolving credit facility, the Borrowers will also pay a monthly commitment fee of 0.75% per annum on the unused portion of the revolving credit facility and a fee of 6.0% on the aggregate amount of outstanding letters of credit.

No principal payments are due on the revolving credit facility until the maturity date. Principal payments are due on the term loan facility as follows: (a) $0.2 million at the end of each fiscal quarter beginning with the fiscal quarter ending December 31, 2013 until the fiscal quarter ending September 30, 2015; and (b) $0.4 million beginning with the fiscal quarter ending December 31, 2015 and at the end of each fiscal quarter thereafter. The Borrowers are required to prepay borrowings under the Local Media Group Credit Facility in an amount equal to: (i) 100% of Excess Cash Flow (as defined in the Local Media Group Credit Facility) earned during any fiscal quarter if the Leverage Ratio (as defined in the Local Media Group Credit Facility) of Local Media Group and the Borrowers as of the end of such fiscal quarter was greater than or equal to 2.0 to 1.0; (ii) 50% of Excess Cash Flow earned during any fiscal quarter if the Leverage Ratio of Local Media Group and the Borrowers as of the end of such fiscal quarter was less than 2.0 to 1.0 and greater than or equal to 1.75 to 1.0; and (iii) 0% of Excess Cash Flow earned during any fiscal quarter if the Leverage Ratio of Local Media Group and the Borrowers as of the end of such fiscal quarter was less than 1.75 to 1.0, in each case subject to an annual audit adjustment. In addition, the Borrowers are required to prepay borrowings under the Local Media Group Credit Facility with (A) net cash proceeds of asset dispositions, (B) 100% of Extraordinary Receipts (as defined in the Local Media Group Credit Facility), (C) net cash proceeds of funded indebtedness (other than indebtedness permitted by the Local Media Group Credit Facility); and (D) 100% of all Specified Equity Contributions (as defined in the Local Media Group Credit Facility) to Local Media Group.

The Local Media Group Credit Facility contains financial covenants that require Local Media Group and the Borrowers to maintain a Leverage Ratio of not more than 2.5 to 1.0 and a Fixed Charge Coverage Ratio (as defined in the Local Media Group Credit Facility) of at least 2.0 to 1.0, each measured at the end of each fiscal quarter for the four-quarter period then ended. The Local Media Group Credit Facility contains affirmative and negative covenants applicable to Local Media Group and the Borrowers customarily found in loan agreements for similar transactions, including, but not limited to, restrictions on their ability to incur indebtedness, create liens on assets, engage in certain lines of business, engage in mergers or consolidations, dispose of assets, make investments or acquisitions, engage in transactions with affiliates, pay dividends or make other restricted payments. The Local Media Group Credit Facility contains customary events of default, including, but not limited to, defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other

106

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
obligations, subject to specified grace periods; any material inaccuracy of a representation or warranty; breach of covenant; failure to pay other indebtedness; a Change of Control (as defined in the Local Media Group Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral. As of December 31, 2013 Local Media Group was in compliance with the applicable covenants.

GateHouse Credit Facilities

The reorganized GateHouse’s (see Note 3) debt structure consists of multiple credit facilities. The Revolving Credit, Term Loan and Security Agreement (collectively, the “First Lien Credit Facility”) dated November 26, 2013 by and among GateHouse, GateHouse Media Intermediate Holdco, LLC formerly known as GateHouse Media Intermediate Holdco, Inc. (“GMIH”), certain wholly-owned subsidiaries of GMIH (collectively with GMIH and GateHouse, the “Loan Parties”), PNC Bank, National Association, as the administrative agent, Crystal Financial LLC, as term loan B agent, and each of the lenders party thereto provides for (i) a term loan A in the aggregate principal amount of $25.0 million, a term loan B in the aggregate principal amount of $50.0 million, and a revolving credit facility in an aggregate principal amount of up to $40.0 million (of which $25.0 million was funded on the Effective Date). Borrowings under the First Lien Credit Facility bear interest at a rate per annum equal to (i) with respect to the revolving credit facility, the applicable Revolving Interest Rate (as defined the First Lien Credit Agreement), (ii) with respect to the term loan A, the Term Loan A Rate (as defined in the First Lien Credit Agreement), and (iii) with respect to the term loan B, the Term Loan B Rate (as defined in the First Lien Credit Agreement). Amounts outstanding under the term loans and revolving credit facility will be fully due and payable on November 26, 2018.

The Term Loan and Security Agreement (collectively, the “Second Lien Credit Facility” and together with the First Lien Credit Facility, the “GateHouse Credit Facilities”) dated November 26, 2013 by and among the Loan Parties, Mutual Quest Fund and each of the lenders party thereto provides for a term loan in an aggregate principal amount of $50.0 million. Borrowings under the Second Lien Credit Facility bear interest, at the Loan Parties’ option, equal to (1) the LIBOR Rate (as defined in the Second Lien Credit Facility) plus 11.00% or (2) the Alternate Base Rate (as defined in the Second Lien Credit Facility) plus 10.00%. The outstanding principal will be fully due and payable on the maturity date of November 26, 2019.

No principal payments are due on the revolving credit facility until the maturity date. Principal amounts outstanding under Term Loan A and Term Loan B of the First Lien Credit Facility will be payable in quarterly installments as follows: (I) four consecutive quarterly installments each in the amount of $0.9 million, commencing on January 1, 2014, (II) four consecutive quarterly installments each in the amount of $1.3 million, commencing on January 1, 2015, and (III) twelve consecutive quarterly installments each in the amount $2.0 million, commencing on January 1, 2016, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses which will be fully due and payable on November 26, 2018. The principal payments will be applied against Term Loan A until fully paid, and then to Term Loan B. The outstanding principal of the Second Lien Credit Facility will be fully due and payable on the maturity date of November 26, 2019. Only interest payments are due under the Second Lien Credit Facility until maturity. The Loan Parties are required to prepay borrowings under the GateHouse Credit Facility in an amount equal to: (i) 100% of Excess Cash Flow (as defined in GateHouse Credit Facility) earned during any fiscal year quarter if the Leverage Ratio (as defined in the GateHouse Credit Facility) as of the end of such fiscal quarter was greater than or equal to 2.75 to 1.0; (ii) 50% of Excess Cash Flow earned during any fiscal quarter if the Leverage Ratio of the Loan Parties as of the end of such fiscal quarter was less than 2.75 to 1.0 and greater than or equal to 2.5 to 1.0; and (iii) 0% of Excess Cash Flow earned during any fiscal quarter if the Leverage Ratio of the Loan Parties as of the end of such fiscal quarter was than 2.5 to 1.0.

The GateHouse Credit Facilities impose upon GateHouse certain financial and operating covenants, including, among others, requirements that GateHouse satisfy certain financial tests, including a minimum fixed charge coverage ratio of not less than 1.0 to 1.0, a maximum leverage ratio of not greater than 3.25 to 1.0, a minimum EBITDA and a limitation on capital expenditures, and restrictions on GateHouse’s ability to incur additional debt, incur liens and encumbrances, consolidate, amalgamate or merge with any other person, dispose of assets, make certain restricted payments, engage in transactions with its affiliates, materially alter the business it conducts and taking certain other corporate actions. As of December 31, 2013, GateHouse was in compliance with all applicable covenants and the revolving credit facility under the First Lien Credit Facility was undrawn and available.

107

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Golf Credit Facilities

In December 2013, the Golf business entered into two loan agreements (“First Lien Loan” and “Second Lien Loan”) with General Electric Capital Corporation (“GECC”). The loans mature on December 30, 2017. The terms of the loans may be extended for an additional 12-month period.

The First Lien Loan has an available principal balance of $54.5 million (of which $46.9 million was funded to date). The interest rate on the First Lien Loan is 3-month LIBOR, with a floor of 0.50%, plus a margin of 4.00% (less the impact of the interest rate cap agreement that limits Newcastle’s exposure on LIBOR to 4.79% on a notional amount of $94.0 million). As of December 31, 2013, LIBOR was below the floor. Repayments of principal shall commence on January 1, 2017 based on a 30-year amortization schedule, with the entire outstanding amount due on the maturity date.

The Second Lien Loan has a principal balance of $105.6 million and bears interest as at 5.5% per annum. Interest is paid on a monthly basis, and the monthly repayments of principal commence on January 1, 2017 based on a 30-year amortization schedule, with the entire outstanding amount due on the maturity date.

Approximately $7.5 million of the facilities is subject to a working capital hold-back provision and can be used only to ensure that there are adequate funds for the settlement of third party lease terminations, and to cover modifications events, and operating expenses, including up to $2.5 million of interest on these loans.

Maturity Table

Newcastle’s debt obligations from continuing operations (gross of $12.5 million of discounts at December 31, 2013) have contractual maturities as follows:

	Nonrecourse	Recourse	Total
2014	$13,593	$556,347	$569,940
2015	16,537	—	16,537
2016	41,083	—	41,083
2017	73,297	152,498	225,795
2018	142,789	—	142,789
Thereafter	2,034,346	—	2,034,346
Total	$2,321,645	$708,845	$3,030,490

Debt Covenants

Newcastle’s non-CDO financings, mortgage notes payable, media credit facilities and golf credit facilities contain various customary loan covenants. Newcastle was in compliance with all of these covenants as of February 28, 2014.

15.    PENSION AND POSTRETIREMENT BENEFITS

New Media maintains a legacy pension plan and legacy postretirement medical and life insurance plans which cover qualifying employees of its New Media subsidiaries. The pension plan and postretirement medical and life insurance plans are closed to new participants and the pension plan was amended to freeze all future benefit accruals as of December 31, 2008, except for a select group of union employees whose benefits were frozen during 2009. Also, during 2008 the medical and life insurance benefits for a select group of active employees were frozen and the plan was amended to limit future benefits.

New Media uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans. The pension and postretirement benefit obligations are included in discontinued operations on the consolidated balance sheets.

108

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following provides information on the pension plan and postretirement medical and life insurance plan as of December 31, 2013 and for the period from November 26, 2013 to December 31, 2013:

	Pension	Postretirement
	Period Ended December 31, 2013	Period Ended December 31, 2013
Change in projected benefit obligation:
Benefit obligation at beginning of period	$24,651	$6,015
Service cost	48	6
Interest cost	187	41
Actuarial loss	(408)	176
Benefits and expenses paid	(163)	(29)
Participant contributions	—	2
Employer implicit subsidy fulfilled	—	(5)
Projected benefit obligation at end of period	$24,315	$6,206
Change in plan assets
Fair value of plan assets at beginning of period	$19,981	$—
Actual return on plan assets	472	—
Employer contributions	—	27
Employer implicit subsidy contribution	—	5
Participant contributions	—	2
Employer implicit subsidy fulfilled	—	(5)
Benefits paid	(123)	(29)
Expenses paid	(40)	—
Fair value of plan assets at end of period	$20,290	$—
Reconciliation of funded status
Benefit obligation at end of period	$(24,315)	$(6,206)
Fair value of assets at end of period	20,290	—
Funded status	(4,025)	(6,206)
Unrecognized actuarial (gain) loss	(634)	176
Net accrued benefit cost	$(4,659)	$(6,030)

	Pension	Postretirement
	Period Ended December 31, 2013	Period Ended December 31, 2013
Balance sheet presentation
Accounts payable, accrued expenses and other liabilities(A)	4,025	6,206
Accumulated other comprehensive income	634	(176)
Net accrued benefit cost	$4,659	$6,030
Components of net periodic benefit cost
Service cost	$48	$6
Interest cost	187	41
Expected return on plan assets	(246)	—
Net periodic benefit cost	$(11)	$47
Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net actuarial cost	$(634)	$176
Total recognized in other comprehensive income	$(634)	$176
Comparison of obligations to plan assets
Projected and accumulated benefit obligation	$24,315	$6,206
Fair value of plan assets	$20,290	$—

(A)	Reconciliation of total funded status to pension and other postretirement benefit obligations balance (Note 2):

Pension	$4,025
Postretirement	6,206
Other	240
$10,471
109

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following assumptions were used to calculate the net periodic benefit cost for New Media’s defined benefit pension and post retirement plans:

	Pension	Postretirement
	Period Ended December 31, 2013	Period Ended December 31, 2013
Weighted average discount rate	5.0%	4.5%
Rate of increase in future compensation levels	0.0%	0.0%
Expected return on assets	8.0%	0.0%
Current year trend	0.0%	7.8%
Ultimate year trend	0.0%	4.8%
Year of ultimate trend	—	2025

To determine the expected long-term rate of return on pension plan assets, New Media considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. The expected allocation of pension plan assets is based on a diversified portfolio consisting of domestic and international equity securities and fixed income securities. This expected return is then applied to the fair value of plan assets. New Media amortizes experience gains and losses, including the effects of changes in actuarial assumptions and plan provisions over a period equal to the average future service of plan participants.

Amortization of prior service costs was calculated using the straight-line method over the average remaining service periods of the employees expected to receive benefits under the plan. The effect of a 1% increase and decrease in health care rates are presented as follows:

Postretirement
Period Ended December 31, 2013
Effect of 1% increase in health care cost trend rates
Accumulated pension benefit obligation (“APBO”)	$6,611
Dollar change	$405
Percent change	6.5%
Effect of 1% decrease in health care cost trend rates
APBO	$5,863
Dollar change	$(343)
Percent change	(5.5%)

The fair value of plan assets is measured on a recurring basis using quoted market prices in active markets for identical assets, a Level 1 input. The pension plan’s assets by asset category are as follows:

	Period Ended December 31, 2013
	Amount	Percent
Equity mutual funds	$14,738	72.6%
Fixed income mutual funds	4,021	19.8%
Cash and cash equivalents	803	4.0%
Other	728	3.6%
Total	$20,290	100.0%

Plan fiduciaries of the George W. Prescott Publishing Company LLC Pension Plan set investment policies and strategies for the pension trust. Objectives include preserving the funded status of the plan and balancing risk against return. The general target allocation is 70% in equity funds and 30% in fixed income funds for the plan’s investments. To accomplish this goal, each plan’s assets are actively managed by outside investment managers with the objective of optimizing long-term return while maintaining a high standard of portfolio quality and proper diversification. New Media monitors the maturities of fixed income securities so that there is sufficient liquidity to meet current benefit payment obligations.

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NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows:

	Pension	Postretirement
2014	$1,461	$412
2015	1,508	410
2016	1,536	410
2017	1,545	379
2018	1,565	390
2019-2023	8,126	1,584
Employer contribution expected to be paid during the year ending December 31, 2014	$1,501	$412

The postretirement plans are not funded.

The aggregate amount of net actuarial gain and prior service cost related to New Media’s pension and post retirement plans recognized in other comprehensive income as of December 31, 2013 was $0.5 million.

16. EQUITY AND EARNINGS PER SHARE

Earnings per Share

Newcastle is required to present both basic and diluted earnings per share (“EPS”). Basic EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period. Newcastle’s common stock equivalents are its stock options. During 2013, 2012 and 2011, based on the treasury stock method, Newcastle had 6,428,351, 1,620,043, and 6,324, dilutive common stock equivalents, respectively, resulting from its outstanding options. As of December 31, 2013, 2012 and 2011, Newcastle had 2,322,268, 3,495,984, and 4,439,734 antidilutive options, respectively. Net income (loss) applicable to common stockholders is equal to net income (loss) less preferred dividends.

In June 2012, Newcastle filed a shelf registration statement with the SEC covering common stock, preferred stock, depositary shares, debt securities and warrants.

On June 6, 2013, Newcastle’s stockholders approved an amendment to Newcastle’s charter, to increase the total number of authorized shares of common stock, par value $0.01 per share, from 500 million shares to 1.0 billion shares and correspondingly, to increase the total number of authorized shares of Newcastle capital stock from 600 million shares to 1.1 billion shares, which includes 100 million shares of preferred stock, par value $0.01 per share.

Common Stock Offerings

The following table presents shares of common stock issued by Newcastle in connection with public offerings since 2011:

		Price per Share			Aggregate Shares Purchased by Principals of Fortress			Options Granted to Manager (A)
Date	Number of Shares Issued	To Public	To Underwriters	Net Proceeds (millions)	Number of Shares		Price	Number of Shares	Strike Price	Grant Date Value (millions)
March 2011	17,250,000	$6.00	N/A	$98.4	—		—	1,725,000	$6.00	$7.0
September 2011	25,875,000	$4.55	N/A	$112.3	1,314,780	(B)	$4.55	2,587,500	$4.55	$5.6
April 2012	18,975,000	$6.22	N/A	$115.2	—		—	1,897,500	$6.22	$5.6
May 2012	23,000,000	$6.71	N/A	$152.0	—		—	2,300,000	$6.71	$7.6
July 2012	25,300,000	N/A	$6.63	$167.4	450,000		$6.70	2,530,000	$6.70	$8.3
January 2013	57,500,000	$9.35	N/A	$526.2	213,900		$9.35	5,750,000	$9.35	$18.0
February 2013	23,000,000	N/A	$10.34	$237.4	191,000		$10.48	2,300,000	$10.48	$8.4
June 2013	40,250,000	N/A	$4.92	$197.6	750,000		$4.97	4,025,000	$4.97	$3.8
November 2013	57,950,952	N/A	$5.21	$301.4	450,952		$5.25	5,795,095	$5.25	$6.0

(A)	In connection with these offerings, Newcastle granted options to the Manager for the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle.
(B)	This figure also includes shares purchased by officers of Newcastle.
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NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Option Plan

In June 2002, Newcastle (with the approval of Newcastle’s board of directors) adopted the Newcastle Nonqualified Stock Option and Incentive Award Plan, or the Newcastle Option Plan, for officers, directors, consultants and advisors, including the Manager and its employees.

In May 2012, with the approval of the shareholders, Newcastle’s board of directors adopted the 2012 Newcastle Nonqualified Stock Option and Incentive Plan, or the 2012 Plan. The 2012 Plan is the successor to the Newcastle Option Plan for officers, directors, consultants and advisors, including the Manager and its employees, and is intended to facilitate the continued use of long-term equity-based awards and incentives for the benefit of the service providers to Newcastle and its Manager. All outstanding options granted under the Newcastle Option Plan will continue to be subject to the terms and conditions set forth in the agreements evidencing such options and the terms of the Newcastle Option Plan. The maximum number of shares available for issuance in the aggregate over the ten-year term of the 2012 Plan is 20,000,000 shares. Newcastle’s board of directors may also determine to issue options to the Manager that are not subject to the 2012 Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to New York Stock Exchange rules. Upon exercise, all options will be settled in an amount of cash equal to the excess of the fair market value of a share of common stock on the date of exercise over the strike price per share, unless advance approval is made to settle the option in shares of common stock.

Upon joining the board, the non-employee directors were, in accordance with the Newcastle Option Plan, automatically granted options relating to an aggregate of 20,000 shares of common stock. The fair value of such options was not material at the date of grant.

For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, the Manager has been granted options relating to shares of Newcastle’s common stock, with strike prices subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by Newcastle). These options represented an amount equal to 10% of the shares of common stock of Newcastle sold in its public offerings and the value of such options was recorded as an increase in equity with an offsetting reduction of capital proceeds received. The options granted to the Manager, which may be assigned by Fortress to its employees, were fully vested on the date of grant and one thirtieth of the options become exercisable on the first day of each of the following thirty calendar months, or earlier upon the occurrence of certain events, such as a change in control of Newcastle or the termination of the Management Agreement. These options will be settled in an amount of cash equal to the excess of the fair market value of a share of common stock on the date of exercise over the strike price per share, unless a majority of the independent members of Newcastle’s board of directors determine to settle the option in shares of common stock. The options expire ten years from the date of issuance.

In connection with the spin-off of New Residential (Note 4), 21.5 million options that were held by the Manager, or by the directors, officers or employees of the Manager, were converted into an adjusted Newcastle option and a new New Residential option. The strike price of each adjusted Newcastle option and New Residential option was set to collectively maintain the intrinsic value of the Newcastle option immediately prior to the spin-off and to maintain the ratio of the strike price of the adjusted Newcastle option and the New Residential option, respectively, to the fair market value of the underlying shares as of the spin-off date, in each case based on the five day average closing price subsequent to the spin-off date.

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NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Newcastle’s outstanding options were summarized as follows:

	Year Ended December 31, 2013			Year Ended December 31, 2012
	Issued Prior to 2011	Issued in 2011 and thereafter	Total	Issued Prior to 2011	Issued in 2011 and thereafter	Total
Held by the Manager	1,496,555	25,996,428	27,492,983	1,751,172	7,934,166	9,685,338
Issued to the Manager and subsequently transferred to certain Manager’s employees	535,570	2,510,000	3,045,570	701,937	3,010,000	3,711,937
Issued to the independent directors	2,000	2,000	4,000	10,000	2,000	12,000
Total	2,034,125	28,508,428	30,542,553	2,463,109	10,946,166	13,409,275

The following table summarizes Newcastle’s outstanding options at December 31, 2013. Note that the last sales price on the New York Stock Exchange for Newcastle’s common stock in the year ended December 31, 2013 was $5.74 per share.

							Intrinsic Value at
	Date of		Options Exercisable at	Weighted Average	Fair Value At Grant		December 31, 2013
Recipient	Grant/Exercise	Number of Options	December 31, 2013	Strike Price (A)	Date (millions) (B)		(millions)
Directors	Various	20,000	4,000	$8.06	Not Material		—
Manager (C)	2002 - 2007	3,523,727	2,032,125	$12.66	$6.4		—
Manager (C)	Mar-11	1,725,000	1,580,166	$2.72	$7.0	(G)	$4.8
Manager (C)	Sep-11	2,587,500	2,165,361	$2.07	$5.6	(H)	$8.9
Manager (C)	Apr-12	1,897,500	1,244,778	$2.82	$5.6	(I)	$5.5
Manager (C)	May-12	2,300,000	1,421,667	$3.05	$7.6	(J)	$6.1
Manager (C)	Jul-12	2,530,000	1,416,195	$3.04	$8.3	(K)	$6.7
Manager (C)	Jan-13	5,750,000	2,108,333	$4.24	$18.0	(L)	$8.6
Manager (C)	Feb-13	2,300,000	766,667	$4.75	$8.4	(M)	$2.3
Manager (C)	Jun-13	4,025,000	805,000	$4.97	$3.8	(N)	$3.1
Manager (C)	Nov-13	5,795,095	193,170	$5.25	$6.0	(O)	$2.8
Exercised (D)	Prior to 2008	(1,043,118)	N/A	$15.70	N/A		N/A
Exercised (E)	Oct-12	(95,834)	N/A	$5.28	N/A		N/A
Exercised (F)	Sep-13	(307,833)	N/A	$2.56	N/A		N/A
Expired unexercised	2002-2003	(464,484)	N/A	N/A	N/A		N/A
Outstanding		30,542,553	13,737,462

(A)	The strike prices are subject to adjustment in connection with return of capital dividends and spin-offs. A portion of Newcastle’s 2008 dividends was deemed return of capital dividends. The effect on the strike prices was not significant. The strike prices were adjusted for the New Residential spin-off as described above. As of December 31, 2013, the weighted average strike price of the outstanding options issued prior to 2011 was $12.66.
(B)	The fair value of the options was estimated using an option valuation model. Since the Newcastle Option Plan and 2012 Plan have characteristics significantly different from those of traded options, and since the assumptions used in such model, particularly the volatility assumption, are subject to significant judgment and variability, the actual value of the options could vary materially from management’s estimate. The volatility assumption for these options was estimated based primarily on the historical volatility of Newcastle’s common stock and management’s expectations regarding future volatility. The expected life assumption for options issued prior to 2011 was estimated based on the simplified term method. This simplified method was used because Newcastle did not have sufficient historical data to conclude on the appropriate expected life of its options and because historical data to date was consistent with the simplified term method. The expected life assumption for options issued in 2011 and thereafter was estimated based primarily on the historical expected life of applicable previously issued options.
(C)	The Manager assigned certain of its options to Fortress’s employees as follows:

Date of Grant	Range of Strike Prices	Total Unexercised Inception to Date
2004	$11.49-$14.05	226,125
2005	$13.24	89,925
2006	$13.16	48,450
2007	$12.40-$14.01	171,070
2011	$2.07-$2.72	1,210,000
2012	$2.82-$3.05	1,300,000
	Total	3,045,570

(D)	670,620 of the total options exercised were by the Manager. 368,498 of the total options exercised were by employees of Fortress subsequent to their assignment. 4,000 of the total options exercised were by directors.
(E)	Exercised by employees of Fortress subsequent to their assignment. The options exercised had an intrinsic value of $0.2 million.
(F)	Exercised by employees of Fortress subsequent to their assignment. The options exercised had an intrinsic value of $0.9 million.
(G)	The assumptions used in valuing the options were: a 1.7% risk-free rate, 107.8% volatility and a 3.3 year expected term.
(H)	The assumptions used in valuing the options were: a 1.13% risk-free rate, 13.2% dividend yield, 151.1% volatility and a 4.6 year expected term.
(I)	The assumptions used in valuing the options were: a 1.3% risk-free rate, 12.9% dividend yield, 149.4% volatility and a 4.7 year expected term.
(J)	The assumptions used in valuing the options were: a 1.05% risk-free rate, 11.9% dividend yield, 148.4% volatility and a 4.8 year expected term.
(K)	The assumptions used in valuing the options were: a 0.75% risk-free rate, 11.9% dividend yield, 147.5% volatility and a 4.8 year expected term.
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NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
(L)	The assumptions used in valuing the options were: a 2.0% risk-free rate, 8.8% dividend yield, 56.2% volatility and a 10 year term.
(M)	The assumptions used in valuing the options were: a 2.1% risk-free rate, 7.8% dividend yield, 55.5% volatility and a 10 year term.
(N)	The assumptions used in valuing the options were: a 2.5% risk-free rate, 8.8% dividend yield, 36.9% volatility and a 10 year term.
(O)	The assumptions used in valuing the options were: a 2.8% risk-free rate, 6.7% dividend yield, 32.0% volatility and a 10 year term.

Preferred Stock

In March 2003, Newcastle issued 2.5 million shares ($62.5 million face amount) of its 9.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”). In October 2005, Newcastle issued 1.6 million shares ($40.0 million face amount) of its 8.05% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred”). In March 2007, Newcastle issued 2.0 million shares ($50.0 million face amount) of its 8.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred”). The Series B Preferred, Series C Preferred and Series D Preferred are non-voting, have a $25 per share liquidation preference, no maturity date and no mandatory redemption. Newcastle has the option to redeem the Series B Preferred, the Series C Preferred and the Series D Preferred, at their liquidation preference. If the Series C Preferred or Series D Preferred cease to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and Newcastle is not subject to the reporting requirements of the Exchange Act, Newcastle has the option to redeem the Series C Preferred or Series D Preferred, as applicable, at their liquidation preference and, during such time any shares of Series C Preferred or Series D Preferred are outstanding, the dividend will increase to 9.05% or 9.375% per annum, respectively.

In connection with the issuance of the Series B Preferred, Series C Preferred and Series D Preferred, Newcastle incurred approximately $2.4 million, $1.5 million, and $1.8 million of costs, respectively, which were netted against the proceeds of such offerings. If any series of preferred stock were redeemed, the related costs would be recorded as an adjustment to income available for common stockholders at that time.

In March 2010, Newcastle settled its offer to exchange (the “Exchange Offer”) shares of its common stock and cash for shares of its preferred stock. After settlement of the Exchange Offer, 1,347,321 shares of Series B Preferred Stock, 496,000 shares of Series C Preferred Stock and 620,000 shares of Series D Preferred Stock remain outstanding for trading on the New York Stock Exchange.

As of January 31, 2014, Newcastle had paid all current and accrued dividends on its preferred stock.

Noncontrolling Interest

Noncontrolling interest is comprised of the 15.4% interest in New Media and its subsidiaries, Local Media Group and GateHouse, that Newcastle does not own.

17. TRANSACTIONS WITH AFFILIATES AND AFFILIATED ENTITIES

Management Agreements

Newcastle is party to a Management Agreement with its Manager which provides for automatically renewing one-year terms subject to certain termination rights. The Manager’s performance is reviewed annually and the Management Agreement may be terminated by Newcastle by payment of a termination fee, as defined in the Management Agreement, equal to the amount of management fees earned by the Manager during the twelve consecutive calendar months immediately preceding the termination, upon the affirmative vote of at least two-thirds of the independent directors, or by a majority vote of the holders of common stock. Pursuant to the Management Agreement, the Manager, under the supervision of Newcastle’s board of directors, formulates investment strategies, arranges for the acquisition of assets, arranges for financing, monitors the performance of Newcastle’s assets and provides certain advisory, administrative and managerial services in connection with the operations of Newcastle. For performing these services, Newcastle pays the Manager an annual management fee equal to 1.5% of the gross equity of Newcastle, as defined, including adjustments for return of capital dividends.

The Management Agreement provides that Newcastle will reimburse the Manager for various expenses incurred by the Manager or its officers, employees and agents on Newcastle’s behalf, including costs of legal, accounting, tax, auditing, administrative and other similar services rendered for Newcastle by providers retained by the Manager or, if provided by the Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

To provide an incentive for the Manager to enhance the value of the common stock, the Manager is entitled to receive an incentive return (the “Incentive Compensation’’) on a cumulative, but not compounding, basis in an amount equal to the product of (A) 25% of the dollar amount by which (1) (a) the Funds from Operations (defined as the net income available

114

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

for common stockholders before Incentive Compensation, excluding extraordinary items, plus depreciation of operating real estate and after adjustments for unconsolidated subsidiaries, if any) of Newcastle per share of common stock (based on the weighted average number of shares of common stock outstanding) plus (b) gains (or losses) from debt restructuring and from sales of property and other assets per share of common stock (based on the weighted average number of shares of common stock outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of common stock in the IPO and the value attributed to the net assets transferred to Newcastle by its predecessor, and in any subsequent offerings by Newcastle (adjusted for prior return of capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum (divided by four to adjust for quarterly calculations) multiplied by (B) the weighted average number of shares of common stock outstanding.

Newcastle is party to the Senior Housing Management Agreement with Holiday and Blue Harbor. Pursuant to the property management agreements with Holiday, Newcastle pays management fees equal to either (i) 5% of the property’s effective gross income (as defined in the agreements) or (ii) 6% of the property’s effective gross income (as defined in the agreements) for the first two years and 7% thereafter. Pursuant to the property management agreements with Blue Harbor, Newcastle pays management fees equal to 6% of the property’s effective gross income (as defined in the agreement) for the first two years and 7% thereafter. As the owner of managed properties, Newcastle is responsible for the properties’ operating costs, including repairs, maintenance, capital expenditures, utilities, taxes, insurance and the payroll expense of property-level employees. The payroll expense is structured as a reimbursement to the property manager, who is the employer of record in order for Newcastle to comply with REIT requirements (Newcastle reimbursed the Senior Housing Managers for $23.9 million and $7.9 million of property-level payroll expenses during the years ended December 31, 2013 and 2012, respectively, which is included in property operating expenses in the consolidated statements of income).

	Amounts incurred under the management agreements (in millions)
	2013	2012	2011
Management Fees (A)	$32.6	$24.2	$17.8
Expense Reimbursement to the Manager	0.5	0.5	0.5
Incentive Compensation	—	—	—
Total management fees to affiliate	$33.1	$24.7	$18.3

(A)	During 2013, Newcastle paid management fees of $27.6 million, $3.5 million and $1.5 million to its Manager, Blue Harbor and Holiday, respectively. In 2012, Newcastle paid management fees of $23.1 million and $1.1 million to its Manager and Blue Harbor, respectively.

At December 31, 2013, Fortress, through its affiliates, and principals of Fortress, owned 6.4 million shares of Newcastle’s common stock and Fortress, through its affiliates, had options relating to an additional 27.5 million shares of Newcastle’s common stock (Note 16).

At December 31, 2013 and 2012, due to affiliates (Note 2) was comprised of $5.9 million and $3.6 million, respectively, of management fees and expense reimbursements payable to the Manager and to the Senior Housing Managers.

115

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

Other Affiliated Entities

In April 2006, Newcastle securitized Subprime Portfolio I and, through Securitization Trust 2006, entered into a servicing agreement with a subprime home equity mortgage lender (the “Subprime Servicer”) to service this portfolio. In July 2006, private equity funds managed by an affiliate of Newcastle’s Manager completed the acquisition of the Subprime Servicer. As compensation under the servicing agreement, the Subprime Servicer will receive, on a monthly basis, a net servicing fee equal to 0.5% per annum on the unpaid principal balance of the portfolio. In March 2007, through Securitization Trust 2007, Newcastle entered into a servicing agreement with the Subprime Servicer to service Subprime Portfolio II under substantially the same terms. The outstanding unpaid principal balances of Subprime Portfolios I and II were approximately $372.7 million and $506.6 million at December 31, 2013, respectively.

In April 2010, Newcastle, through two of its CDOs, made a cash investment of $75.0 million in a new real estate related loan to a portfolio company of a private equity fund managed by an affiliate of Newcastle’s Manager. Newcastle’s chairman is an officer of the borrower. This investment improves the applicable CDOs’ results under some of their respective tests, and is expected to yield approximately 22%. The loan is secured by subordinated interests in the properties of the borrower and its maturity has been extended to June 2019. Interest on the loan will be accrued and deferred until maturity.

In January 2011, Newcastle, through two of its CDOs, made a cash investment of approximately $47 million in a portion of a new secured loan to a portfolio company of a private equity fund managed by Newcastle’s Manager. Newcastle’s chairman and secretary are officers or directors of the borrower. The terms of the loan were negotiated by a third party bank who acted as agent for the creditors on the loan. At closing, Newcastle received an origination fee on the loan equal to 2% of the amount of cash it loaned to the portfolio company, which was the same fee received by other creditors on the loan. In February 2011, the portfolio company repaid the loan in full.

As of December 31, 2013, Newcastle held on its balance sheet total investments of $185.6 million face amount of real estate securities and related loans issued by affiliates of the Manager. Newcastle earned approximately $36.5 million, $25.8 million and $22.5 million of interest on investments issued by affiliates of the Manager for the years ended December 31, 2013, 2012 and 2011, respectively.

In each instance described above, affiliates of Newcastle’s Manager have an investment in the applicable affiliated fund and receive from the fund, in addition to management fees, incentive compensation if the fund’s aggregate investment returns exceed certain thresholds.

18. COMMITMENTS AND CONTINGENCIES

Litigation — Newcastle is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business including governmental and administrative proceedings concerning employment, labor, environmental and other claims. Management, after consultation with legal counsel, believes the ultimate liability arising from such actions, individually and in the aggregate, which existed at December 31, 2013, if any, will not materially affect Newcastle’s consolidated results of operations, financial position or cash flow.

Environmental Costs — As a commercial real estate owner, Newcastle is subject to potential environmental costs. At December 31, 2013, management of Newcastle is not aware of any environmental concerns that would have a material adverse effect on Newcastle’s consolidated financial position or results of operations.

Debt Covenants — Newcastle’s debt obligations contain various customary loan covenants. See Note 14.

Subprime Securitizations — Newcastle has no obligation to repurchase any loans from either of its subprime securitizations. Therefore, it is expected that Newcastle’s exposure to loss is limited to the carrying amount of its retained interests in the securitization entities (Note 7). A subsidiary of Newcastle’s gave limited representations and warranties with respect to the second securitization; however, it has no assets and does not have recourse to the general credit of Newcastle.

Operating lease obligations – Media operating lease commitments are primarily for office space and equipment. Certain office space leases provide for rent adjustments relating to changes in real estate taxes and other operating costs. The lease terms range up to 99 years and typically contain renewal options. Rental expense amounted to $0.6 million for the period from November 26, 2013 through December 31, 2013 and is included in discontinued operations on the consolidated statements of income.

The Golf business leases substantially all of its golf courses and related facilities under long-term operating leases, including triple net leases. In addition to minimum payments, certain leases require the payment of the excess of various

116

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

percentages of gross revenue or net operating income over the minimum rental payments. The triple net leases require the payment of taxes assessed against the leased property and the cost of insurance and maintenance. The majority of the lease terms range from 10 to 20 years and, typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are recognized on a straight-line basis over the term of the lease, resulting in an accrual, which is included in other long-term liabilities, for the amount by which the cumulative straight-line rent exceeds the contractual cash rent.

The Golf business is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies. Golf had bonds outstanding of approximately $0.9 million as of December 31, 2013.

The future minimum rental commitments under non-cancellable leases from continuing operations, net of subleases, as of December 31, 2013 were as follows:

For the years ending December 31:
2014	$41,648
2015	39,489
2016	34,600
2017	32,059
2018	26,810
Thereafter	242,077
Total Minimum lease payments	$416,683

Membership Deposit Liability – In the Golf business, members are required to pay an initiation deposit upon their acceptance as a member to a private club. In most cases, membership deposits are fully refundable after a fixed number of years, typically 30 years. As of December 31, 2013, the total face amount of membership deposits was approximately $235.0 million.

Restricted Cash – Restricted cash at December 31, 2013 in the aggregate amount of $3.5 million is used as cash collateral for certain business operations, as well as credit enhancement for Golf’s obligations related to the performance of lease agreements and certain insurance claims.

19. INCOME TAXES

The provision for income taxes consists of the following:

	Year Ended December 31,
	2013	2012
	(in thousands)
Current:
Federal	$2,170	$—
State and Local	381	—
Total Current Provision	$2,551	$—

Deferred
Federal	$(404)	$—
State and Local	(47)	—
Total Deferred Provision	$(451)	$—
Total Provision for Income Taxes	$2,100	$—

Newcastle Investment Corp. is organized and conducts its operations to qualify as a REIT under the Code. A REIT will generally not be subject to U.S. federal corporate income tax on that portion of its net income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements. A portion of this distribution requirement may be met through stock dividends rather than cash, subject to limitations based on the value of Newcastle’s stock. Newcastle distributed 100% of its 2013, 2012 and 2011 REIT taxable income.

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NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
Common stock distributions relating to 2013, 2012, and 2011 were taxable as follows:

			Ordinary	Long-term
	Dividends Per Share		Income	Capital Gain	Return of Capital
2013	$7.38	(A)	33.91%	0.00%	66.09%
2012	$0.84		100.00%	0.00%	0.00%
2011	$0.40		100.00%	0.00%	0.00%

(A)	Includes the distribution of New Residential (Note 4) common stock valued at $6.89 per share.

During 2010 and 2009, Newcastle repurchased an aggregate of $787.8 million face amount of its outstanding CDO debt and junior subordinated notes at a discount and recorded $521.1 million of aggregate gain. The gain recorded upon such cancellation of indebtedness is characterized as ordinary income for tax purposes. In compliance with current tax laws, Newcastle has the ability to defer such ordinary income to future years and has deferred all or a portion of such gain for 2010 and 2009. However, cancellation of indebtedness income recognized on or after January 1, 2011 cannot be deferred and must generally be recognized as ordinary income in the year of such cancellation. During 2011, Newcastle repurchased $188.9 million face amount of its outstanding CDO debt and notes payable at a discount and recorded $81.1 million of gain for tax purposes, of which only $66.1 million gain relating to $171.8 million face amount of debt repurchased was recognized for GAAP purposes. During 2012, Newcastle repurchased $39.3 million face amount of Newcastle CDO debt and notes payable at a discount and recorded a $24.1 million gain on extinguishment of debt for GAAP, of which only $23.2 million of gain relating to $34.1 million face amount of debt repurchased was recognized for tax purposes. During 2013, Newcastle repurchased $35.9 million face amount of Newcastle CDO debt and notes payable at a discount and recorded a $4.6 million gain on extinguishment of debt for GAAP and tax purposes.

In addition, Newcastle may recognize material ordinary income from the cancellation of debt within its non-recourse financing structures, including its subprime securitizations, while losses on the related collateral may be recognized as capital losses. Through December 31, 2013, $101.9 million of debt in Newcastle’s subprime securitizations has been cancelled as a result of losses incurred on the underlying assets in the securitization trusts.

As of December 31, 2012, Newcastle had a loss carryforward, inclusive of net operating loss and capital loss, of approximately $750.2 million. The net operating loss carryforward and capital loss carryforward can generally be used to offset future ordinary taxable income and taxable capital gains, for up to 20 years and 5 years, respectively. The amounts of net operating loss carryforward and net long-term capital loss carryforward as of December 31, 2013 are subject to the finalization of the 2013 tax returns. The net operating loss carryforward and capital loss carryforward will begin to expire in 2029 and 2015, respectively.

In January 2013, an “ownership change” for purposes of Section 382 of the Code occurred. The provisions of Section 382 of the Code will impose an annual limit on the amount of net operating loss and net capital loss carryforwards that Newcastle can use to offset future taxable income. Such limitation may increase Newcastle’s dividend distribution requirement in the future. Newcastle does not believe that the limitation as a result of the January 2013 ownership change will prevent it from satisfying the REIT distribution requirement for the current year and future years.

The Media and Golf businesses are held through TRSs and, as such, are subject to regular corporate income taxes. At December 31, 2013, Newcastle’s TRSs had approximately $540.2 million of net operating loss carryforwards for federal and state income tax purposes which may be available to offset future taxable income, if any. These federal and state net operating loss carryforwards will begin to expire in 2018. A significant portion of these net operating losses are subject to the limitations of the Code Section 382. This section provides substantial limitations on the availability of net operating losses to offset current taxable income if significant ownership changes have occurred for federal tax purposes.

Newcastle and its TRSs file income tax returns with the U.S. federal government and various state and local jurisdictions. Newcastle is no longer subject to tax examinations by tax authorities for years prior to 2010. Generally, Newcastle has assessed its tax positions for all open years, which includes 2010 to 2013, and concluded that there are no material uncertainties to be recognized.

During the years ended December 31, 2013, 2012 and 2011, Newcastle’s TRSs recorded approximately $2.1 million (gross of $1.1 million of income tax expense related to discontinued operations), $0 and $0, respectively, of income tax expense. Generally, the Newcastle’s effective tax rate differs from the federal statutory rate as a result of state and local taxes and non-taxable REIT income.

118

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
The difference between Newcastle’s reported provision for income taxes and the U.S. federal statutory rate of 35% is as follows:

	December 31,
	2013	2012	2011
Provision at the statutory rate	35.00%	35.00%	35.00%
Non-taxable REIT income	(33.88%)	(35.00%)	(35.00%)
State and local taxes	0.21%	—	—
Other	0.40%	—	—
Total provision	1.73%	0.00%	0.00%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2013 are presented below:

December 31, 2013
Deferred tax assets:
Allowance for loan losses	$2,076
Depreciation and amortization	94,880
Leaseholds	6,489
Accrued expenses	23,816
Deposits	7,787
Net operating losses	211,560
Other	17,036
Total deferred tax assets	363,644
Less valuation allowance	(363,192)
Net deferred tax assets	$452

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible.

Newcastle had recorded a valuation allowance against a significant portion of its deferred tax assets as of December 31, 2013 as management does not believe that it is more likely than not that the deferred tax assets will be realized.

During the period from November 26, 2013 to December 31, 2013, the valuation allowance decreased by $4.4 million primarily related to activity in the net operating loss carryforwards of the TRSs.

The following table summarizes the change in the deferred tax asset valuation allowance:

Valuation allowance at December 31, 2012	$—
Increase due to business acquisitions	367,541
Other decrease	(4,349)
Valuation allowance at December 31, 2013	$363,192
119

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
20. RECENT ACTIVITIES

These financial statements include a discussion of material events which have occurred subsequent to December 31, 2013 (referred to as “subsequent events”) through the issuance of these consolidated financial statements. Events subsequent to that date have not been considered in these financial statements.

On February 13, 2014, Newcastle completed the spin-off of its media business, as detailed in Note 4, and establishment of New Media as a separate, publicly traded company (NYSE:NEWM). The spin-off was effected as a taxable pro rata distribution by Newcastle of all of the outstanding shares of common stock it held of New Media to Newcastle’s common stockholders of record at the close of business on February 6, 2014. The distribution ratio was 0.0722 shares of New Media common stock for each share of Newcastle common stock.

In January 2014, Newcastle completed the acquisitions of two senior housing properties for an aggregate purchase price of approximately $23.0 million plus acquisition costs. Each of these acquisitions was accounted for as a business combination, under which all assets acquired and liabilities assumed are recognized at their acquisition-date fair value with acquisition-related costs being expensed as incurred.

In January 2014, Newcastle sold $503.0 million face amount of the remaining FNMA/FHLMC securities at an average price of 105.82% for total proceeds of $532.2 million and repaid $516.1 million of associated repurchase agreements. Newcastle recognized a net gain of approximately $1.9 million on the sale of these securities.

In January 2014, Intrawest, a portfolio company of a private equity fund managed by an affiliate of Newcastle’s Manager completed a $37.5 million primary offering and a $150.0 million secondary offering. At December 31, 2013, Newcastle had an outstanding investment balance of $185.6 million in Intrawest’s debt. Following Intrawest’s public offerings, Newcastle received total cash of $83.3 million, which reduced the face of the debt balance down to $99.4 million.

In January 2014, Newcastle financed an additional $50.0 million face amount of previously repurchased CDO bonds payable with repurchase agreements for $30.8 million. These repurchase agreements bear interest at one month LIBOR + 1.65%, mature in March 2014 and are subject to customary margin provisions.

120

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
21. SUMMARY QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following is unaudited summary information on Newcastle’s quarterly operations.

2013	Quarter Ended				Year Ended
	March 31 (A)	June 30 (A)	September 30 (A)	December 31	December 31
Interest income	$61,332	$62,824	$47,486	$42,073	$213,715
Interest expense	22,710	21,998	20,555	24,119	89,382
Net interest income (expense)	38,622	40,826	26,931	17,954	124,333
Impairment (reversal)	2,773	3,201	(12,998)	(12,745)	(19,769)
Other revenues	13,500	14,013	24,912	34,898	87,323
Other income (loss) (B)	5,770	8,090	6,710	14,731	35,301
Property operating expenses	8,363	8,409	15,804	21,142	53,718
Depreciation and amortization	4,079	4,070	7,732	11,247	27,128
Other operating expenses	14,812	19,107	16,217	22,008	72,144
Income tax expense	—	—	1,213	(175)	1,038
Income (loss) from continuing operations	27,865	28,142	30,585	26,106	112,698
Income (loss) from discontinued operations, net of tax	10,148	25,581	(1,341)	5,255	39,643
Preferred dividends	(1,395)	(1,395)	(1,395)	(1,395)	(5,580)
Net income attributable to noncontrolling interests	—	—	—	(928)	(928)
Income (loss) applicable to common stockholders	$36,618	$52,328	$27,849	$29,038	$145,833
Net income (loss) per share of common stock
Basic	$0.16	$0.20	$0.09	$0.09	$0.53
Diluted	$0.15	$0.20	$0.09	$0.09	$0.51
Income (loss) from discontinued operations per share of common stock
Basic	$0.04	$0.10	$—	$0.01	$0.14
Diluted	$0.04	$0.10	$—	$0.01	$0.14
Weighted average number of shares of common stock outstanding
Basic	235,137	259,228	293,374	318,687	276,881
Diluted	240,079	265,396	301,028	325,601	283,310

2012	Quarter Ended				Year Ended
	March 31 (A)	June 30 (A)	September 30 (A)	December 31	December 31
Interest income	$72,862	$77,956	$72,947	$59,186	$282,951
Interest expense	30,165	29,462	28,411	21,886	109,924
Net interest income (expense)	42,697	48,494	44,536	37,300	173,027
Impairment	(7,080)	8,499	5,014	(12,097)	(5,664)
Other revenues	509	515	8,071	10,980	20,075
Other income (loss) (B)	28,536	(4,882)	234,008	4,632	262,294
Property operating expenses	225	232	5,043	7,443	12,943
Depreciation and amortization	2	2	2,385	4,586	6,975
Other operating expenses	8,237	11,575	11,926	14,462	46,200
Income (loss) from continuing operations	70,358	23,819	262,247	38,518	394,942
Income (loss) from discontinued operations	3,113	6,620	10,974	18,461	39,168
Preferred dividends	(1,395)	(1,395)	(1,395)	(1,395)	(5,580)
Income (loss) applicable to common stockholders	$72,076	$29,044	$271,826	$55,584	$428,530
Net income (loss) per share of common stock
Basic	$0.68	$0.21	$1.65	$0.32	$2.97
Diluted	$0.68	$0.21	$1.63	$0.32	$2.94
Income (loss) from discontinued operations per share of common stock
Basic	$0.03	$0.05	$0.07	$0.11	$0.27
Diluted	$0.03	$0.05	$0.07	$0.11	$0.27
Weighted average number of shares of common stock outstanding
Basic	105,181	134,115	164,238	172,519	144,146
Diluted	105,670	135,173	166,429	175,413	145,766

(A)	The Income Available for Common Stockholders shown agrees with Newcastle’s quarterly report(s) on Form 10-Q as filed with the Securities and Exchange Commission. However, individual line items may vary from such report(s) due to the operations of properties sold, or classified as held for sale, during subsequent periods being retroactively reclassified to Income for Discontinued Operations for all periods presented (Note 8).
(B)	Including equity in earnings of unconsolidated subsidiaries.
121

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)
22. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information was derived from the application of pro forma adjustments to the consolidated financial statements of Newcastle. The unaudited pro forma condensed consolidated statement of income should be read in conjunction with the other information contained in these financial statements and related notes and with Newcastle’s historical consolidated financial statements.

The unaudited pro forma information set forth below reflects the historical information of Newcastle, as adjusted to give effect to the following transactions:

•	The spin-off of New Residential from Newcastle in May 2013,
•	The acquisition of the Holiday Portfolio in December 2013,
•	The 17-year triple net master leases related to the Holiday Portfolio, and

The unaudited pro forma condensed consolidated statement of income gives effect to the above transactions as if they had occurred on January 1, 2013.

In the opinion of management, all adjustments necessary to reflect the effects of the transactions described above have been included and are based upon available information and assumptions that Newcastle believes are reasonable.

Further, the historical financial information presented herein has been adjusted to give pro forma effect to events that Newcastle believes are factually supportable and which are expected to have a continuing impact on Newcastle’s results. However, such adjustments are estimates and may not prove to be accurate. Information regarding these adjustments is subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.

These unaudited pro forma condensed consolidated financial statements are provided for information purposes only. The unaudited pro forma condensed consolidated statement of income does not purport to represent what Newcastle’s results of operations would have been had such transactions been consummated on the date indicated, nor does it represent the results of operations of either Newcastle or New Residential for any future date or period.

122

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 and 2011
(dollars in tables in thousands, except per share data)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Year ended December 31, 2013

		Pro Forma Adjustments

	Newcastle Consolidated Historical (A)	New Residential Spin-off (B)	Holiday Portfolio Acquisition(H)		Newcastle Consolidated Pro Forma
Interest income	$213,715	$(12,019)	$—		201,696
Interest expense	89,382	(2,152)	33,844	(C)	121,074
Net interest income	124,333	(9,867)	(33,844)		80,622
Impairment (Reversal)
Valuation allowance (reversal) on loans	(25,035)	—	—		(25,035)
Other-than-temporary impairment on securities	5,222	(3,756)	—		1,466
Impairment of long-lived assets	—	—	—		—
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of the reversal of other comprehensive loss into net income (loss)	44	—	—		44
	(19,769)	(3,756)	—		(23,525)
Net interest income (loss) after impairment/reversal	144,102	(6,111)	(33,844)		104,147
Other Revenues
Rental income	74,936	—	87,625	(D)	162,561
Care and ancillary income - senior housing	12,387	—	—		12,387
Total other revenues	87,323	—	87,625		174,948
Other Income (Loss)
Gain (loss) on settlement of investments, net	17,369	(58)	—		17,311
Gain on extinguishment of debt	4,565	—	—		4,565
Other income (loss), net	13,367	—	—		13,367
	35,301	(58)	—		35,243
Expenses
Loan and security servicing expense	3,857	(108)	—		3,749
Property operating expenses	53,718	—	—		53,718
General and administrative expense	35,196	(38)	—		35,158
Management fee to affiliate	33,091	(4,134)	4,038	(E)	32,995
Depreciation and amortization	27,128	—	48,264	(F)	75,392
	152,990	(4,280)	52,302		201,012
Income (loss) from continuing operations before income tax	113,736	(1,889)	1,479		113,326
Income tax expense	1,038	—	—		1,038
Income from continuing operations	112,698	(1,889)	1,479		112,288
Income from discontinued operations	39,643	—	—		39,643
Net income	152,341	(1,889)	1,479		151,931
Preferred dividends	(5,580)	—	—		(5,580)
Net income attributable to noncontrolling interests	(928)	—	—		(928)
Income (loss) applicable to common stockholders	$145,833	$(1,889)	$1,479		$145,423

Income (loss) from continuing operations per share of common stock, after preferred dividends and noncontrolling interest
Basic	0.39				0.32	(G)
Diluted	0.37				0.32	(G)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	276,881,294				328,481,457	(G)
Diluted	283,309,645				334,909,808	(G)

See notes on next page.

123

(A)	Represents Newcastle’s historical consolidated statement of income for the year ended December 31, 2013, excluding discontinued operations.
(B)	Represents the portion of New Residential’s historical consolidated statement of income for the period from January 1, 2013 to May 15, 2013 that is not included in Newcastle’s income (loss) from discontinued income. After the May 15, 2013 spin-off of New Residential from Newcastle, no results of New Residential have been reported in Newcastle’s consolidated statement of income.
(C)	Represents the estimated interest expense on the loan related to the acquisition of the Holiday Portfolio including the estimated amortization of deferred financing costs.
(D)	Represents the estimated rental income from the independent senior housing properties acquired under a triple net lease agreement for the year ended December 31, 2013.
(E)	Represents the estimated management fees for the year ended December 31, 2013 that Newcastle would have paid Fortress Investment Group LLC as a result of the public offering of common stock in November 2013.
(F)	Represents the estimated depreciation expense for the year ended December 31, 2013 based on the carrying value of the assets acquired and their estimated useful life.
(G)	Weighted average number of shares of common stock outstanding and income from continuing operations per share of common stock, after preferred dividends and noncontrolling interest, were adjusted retrospectively to reflect the issuance of 57,950,952 shares on November 22, 2013, the proceeds of which were used to fund a portion of the purchase price for the Holiday Portfolio. Weighted average number of shares of common stock outstanding and income from continuing operations per share of common stock, after preferred dividends and noncontrolling interest were not adjusted to include potential additional diluted shares as a result of the changes to outstanding Newcastle options from the spin-offs. The number of additional diluted shares will depend on various factors, including the share prices of Newcastle or New Residential and subsequent to the spin-offs.
(H)	The effect of the Holiday Portfolio acquisition on 2012 revenue if Newcastle had consummated the acquisition as of January 1, 2012 would have been $89.3 million. The effect of this acquisition on income from continuing operations would have been $0.1 million.
124